As filed with the Securities and Exchange Commission on February 6, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENESTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	2879	20-2079805
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

23460 N 19th Ave., Suite 110

Phoenix, AZ 85027

(928) 779-4143

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Kenneth Siegel

Chief Executive Officer

SenesTech, Inc.

23460 N 19th Ave., Suite 110

Phoenix, AZ 85027

(928) 779-4143

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Chris Hall Kara Tatman Perkins Coie LLP 1120 NW Couch Street, 10th Floor Portland, Oregon 97209 (503) 727-2000	Jeffrey J. Fessler, Esq. Nazia Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Tel: (212) 653-8700 Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company.” See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Units consisting of:	$4,000,000	$519.20
(i) Common Stock, par value $0.001 (2)
(ii) Warrants to purchase shares of Common Stock (3)	—	—
Class B Units consisting of:
(i) Pre-funded Warrants to purchase Common Stock
(ii) Warrants to purchase shares of Common Stock (3)	—	—
Placement Agent Warrants to purchase Common Stock (4)	—	—
Common Stock issuable upon exercise of Pre-funded Warrants to purchase Common Stock (2)
Common Stock issuable upon exercise of Warrants to purchase Common Stock included in the Class A Units and Class B Units (2)	$4,000,000	$519.20
Common Stock issuable upon exercise of Placement Agent Warrants to purchase Common Stock (2)	$375,000	$48.68
Total (5)	$8,375,000	$1,087.08

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	The proposed maximum aggregate offering price of the Class A Units will be reduced on a dollar-for-dollar basis based on the offering price of any Class B Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Class B Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A Units sold in the offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2020

PRELIMINARY PROSPECTUS

SenesTech, Inc.

Up to               Class A Units consisting of Common Stock and Warrants or

Up to               Class B Units consisting of Pre-Funded Warrants and Warrants (or some combination of Class A Units and Class B Units)

(Up to               shares of Common Stock Underlying the Pre-Funded Warrants) and

(Up to               shares of Common Stock Underlying the Warrants)

We are offering in a best-efforts offering up to             Class A Units with each Class A Unit consisting of one share of our common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of our Common Stock at an exercise price of $       per share (the “Warrant”). The Class A Units will not be certificated and the share of Common Stock and the Warrant comprising such unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) or otherwise at such purchaser’s election, Class B Units, with each Class B Unit consisting of one pre-funded warrant to purchase one share of our Common Stock (the “Pre-Funded Warrant”) and one Warrant to purchase one share of Common Stock. The purchase price for each Class B Unit would equal the public offering price per Class A Unit in this offering less the $         per share exercise price of the Pre-Funded Warrant included in the Class B Unit, and the exercise price of each Pre-Funded Warrant would equal $        per share. We are also offering the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants being offered by this prospectus. The Class B Units will not be certificated and the Pre-Funded Warrants and the Warrants comprising such unit are immediately separable and will be issued separately in this offering. Each purchase of Class B Units in this offering will reduce the number of Class A Units in this offering on a one-for-one basis.

The Warrants contained in the Class A and the Class B Units (collectively, the “Units”) will be exercisable immediately and will expire five years from the date of issuance.

Assuming we sell all $              of Class A Units (and no Class B Units) being offered in this offering at an assumed public offering price of $        per Class A Unit, the last reported sale price of Common Stock on The Nasdaq Capital Market on           , 2020, we would issue in this offering an aggregate of         shares of our Common Stock, Warrants to purchase        shares of our Common Stock. There is no minimum number of Class A Units or Class B Units or aggregate amount of proceeds for this offering to close.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SNES.” On February 5, 2020, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $6.52 per share. The public offering price per Class A Unit or Class B Unit, as the case may be, will be determined between us, the placement agent and the investors based on the closing price of our Common Stock prior to pricing and market conditions at the time of pricing, among other things, and may be at a discount to the current market price of our Common Stock or the assumed public offering price used in this prospectus. Therefore, the recent market price of Common Stock used throughout this prospectus may not be indicative of the final offering price of the Class A or Class B Units. There is no public trading market for the Pre-Funded Warrants or Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants or Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants and Warrants will be limited.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. Please read “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$
Placement agent’s fees(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	In addition, we have agreed to reimburse the placement agent certain offering-related expenses, including a management fee of 1% of the gross proceeds raised in this offering, and to issue the placement agent or its designees warrants to purchase a number of shares of Common Stock equal to 7.5% of the number of the number of shares of Common Stock and Pre-Funded Warrants sold in this offering. See “Plan of Distribution” beginning on page 75 of this prospectus for a description of compensation payable to the placement agent.

One or more of our directors and executive officers have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

Delivery of the securities is expected on or about                  , 2020, subject to satisfaction of certain conditions.

H.C. Wainwright & Co.

The date of this prospectus is                      , 2020

You should read this prospectus before making an investment in the securities of SenesTech, Inc. Please read “Where You Can Find Additional Information” on page 77 for more information. We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

On February 4, 2020, we amended our amended and restated certificate of incorporation to effect a 1-for-20 reverse split of our issued and outstanding shares of our Common Stock. All share and per share data in this prospectus gives effect to the reverse stock split.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context requires otherwise, references in this prospectus to “Registrant,” “SenesTech,” “Company,” “we,” “us” and “our” refer to SenesTech, Inc.

Overview

We have developed and are seeking to commercialize a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control. Although there are myriad tools available to control rat populations, most rely on some form of lethal method to achieve effectiveness. Each of these solutions is inherently limited by rat species’ resilience and survival mechanisms as well as their extraordinary rate of reproduction. ContraPest®, our initial product, is unique in the pest control industry in attacking the reproductive systems of both male and female rats, resulting in a sustained reduction of the rat population.

Rats have plagued humanity throughout history. They pose significant threats to the health and food security of many communities. In addition, rodents cause significant product loss and damage through consumption, contamination, equipment damage and asset deterioration. Rats also cause significant damage to critical infrastructure by burrowing beneath foundations and gnawing on electrical wiring, insulation, fire proofing systems, electronics and computer equipment.

The most prevalent solution to rat infestations is the use of increasingly powerful rodenticides. Although these solutions provide short term results, there are growing concerns about secondary exposure and bioaccumulation of rodenticides in the environment. The pest management industry and Pest Management Professionals (PMPs) are being asked for new solutions that are both effective and less toxic. Our goal is to provide customers with not only a solution to combat their most difficult rat problems, but also offer a non-lethal option to serve customers that are looking to decrease or remove the amount of rodenticide used in their pest control programs.

ContraPest is a liquid bait containing the active ingredients 4-vinylcyclohexene diepoxide (VCD) and triptolide. ContraPest limits reproduction of male and female rats beginning with the first breeding cycle following consumption. ContraPest is being marketed for use in controlling Norway and roof rat populations. SenesTech began the registration process with the United States Environmental Protection Agency (EPA) for ContraPest on August 23, 2015. On August 2, 2016, the EPA granted an unconditional registration for ContraPest as a Restricted Use Product (RUP), due to the need for applicator expertise for deployment. On October 18, 2018, the EPA approved the removal of the RUP designation. We believe ContraPest is the first and only non-lethal, fertility control product approved by the EPA for the management of rat populations.

In addition to the EPA registration, ContraPest must obtain registration from the various state regulatory agencies prior to selling in each state. As of the date of this prospectus, we have received registration for ContraPest in all 50 states and the District of Columbia, 47 of which have approved the removal of the RUP designation.

We expect to continue to pursue regulatory approvals and amendments to the existing U.S. registration for ContraPest, and if ContraPest begins to generate sufficient revenue, regulatory approvals for additional jurisdictions beyond the U.S. The Company also continues to research and develop enhancements to ContraPest that align with our target verticals and other potential fertility control options for additional species.

Corporate and Other Information

We were incorporated in Nevada in July 2004 and reincorporated in Delaware in November 2015. Our principal executive offices are located at 23460 N 19th Ave., Suite 110, Phoenix, AZ 85027, and our telephone number is (928) 779-4143. Our corporate website address is www.senestech.com. The information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we have elected to comply with certain reduced disclosure and regulatory requirements for this prospectus and future filings, including only presenting two years of audited financial statements and related financial information, not having our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and not holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reduced requirements until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Under Section 107(b) of the JOBS Act, “emerging growth companies” may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

THE OFFERING

Class A Units offered by us in this offering:

We are offering up to $             of Class A Units and Class B Units. Each Class A Unit consists of one share of our Common Stock, par value $0.001 per share (the “Common Stock”) and one warrant to purchase one share of our Common Stock (the “Warrant”). The Class A Units will not be certificated and the shares of Common Stock and Warrants comprising of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our Common Stock issuable upon the exercise of the Warrants included in the Class A Units.

Assuming we sell all $             of Class A Units (and no Class B Units) being offered in this offering at an assumed public offering price of $             per Class A Unit, the last reported closing price of our Common Stock on The Nasdaq Capital Market on               , 2020, we would issue in this offering an aggregate of              shares of our Common Stock and Warrants to purchase              shares of our Common Stock. There is no minimum number of Class A Units or Class B Units or aggregate amount of proceeds for this offering to close.

Class B Units offered by us in this offering:

We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering or otherwise at such purchaser’s election, Class B Units. Each Class B Unit consists of one pre-funded warrant (“Pre-Funded Warrant”) to purchase one share of our Common Stock and one Warrant to purchase one share of our Common Stock. The purchase price for each Class B Unit would equal the per unit public offering price for the Class A Units in this offering less the $             per share exercise price of the Pre-Funded Warrant included in the Class B Unit, and the exercise price of each Pre-Funded Warrant would equal $             per share. For each Class B Unit we sell, the number of Class A Units we are offering will be decreased on a one-for-one basis.

The Class B Units will not be certificated and the Pre-Funded Warrant and Warrants included in such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our Common Stock issuable upon exercise of the Warrants and the Pre-Funded Warrant included in the Class B Units.

Warrants:	Each Warrant (other than the Pre-Funded Warrant) included in the Class A Units and Class B Units (collectively, the “Units”) will have an exercise price equal to $ , will be exercisable upon issuance, and will expire five years from the date of issuance.

Common stock to be outstanding after this offering:	shares of Common Stock.

Use of proceeds:

Assuming we sell all $         of Class A Units (and no Class B Units) being offered in this offering at an assumed public offering price of $              per Class A Unit, the last reported closing price of our Common Stock on The Nasdaq Capital Market on              , 2020, we estimate that we will receive net proceeds from the initial sale of Units in this offering of approximately $              after deducting the placement agent fees and estimated offering expenses payable by us. We intend the net proceeds from this offering to be used for working capital and general corporate purposes, including our commercialization efforts of ContraPest. See “Use of Proceeds.”

Insider Participation:	One or more of our directors and executive officers have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

Risk factors:	An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Market and Trading Symbol:

Our shares of Common Stock are traded on The Nasdaq Capital Market under the symbol “SNES.”

The Units will not be certificated and the securities included in such units are immediately separable and will be issued separately in this offering. There is no established trading market for the Pre-Funded Warrants or Warrants, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants or Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants and Warrants will be extremely limited.

The number of shares of Common Stock outstanding after the offering is based on 1,592,170 shares outstanding as of February 5, 2020, and excludes as of such date:

●	136,359 shares of Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $27.85 per share;

●	3,877 shares of Common Stock issuable upon the vesting of restricted stock units;

●	679,989 shares of Common Stock issuable upon the exercise of outstanding Common Stock warrants at a weighted-average exercise price of $22.65 per share (see “Description of Capital Stock — Outstanding Warrants”); and

●	33,758 shares of Common Stock available for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”).

As of February 5, 2020, the total number of our outstanding shares of Common Stock was 1,592,170. All share and per share data has been restated to reflect our 1-for-20 reverse stock split effectuated on February 4, 2020.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no exercises by the placement agent of its option to purchase additional securities and (ii) no sale of any Class B Units.

RISK FACTORS

Investing in our securities involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below, together with other information in this prospectus and the information. These risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors.

Risks Relating to our Business

Our future success is dependent on the commercialization of ContraPest and regulatory approval and commercialization of our other product candidates.

The EPA granted registration approval for ContraPest effective August 2, 2016, and as of July 12, 2018, we have received registration for ContraPest in all 50 states and the District of Columbia. However, we have not yet had meaningful sales of ContraPest, which is our only product to date that is available for commercialization and the generation of revenue.

We cannot commercialize our other product candidates in the U.S. without first obtaining regulatory approval for each product and each use pattern from the EPA or, if applicable, the Food and Drug Administration, or FDA, and from any related applicable state authorities. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, the law requires that applicants demonstrate through laboratory and field studies and related data showing that the product candidate will perform its intended function without causing unreasonable adverse effects on the environment. The EPA or a comparable foreign regulatory authority may require more information, including additional data to support approval that may delay or prevent approval.

ContraPest and our other product candidates, if approved, may not achieve adequate market acceptance necessary for commercial success.

Even following receipt of regulatory approval for ContraPest or future regulatory approval of our other product candidates, such products may not gain market acceptance. Market acceptance of any of our product candidates for which we receive approval depends on a number of factors, including:

●	The potential and perceived advantages of product candidates over alternative or complementary products;

●	The effectiveness of our sales and marketing efforts and those of our collaborators;

●	The efficacy and safety of such product candidates as demonstrated in trials;

●	The uses, indications or limitations for which the product candidate is approved;

●	Product labeling or product insert requirements of the EPA or other regulatory authorities;

●	The timing of market introduction of our products as well as future competitive or alternative products;

●	Relative convenience and ease of use; and

●	Unfavorable publicity relating to the product.

If we cannot successfully commercialize our products, especially ContraPest, we will not become profitable.

If any of our approved product candidates fail to achieve sufficient market acceptance, we will not be able to generate significant revenues or become profitable. The commercial success of ContraPest will depend on a number of factors, including the following:

●	The development of a viable commercial strategy and the successful establishment of a commercial organization;

●	Our success in educating end users about the benefits, administration and use of ContraPest;

●	The effectiveness of our own or our potential strategic partners’ marketing, sales and distribution strategy and operations;

●	Establishment of a commercially viable pricing;

●	Our ability to manufacture quantities of ContraPest using commercially acceptable processes and at a scale sufficient to meet anticipated demand and enable us to reduce our cost of manufacturing; and

●	A continued acceptable safety profile of ContraPest.

Many of these factors are beyond our control. If we are unable to successfully commercialize ContraPest, we may not be able to earn sufficient revenues or profits to continue our business.

Depending on the commercial success of ContraPest, we may require additional capital to fund our operations. Failure to obtain this necessary capital if needed may force us to delay, limit, or terminate our product development efforts or other operations.

Commercialization of ContraPest and developing further product candidates, including conducting experiments and field studies, obtaining and maintaining regulatory approval and commercializing any products approved for sale, is a time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses to continue and to increase in connection with our ongoing activities, particularly as we advance our commercialization activities. We may expand our operations, and as a result of many factors, some of which may be currently unknown to us, our expenses may be higher than expected. Securing additional financing may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates, including ContraPest. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

●	Significantly delay, scale back or discontinue the development or commercialization of our product candidates, including ContraPest;

●	Seek strategic partners for the manufacturing, sales and distribution of ContraPest or any of our other product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; and

●	Relinquish, or license on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

The occurrence of any of the events described above would have a material adverse effect on our business, operating results and prospects and on our ability to develop our product candidates.

ContraPest is the first product we have marketed, and if we are unable to establish and maintain an effective sales force and marketing and distribution infrastructures, or enter into and rely upon acceptable third party relationships, we may be unable to generate any revenue.

We are continuing to develop a functional infrastructure for the sales, marketing, and distribution of our products and the cost of establishing and maintaining such an infrastructure may exceed the cost-effectiveness of doing so. In order to market ContraPest and any other products that may be approved by the EPA and comparable foreign regulatory authorities, we must continue to build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for which we would incur substantial costs. If we are unable to establish and maintain adequate sales, marketing, and distribution capabilities, whether independently or with third parties, we may not be able to generate additional product revenue and may not become profitable. Without an effective internal commercial organization or the support of a third party to perform sales and marketing functions, we may be unable to compete successfully against more established companies.

Regulatory approval processes of the EPA and comparable foreign regulatory authorities are lengthy, time-consuming and unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business may fail.

Although we obtained EPA approval for ContraPest in less than one year, the EPA review process for a product with one or more new active ingredients typically takes approximately two years to complete and approval is never guaranteed. Our other product candidates could fail to receive marketing approval from the EPA or, with respect to ContraPest or our other product candidates, from a comparable foreign regulatory authority for many reasons, including:

●	Disagreement over the design or implementation of our trials;

●	Failure to demonstrate a product candidate is safe;

●	Failure to demonstrate a product candidate’s benefits outweigh its risks;

●	Disagreement over our interpretation of data;

●	Disagreement over whether to accept efficacy results from trials;

●	The insufficiency of data collected from trials to obtain regulatory approval;

●	Irreparable or critical compliance issues relating to our manufacturing process; or

●	Changes in the approval policies or regulations that render our data insufficient for approval.

Any of these factors, some of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any of our product candidates. Any such setback in our pursuit of regulatory approval could have a material adverse effect on our business and prospects.

Even following receipt of any regulatory approval for ContraPest and our other product candidates, we will continue to face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even following receipt of any regulatory approval for ContraPest or our product candidates, such products will be subject to ongoing requirements by the EPA and comparable state and foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of any product will continue to be closely monitored by the EPA and comparable foreign regulatory authorities after approval. If the EPA or comparable foreign regulatory authorities become aware of new safety information after approval of ContraPest or any other product candidate, a number of potentially significant negative consequences could result, including:

●	We may be forced to suspend marketing of such product;

●	Regulatory authorities may withdraw their approvals of such product after certain procedural requirements have been met;

●	Regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such product;

●	The EPA or other regulatory bodies may issue safety alerts, press releases or other communications containing warnings about such product;

●	The EPA may require the establishment or modification of restricted use or a comparable foreign regulatory authority may require the establishment or modification of a similar strategy that may, for instance, restrict distribution of our product and impose burdensome implementation requirements on us;

●	We may be required to change the way the product is administered or conduct additional trials;

●	We could be sued and held liable for harm caused;

●	We may be subject to litigation or product liability claims; and

●	Our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Moreover, existing government regulations may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of ContraPest or any other product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and/or be subject to fines or enhanced government oversight and reporting obligations, which would adversely affect our business, prospects, and ability to achieve or sustain profitability.

Even following receipt of any regulatory approval for ContraPest and our other product candidates, we will continue to be subject to regulation of our manufacturing processes and advertising practices.

As a manufacturer of pest control products, we are subject to continual government oversight and periodic inspections by the EPA and other regulatory authorities. If we or a regulatory agency discover problems with a facility where our products are manufactured, a regulatory agency may impose restrictions on the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing until certain procedural requirements have been met. The occurrence of any such event or penalty could limit our ability to market ContraPest or any other product candidates and generate revenue.

In addition, the EPA strictly regulates the advertising and promotion of pest control products, and these pest control products may only be marketed or promoted for their EPA approved uses, consistent with the product’s approved labeling. Advertising and promotion of any product candidate that obtains approval in the U.S. will be heavily scrutinized by the EPA, other applicable state regulatory agencies and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement actions, inquiries and investigations, and civil, criminal and/or administrative sanctions imposed by the EPA.

Failure to obtain regulatory approval in foreign jurisdictions would prevent ContraPest or any other product candidates from being marketed in those jurisdictions.

To market and sell our products globally, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain EPA approval. Obtaining foreign regulatory approvals and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties, and cost for us and could delay or prevent the introduction of our products in certain countries. Approval by the EPA does not ensure approval by regulatory authorities in other countries or jurisdictions, but EPA approval may influence decisions by the foreign regulatory authority. If we are unable to obtain approval of ContraPest or for any of our other product candidates by regulatory authorities in the world market, the commercial prospects of that product candidate may be significantly diminished and our business prospects could decline.

We have internal manufacturing capabilities to meet our current demand for ContraPest, however, we must develop additional manufacturing capability or rely upon third parties to manufacture our products to meet future demand.

Our existing internal manufacturing platform is adequate for meeting our current demand for ContraPest. We may be required to spend significant time and resources to expand these manufacturing facilities to fully meet future demand. If we are unable to develop full-scale manufacturing capabilities, we may not be able to meet demand of our products without relying on third party manufacturers, which could adversely affect our operations or financial condition.

We will need to expand our operations and grow the size of our organization, and we may experience difficulties in managing this growth.

As of January 31, 2020, we had 31 full-time and four part-time employees. As our development and commercialization plans and strategies develop, we will need additional managerial, operational, sales, marketing, scientific, financial headcount and other resources. Our management, personnel, and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

●	Identifying, recruiting, maintaining, motivating and integrating additional employees with the expertise and experience we will require;

●	Managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

●	Managing additional relationships with various strategic partners, suppliers and other third parties;

●	Managing our trials effectively, which we anticipate being conducted at numerous field study sites;

●	Improving our managerial, development, operational, marketing, production and finance reporting systems and procedures; and

●	Expanding our facilities.

Our failure to accomplish any of these tasks could prevent us from successfully growing our business.

We depend on key personnel to operate our business. If we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the contributions of our significant employees, as well as our ability to attract and retain highly skilled and experienced sales, research and development, and other personnel in the U.S. and internationally. All of our employees are free to terminate their employment relationship with us at any time, subject to any applicable notice requirements, and their knowledge of our business and industry would be difficult to replace. If one or more of our executive officers or significant employees terminates his or her employment or becomes disabled or experiences long-term illness, we may not be able to replace their expertise, fully integrate new personnel or replicate the prior working relationships, and the loss of their services might significantly delay or prevent the achievement of our research, development and business objectives. Qualified individuals with the breadth of skills and experience in our industry that we require are in high demand, and we may incur significant costs to attract them. Many of the other companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a more established history in the industry. They also may provide more diverse opportunities and better chances for career advancement. Additionally, our facilities are located in Arizona, which may make attracting and retaining qualified scientific and technical personnel from outside of Arizona difficult. Our failure to attract or retain key personnel could impede the achievement of our research, development and commercialization objectives.

We have not fully assessed our internal control over financial reporting. If we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. There are currently no material weaknesses in our internal controls over financial reporting and we are in the process of implementing measures designed to further improve our internal control over financial reporting.

Our annual report on Form 10-K for the year ended December 31, 2018 did not include an attestation report of the company’s registered public accounting firm due to a transition period established by rules of the SEC for smaller reporting companies and emerging growth companies. As a result, we have not yet fully assessed our internal control over financial reporting and are unable to assure that the measures we have taken to date, together with any measures we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting, or to avoid potential future material weaknesses.

If we are unable to develop and maintain an effective system of internal control over financial reporting, successfully remediate any existing or future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports and Nasdaq listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result.

We may be subject to legal proceedings in the ordinary course of our business that could result in significant harm to our business, financial condition and operating results.

We could be subject to legal proceedings and claims from time to time in the ordinary course of our business, including actions arising from tort, contract or other claims. See “Legal Proceedings” elsewhere in this prospectus for more information. Litigation is expensive, time consuming, and could divert management’s attention away from running our business. The outcome of litigation or other proceedings is subject to significant uncertainty, and it is possible that an adverse resolution of one or more such proceedings could result in reputational harm and/or significant monetary damages, injunctive relief or settlement costs that could adversely affect our results of operations or financial condition as well as our ability to conduct our business as it is presently being conducted. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not be available on terms acceptable to us. In addition, regardless of merit or outcome, claims brought against us that are uninsured or underinsured could result in unanticipated costs, which could harm our business, financial condition and operating results and reduce the trading price of our stock.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the use of ContraPest and any of our other products. If we cannot successfully defend ourselves against claims from our product users, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	Decreased demand for any product that we may develop;

●	Termination of field studies or other research and development efforts;

●	Injury to our reputation and significant negative media attention;

●	Significant costs to defend the related litigation;

●	Substantial monetary awards to plaintiffs;

●	Loss of revenue;

●	Diversion of management and scientific resources from our business operations; and

●	The inability to commercialize our product candidates.

We may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects, including, without limitation, any potential adverse effects of our products on humans or other species. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Business or supply chain disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to a variety of potential business disruptions, including power shortages, telecommunications failures, water shortages, floods, fires, earthquakes, extreme weather conditions, medical epidemics and other natural or manmade disasters or other interruptions, for which we are predominantly self-insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Moreover, we rely on third parties to supply various ingredients and other items which are critical for producing our product candidates. We currently use one supplier for each of our two active ingredients, Triptolide and VCD. Our ability to produce our product candidates would be disrupted if the operations of these suppliers are affected by a manmade or natural disaster or other business interruption. The ultimate impact on our operations from any business interruption impacting us or any of our significant suppliers is unknown, but our operations and financial condition would likely suffer adverse consequences. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows from future prospects.

We are dependent on triptolide, a key ingredient for ContraPest, which has limited sources and must be in a very refined condition.

If we are unable to develop additional sources of or alternatives to triptolide, a key ingredient for ContraPest, our long term ability to produce ContraPest at a cost effective price could be in jeopardy. If market demand for triptolide causes the price to increase beyond our ability to market at a competitive price or causes the quality of the refined ingredient to be less than needed for our production, our ability to commercialize ContraPest could be limited or delayed, which would adversely affect our business, results of operations and financial condition.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We may seek regulatory approval of our product candidates outside of the U.S. and, in that case, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

●	Differing regulatory requirements in foreign countries;

●	Unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	Economic weakness, including inflation or political instability in particular foreign economies and markets;

●	Compliance with tax, employment, immigration and labor laws for employees living or traveling internationally;

●	Foreign taxes, including withholding of payroll taxes;

●	Foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	Difficulties staffing and managing foreign operations;

●	Workforce uncertainty in countries where labor unrest is more common than in the United States;

●	Potential liability under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, or comparable foreign regulations;

●	Challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	Production shortages resulting from any events affecting raw material supply or manufacturing capabilities internationally; and

●	Business interruptions resulting from geopolitical actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

We are subject to anti-corruption and anti-money laundering laws with respect to our operations and noncompliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the FCPA, which is the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act and other anti-bribery and anti-money laundering laws in countries in which we conduct our business. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we commercialize our product candidates and commence international sales and business, we may engage with collaborators and third-party intermediaries to sell our products internationally and to obtain necessary permits, licenses and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be found liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

If we are unable to obtain or protect intellectual property rights, our competitive position could be harmed.

We depend on our ability to protect our proprietary technology. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing, and other agreements with employees and third parties, all of which offer only limited protection. Our commercial success will depend in part on our ability to obtain and maintain intellectual property protection in the United States and other countries with respect to our proprietary technology and products. Where we deem appropriate, we seek to protect our proprietary position by filing patent applications in the U.S. and internationally related to our novel technologies and products that are important to our business. Patent positions can be highly uncertain, involve complex legal and factual questions and be the subject of litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain.

The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the U.S. The rights already granted under any of our currently issued patents and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain protection for our technology and products, or if the scope of the protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

With respect to patent rights, we do not know whether any of our pending patent applications for any of our technologies or products will result in the issuance of patents that protect such technologies or products, or if our licensed patent will effectively prevent others from commercializing competitive technologies and products. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Further, the examination process may require us to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the U.S. and internationally. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents, or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights, is expensive, difficult, and in some cases, may not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Intellectual property rights do not necessarily address all potential threats to any competitive advantage we may have.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	Others may be able to make compounds that are the same as or similar to our future products but that are not covered by the claims of the patents that we own or have exclusively licensed;

●	We might not have been the first to file patent applications covering certain of our inventions;

●	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing on our intellectual property rights;

●	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	Our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	We may not develop additional proprietary technologies that are patentable; and

●	The patents of others may have an adverse effect on our business.

Our technology may be found to infringe third party intellectual property rights.

Third parties may in the future assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to us. The asserted claims and/or litigation could include claims against us, our licensors, or our suppliers alleging infringement of intellectual property rights with respect to our product candidates or components of those products. Regardless of the merit of the claims, they could be time consuming, resulting in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into license agreements. We cannot assure you that licenses will be available on acceptable terms, if at all. Furthermore, because of the potential for significant damage awards, which are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims resulting in large settlements. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results and financial condition could be materially adversely affected.

If our product candidates, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

●	Obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	Redesign our product candidates or processes to avoid infringement;

●	Stop using the subject matter claimed in the patents held by others;

●	Pay damages; or

●	Defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development of our product candidates. It may be necessary for us to use the patented or proprietary technology of a third party to manufacture or otherwise commercialize our own technology or products, in which case we would be required to obtain a license from such third party. Licensing such intellectual property may not be available or may not be available on commercially reasonable terms, which could have a material adverse effect on our business and financial condition.

Risks Related to our Capital Stock

We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

Investment in product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to become commercially viable or gain regulatory approval. To date, we have financed our operations primarily through research grants as well as through the sale of equity securities and debt financings. Until August 2, 2016, we did not have any products approved by a regulatory authority for marketing or commercial sale, and we have generated minimal revenue from product sales to date. We continue to incur significant research, development, and other expenses related to our ongoing operations, including sales, marketing, and distribution functionality. As a result, we are not profitable and have incurred losses in every reporting period since our inception. For the years ended December 31, 2018 and 2017, we reported net losses of $12.2 million and $12.3 million, respectively, and for the nine months ended September 30, 2019, we reported net losses of $7.2 million. As of September 30, 2019, we had an accumulated deficit since inception of $93.1 million.

Since inception, we have dedicated a majority of our resources to the discovery and development of our proprietary product candidates. We expect to continue to incur significant expenses and operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues. In particular, we expect to incur substantial and increased expenses as we:

●	Attempt to achieve market acceptance for our products;

●	Continue to establish an infrastructure for the sales, marketing and distribution of ContraPest and any other product candidates for which we may receive regulatory approval;

●	Scale up manufacturing processes and quantities to prepare for the commercialization of ContraPest and any other product candidates for which we receive regulatory approval;

●	Continue the research and development of ContraPest and our other product candidates, including engaging in any necessary field studies;

●	Seek regulatory approvals for ContraPest in various jurisdictions and for our other product candidates;

●	Expand our research and development activities and advance the discovery and development programs for other product candidates;

●	Maintain, expand and protect our intellectual property portfolio; and

●	Add operational, financial and management information systems and personnel, including personnel to support our clinical development and commercialization efforts and operations as a public company.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If ContraPest or any other product candidate does not gain sufficient regulatory approval, or if approved, fails to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Our financial statements as of December 31, 2018 and 2017 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the year ended December 31, 2018 and 2017 an explanatory paragraph referring to our net loss from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. If we encounter continued issues or delays in the commercialization of ContraPest, our prior losses and expected future losses could have an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future and continue as a going concern. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through financings, sales of our products, licensing fees, royalty payments or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate sufficient product revenues, we expect to finance our cash needs primarily through the sale of equity securities and debt financings, and possibly through credit facilities and government and foundation grants. We may also seek to raise capital through third party collaborations, strategic alliances and similar arrangements. We currently do not have any committed external source of funds. Raising funds in the future may present additional challenges and future financing may not be available in sufficient amounts or on terms acceptable to us, if at all. The terms of any financing arrangements we enter into may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, or the possibility of such issuance, may cause the market price of our shares to decline.

Certain of our outstanding warrants contain provisions that impose limitations on our ability to participate in certain variable rate transactions, including at-the-market transactions, which may limit our opportunities to obtain financing in sufficient amounts or on acceptable terms. The sale of additional equity or convertible debt securities would dilute all of our stockholders, and if such sales occur at a deemed issuance price that is lower than the current exercise price of our outstanding warrants sold to investors in November 2017, the exercise price for those warrants would adjust downward to the deemed issuance price pursuant to price adjustment protection contained within those warrants.

The incurrence of indebtedness through credit facilities would result in increased fixed payment obligations and, potentially, the imposition of restrictive covenants. Those covenants may include limitations on our ability to incur additional debt, making capital expenditures or declaring dividends, and may impose limitations on our ability to acquire, sell, or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

If we raise additional funds through collaborations, strategic alliances, or licensing arrangements or other marketing or distribution arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant others rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our share price may be volatile, which could subject us to securities class action litigation and your investment in our securities could decline in value.

Our stock could be subject to wide fluctuation in response to many risk factors listed in this section, and others beyond our control, including:

●	Market acceptance and commercialization of our products;

●	Our being able to timely demonstrate achievement of milestones, including those related to revenue generation, cost control, cost effective source supply, and regulatory approvals;

●	Our ability to remain listed on The Nasdaq Capital Market;

●	Results and timing of our submissions with the regulatory authorities;

●	Failure or discontinuation of any of our development programs;

●	Regulatory developments or enforcements in the United States and non-U.S. countries with respect to our products or our competitors’ products;

●	Failure to achieve pricing acceptable to the market;

●	Regulatory actions with respect to our products or our competitors’ products;

●	Actual or anticipated fluctuations in our financial condition and operating results or our continuing to sustain operating losses;

●	Competition from existing products or new products that may emerge;

●	Announcements by us or our competitors of significant acquisitions, strategic arrangements, joint ventures, collaborations or capital commitments;

●	Issuance of new or updated research or reports by securities analysts;

●	Announcement or expectation of additional financing efforts, particularly if our cash available for operations significantly decreases or if the financing efforts result in a price adjustment to certain outstanding warrants;

●	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	Disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	Entry by us into any material litigation or other proceedings;

●	Sales of our Common Stock by us, our insiders, or our other stockholders;

●	Exercise of outstanding warrants;

●	Market conditions for equity securities; and

●	General economic and market conditions unrelated to our performance.

Furthermore, the capital markets can experience extreme price and volume fluctuations that may affect the market prices of equity securities of many companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations, may negatively impact the market price of shares of our Common Stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. You may not realize any return on your investment in us and may lose some or all of your investment.

An active market in the shares may not continue to develop in which investors can resell our Common Stock.

We cannot predict the extent to which an active market for our Common Stock will continue to develop or be sustained, or how the development of such a market might affect the market price for our Common Stock. Market conditions in effect at the time you acquire our stock may not be indicative of the price at which our Common Stock will trade in the future. Investors may not be able to sell their Common Stock at or above the price they acquired it.

If securities or industry analysts, or other sources of information, do not publish research, or publish inaccurate or unfavorable research or other information about our business, our stock price and trading volume could decline.

The trading market for our Common Stock may depend on the research, reports and other information that securities or industry analysts, or other third-party sources of information, publish about us or our business. We do not have any control over these analysts or other third-party sources of information. From time to time inaccurate or unfavorable research or other information about our business, financial condition, results of operations and stock ownership may be published. We cannot assure that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price could decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If incorrect or misleading information is disseminated publicly by third parties about us, our stock price could decline.

Future sales, or the possibility of future sales, of a substantial number of our common shares could adversely affect the price of the shares and dilute stockholders.

Future sales of a substantial number of shares of our Common Stock, or the perception that such sales will occur, could cause a decline in the market price of our Common Stock. This is particularly true if we sell our stock at a discount. As of February 5, 2020, we had 143,501 shares of our Common Stock subject to outstanding warrants that contain anti-dilution adjustments that provide for an adjustment to the exercise price for certain dilutive issuances of securities. If we offer or issue additional securities at a deemed price lower than the current exercise price of these outstanding warrants, these warrants will adjust pursuant to the price adjustment protection contained within these warrants. For example, our January 2020 registered direct offering resulted in an additional downward adjustment of the exercise price of these warrants from $19.00 per share to $7.126 per share. Any future issuance of Common Stock or securities convertible or exercisable into our Common Stock could cause a further downward adjustment of the exercise price of these warrants to the deemed issuance price if the issuance price is less than the exercise price of the warrants at the time of the new issuance.

Also, in the future, we may issue additional shares of our Common Stock or other equity or debt securities convertible into Common Stock in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our common share price to decline.

As of February 5, 2020, our directors and officers collectively beneficially hold 77,826 shares of Common Stock. If these stockholders sell substantial amounts of common shares in the public market, or if the market perceives that such sales may occur, the market price of our common shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

We may not be able to comply with all applicable listing requirements or standards of The Nasdaq Capital Market and Nasdaq could delist our Common Stock.

Our Common Stock is listed on The Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards. On November 12, 2019, we received an initial deficiency letter from the listing qualifications staff of The Nasdaq Stock Market (“Nasdaq”) providing notification that the bid price for our Common Stock had closed below $1.00 per share for the previous 30 consecutive business days and that as a result our Common Stock no longer met the minimum bid price requirement for listing on The Nasdaq Capital Market. We were provided with an initial compliance period of 180 calendar days, or until May 11, 2020, to regain compliance with the minimum bid price requirement. We implemented a 1-for-20 reverse stock split on February 4, 2020; however, we can provide no assurance that the closing bid price of our Common Stock will be greater than $1.00 per share for ten consecutive business days and that we will regain compliance with the minimum bid price requirement.

In the event that we are unable to regain compliance with the applicable Nasdaq listing requirements or standards of The Nasdaq Capital Market, our Common Stock could be delisted from The Nasdaq Capital Market, which could have a material adverse effect on our financial condition and which could cause the value of our Common Stock to decline. If our Common Stock is not eligible for listing or quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our Common Stock to decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a national securities exchange.

Our reverse stock split may not result in a proportional increase in the per share price of our Common Stock.

We effected a 1-for-20 reverse stock split of our Common Stock on February 4, 2020, with the primary intent of increasing the price of our Common Stock in order to regain compliance with the Nasdaq bid price requirement. The effect of the reverse stock split on the market price for our Common Stock cannot be accurately predicted. In particular, we cannot assure you that the proportionate increase in the prices of our Common Stock immediately after the reverse stock split from the prices for shares of our Common Stock immediately before the reverse stock split will be maintained for us to regain compliance with the Nasdaq bid price requirement or that the such market prices will be maintained for a substantial period of time. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines following the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock may also be affected by other factors which may be unrelated to the reverse stock split or the number of shares outstanding.

Moreover, because some investors may view the reverse stock split negatively, we cannot assure you that the reverse stock split will not adversely impact the market price of our Common Stock. Accordingly, our total market capitalization after the reverse stock split may be lower than the market capitalization before the reverse stock split.

The reverse stock split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split. In addition, the reverse stock split increased the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Our corporate documents, Delaware law and certain warrants contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation currently provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one-third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors. Additionally, warrants we issued in November 2017, June 2018, August 2018, July 2019 and January 2020, and the Warrants included in Units issuable in this offering, provide a Black Scholes value based payment in connection with certain transactions that may discourage, delay or prevent a merger or acquisition.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our Common Stock being less attractive to investors and adversely affect the market price of our Common Stock or make it more difficult to raise capital as and when we need it.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and exemptions from any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements. We currently intend to take advantage of some of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an “emerging growth company.” For example, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would have otherwise been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our business, results of operations, financial condition and cash flows, and future prospects may be materially and adversely affected. Please read “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Risks Relating to this Offering

Our management will have broad discretion over the use of any net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the sale of shares of our securities in this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

Even if this offering is successful, we will need to raise additional capital in the future to continue operations, which may not be available on acceptable terms, or at all, and may be at terms or rights superior to those of our existing securityholders, which could adversely affect the market price of shares of Common Stock and our business.

We may require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of our existing securityholders, which could adversely affect the market price of Common Stock and the voting power of shares of Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of our existing securityholders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

You will experience immediate and substantial dilution in the net tangible book value per share of Common Stock included in the Units or issuable upon exercise of the Pre-Funded Warrants in this offering.

Since the effective price per share of Common Stock included in the Units or issuable upon exercise of the Pre-Funded Warrants being offered is substantially higher than the net tangible book deficit per share of Common Stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of Common Stock included in the Units or issuable upon the exercise of the Pre-Funded Warrants issued in this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Units in this offering. To the extent outstanding stock options or warrants to purchase Common Stock are exercised, there will be further dilution to new investors.

There is no public market for the Warrants or the Pre-Funded Warrants.

There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

The Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Neither the Warrants nor the Pre-Funded Warrants in this offering confer any rights of Common Stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price, as the case maybe. In addition, following this offering, the market value of the Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants or the Pre-Funded Warrants will equal or exceed their imputed offering price. Neither the Warrants nor the Pre-Funded Warrants will be listed or quoted for trading on any market or exchange.

Holders of the Pre-Funded Warrants or Warrants will not have rights of holders of our Common Stock until such Pre-Funded Warrants or Warrants are exercised.

Until holders of Pre-Funded Warrants or Warrants acquire shares of our Common Stock upon exercise of the Pre-Funded Warrants or upon exercise of the Warrants, holders of Pre-Funded Warrants or Warrants will have no rights with respect to the shares of our Common Stock underlying such securities. Upon exercise of the Pre-Funded Warrants or exercise of the Warrants, the holders will be entitled to exercise the rights of a holder of our Common Stock only as to matters for which the record date occurs after the exercise.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events or future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements can often be identified by words such as: “expect,” “believe,” “estimate,” “plan,” “strategy,” “future,” “potential,” “continue,” “may,” “should,” “will,” and similar references to future periods. Examples include, among others, statements about:

●	Our commercialization and promotion strategy and plans, including key elements to our business strategy, how we commercialize, our sales approach, our areas and markets of focus, our pricing strategy, our strategic relationships and which geographic markets we target;

●	The potential market opportunities for commercializing our product candidates and the role we expect ContraPest to hold within the market;

●	Our seeking further regulatory approvals for our product candidates;

●	The anticipated results and effects of our products, including those indicated in studies;

●	Our expectations regarding the potential market size for our products;

●	Estimates of our cash flow, expenses, capital requirements and need for additional financing;

●	Our ability to enter into strategic arrangements and to achieve the expected results from such arrangements;

●	The initiation, timing, progress and results of field studies and other studies and trials and our research and development programs;

●	Our ability to develop and manufacture our products candidates in a commercially efficient manner;

●	The scope of protection we are able to obtain and maintain for our intellectual property rights covering our product candidates;

●	Our financial performance;

●	Developments and projections relating to our competitors and our industry;

●	Our expectation regarding our pricing strategy and our ability to sell our products at commercially reasonable values;

●	Our beliefs and expectations related to pending litigation;

●	Our expectation regarding the commercialization of ContraPest and generation of related revenue;

●	Our expectations related to the use of proceeds from this offering;

●	Our ability to effectively use the net proceeds from this offering; and

●	Other risks and uncertainties, including those described or incorporated by reference under the caption “Risk Factors” in this prospectus.

Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are only predictions, based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Forward-looking statements are subject to known and unknown risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual events and results may differ materially. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by us in this prospectus is based only on information available to us on such date. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $              million from the initial sale of the Units in this offering, based on an assumed public offering price of $              per Class A Unit and assuming the sale of               of Class A Units and no sale of Class B Units in this offering, and after deducting the placement agent fees and estimated offering expenses payable by us. If all of the Warrants sold in this offering were to be exercised in cash at an assumed exercise price of $              per share of Common Stock, we would receive additional net proceeds of approximately $                million. However, the Warrants contain a cashless exercise provision that permits exercise of the warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying shares of Common Stock. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

We intend the net proceeds from this offering to be used for working capital and general corporate purposes, including our commercialization efforts of ContraPest. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Each $              increase (decrease) in the assumed public offering price of $              per Class A Unit would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $             , assuming we sell all              of Class A Units (and no Class B Units), as set forth on the cover page of this prospectus.

We may also increase (decrease) the number of Units we are offering, as set forth on the cover page of this prospectus. An increase (decrease) of              Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $             , assuming the public offering price stays the same and assuming no sale of any Class B Units.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

●	on an as-adjusted basis to give effect to the issuance and sale of Class A Units in this offering at an assumed public offering price of $ per Class A Unit, the last reported sale price of Common Stock on The Nasdaq Capital Market on , 2020, after deducting placement agent fees and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale, and assuming no sale of any Class B Units in this offering..

You should read the information in this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes elsewhere in this prospectus.

	As of September 30, 2019
	Actual	As-Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$3,945	$
Other long-term liabilities	201
Stockholders’ equity:	—
Preferred stock, $0.001 par value; 10,000,000 authorized, 0 issued and outstanding (as adjusted) at September 30, 2019
Common stock, $0.001 par value; 100,000,000 authorized, 1,414,658 issued and outstanding (as adjusted) at September 30, 2019
Total shareholders’ equity	5,148
Total capitalization	$5,349	$

Each $               increase (decrease) in the assumed public offering price of $               per Class A Unit would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $               million, assuming no sale of any Class B Units in this offering. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table and calculations as of September 30, 2019 exclude as of that date the following:

●	137,389 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $28.03 per share;

●	5,877 shares of Common Stock issuable upon the vesting of restricted stock units ;

●	489,176 shares of Common Stock issuable upon the exercise of outstanding Common Stock warrants at a weighted-average exercise price of $29.79per share (see “Description of Capital Stock — Outstanding Warrants”); and

●	630,436 shares of Common Stock available for future issuance under the 2018 Plan.

DILUTION

If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the effective public offering price per share of Common Stock included in the Class A Units or issuable upon the exercise of the Pre-Funded Warrants included in the Class B Units being offered and the as adjusted net tangible book value per share of Common Stock after this offering.

As of September 30, 2019, our historical net tangible book value (deficit) was $5.1 million or $0.20 per share, or approximately $4.04 per share of Common Stock after giving effect to the reverse stock split, based upon 1,266,842 shares outstanding as of September 30, 2019. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of Common Stock outstanding as of September 30, 2019.

Assuming that we sell               Class A Units (and no Class B Units) at an assumed offering price of $               per Class A Unit and after deducting placement agent fees and estimated offering expenses payable by us, our net tangible book value at September 30, 2019 would have been approximately $               or $               per share. This represents an immediate decrease in net tangible book value of approximately $               per share to our existing stockholders, and an immediate dilution of net tangible book value of $               per share to investors purchasing securities in this offering.

The following table illustrates the per share dilution to investors purchasing securities in this offering.

Assumed public offering price per Class A Unit		$

Historical net tangible book value (deficit) per share as of September 30, 2019	$4.04

As adjusted increase in net tangible book value per share attributable to this offering

As adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering

Dilution in net tangible book value per share to investors purchasing Class A Units in this offering		$

Each $             increase (decrease) in the assumed public offering price of $             per Class A Unit would result in an increase (decrease) in our net tangible book value of approximately $             million or approximately $             per share, and would result in an increase (decrease) in the dilution to new investors of approximately $             per share, assuming we sell all             of Class A Units and no sale of any Class B Units in this offering, after deducting the placement agent fees and estimated offering expenses payable by us. An increase of             in the assumed number of Class A Units sold by us in this offering would result in an increase in our net tangible book value of approximately $             million and would not change in dilution per share to new investors, assuming that the assumed public offering price remains the same, after deducting the placement agent fees and estimated offering expenses payable by us. A decrease of             in the assumed number of Class A Units sold by us in this offering would result in a decrease in our net tangible book value of approximately $             million and would not change in dilution per share to new investors, assuming that the assumed public offering price remains the same and after deducting the placement agent fees and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing tables and calculations as of September 30, 2019 exclude as of that date the following:

●	137,389 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $28.03 per share;

●	5,877 shares of Common Stock issuable upon the vesting of restricted stock units;

●	489,176 shares of Common Stock issuable upon the exercise of outstanding Common Stock warrants at a weighted-average exercise price of $29.79 per share (see “Description of Capital Stock — Outstanding Warrants”); and

●	630,436 shares of Common Stock available for future issuance under the 2018 Plan.

To the extent that any outstanding Common Stock options and Common Stock warrants are exercised or there are additional issuances of Common Stock options, Common Stock warrants or shares of our Common Stock in the future, there will be further dilution to investors participating in this offering.

Market For Our Common Stock And Related Stockholder Matters

Market Information

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “SNES.” On February 5, 2020, the last reported sale price of our Common Stock was $6.52.

Stockholders

As of February 5, 2020, there were approximately 700 stockholders of record of our Common Stock. The actual number of holders of our Common Stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

See “Executive and Director Compensation⸻Employee Benefit Plans” elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Except for historical information contained herein, the following discussion and analysis contains forward-looking statements which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors throughout this prospectus and specifically under the section titled “Risk Factors.”

Overview

Since our inception, we have sustained significant operating losses in the course of our research and development and commercialization activities and expect such losses to continue for the near future. We have generated limited revenue to date from product sales, research grants and licensing fees received under our former license agreement with Neogen. In 2017, we began to prepare and launch commercialization of our first product, ContraPest. We have primarily funded our operations to date through the sale of equity securities, including convertible preferred stock, Common Stock and warrants to purchase Common Stock. See “Description of Capital Stock” elsewhere in this prospectus for a description of our public equity sales. We have also raised capital through debt financing, consisting primarily of convertible notes; and, to a lesser extent, payments received in connection with product sales, research grants and licensing fees.

Through September 30, 2019, we had received net proceeds of $67.2 million from our sales of Common Stock, preferred stock and warrant exercises and issuance of convertible and other promissory notes, an aggregate of $1.7 million from licensing fees and an aggregate of $0.5 million in net product sales. At September 30, 2019, we had an accumulated deficit of $93.1 million and cash and cash equivalents of $3.9 million.

We have incurred significant operating losses every year since our inception. Our net losses were $2.6 million and $7.2 million for the three and nine months ended September 30, 2019 and $2.5 million and $9.3 million for the three and nine months ended September 30, 2018, respectively. We expect to continue to incur significant expenses and generate operating losses for at least the next 12 months.

We have historically utilized, and intend to continue to utilize, various forms of stock-based awards in order to hire, retain and motivate talented employees, consultants and directors and encourage them to devote their best efforts to our business and financial success. In addition, we believe that our ability to grant stock-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders.

As a result, a significant portion of our operating expenses includes stock-based compensation expense. Stock-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy. Specifically, our stock-based compensation expense for the three and nine months ended September 30, 2019 was $204,000 and $675,000, which represented 7.8% and 9.3%, respectively, of our total operating expenses for those periods and $355,000 and $3.1 million for the same periods in 2018, which represented 14.3% and 33.4%, respectively, of our total operating expenses for those periods.

Our ultimate success depends upon the outcome of a combination of factors, including: (i) successful commercialization of ContraPest and maintaining and obtaining regulatory approvals of our products and product candidates, (ii) market acceptance, commercial viability and profitability of ContraPest and other products; (iii) our ability to market our products and establish an effective sales force and marketing infrastructure to generate significant revenue; (iv) the success of our research and development; (v) our ability to retain and attract key personnel to develop, operate and grow our business; and (vi) our ability to meet our working capital needs.

Based upon our current operating plan, we expect that cash and cash equivalents at September 30, 2019, in combination with anticipated revenue and any additional sales of our equity securities, will be sufficient to fund our current operations for at least the next six months. We have taken and will continue to take actions to reduce our operating expenses and to concentrate our resources toward the successful commercialization of ContraPest in the U. S. However, if anticipated revenue targets and margin targets are not achieved and we are unable to raise necessary capital through the sale of our securities, we may be required to take other measures that could impair our ability to be successful and operate as a going concern. In any event, we are likely to require additional capital in order to fund our operating losses and research and development activities until we become profitable. We may never achieve profitability or generate positive cash flows, and unless and until we do, we will continue to need to raise capital through equity or debt financing. If such equity or debt financing is not available at adequate levels or on acceptable terms, we may need to delay, limit or terminate commercialization and development efforts.

Components of our Results of Operations

Net Sales

Net sales are comprised primarily of sales, net of discounts and promotions, of ContraPest and related components, to our distributors and customers.

Prior to 2017, all of our revenue was derived from payments received in connection with research grants and licensing fees received under the former license agreement with Neogen. We recognized $0 revenue for the years ended December 31, 2018 and December 31, 2017, respectively, for services performed under NIH grants and in licensing fees under our former license agreement with Neogen. We do not anticipate additional grant revenue under the NIH grants or additional revenue from our former license agreement with Neogen.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of ContraPest and our other product candidates, which include:

●	Employee related expenses, including salaries, related benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

●	Expenses incurred in connection with the development of our product candidates; and

●	Facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and supplies.

We expense research and development costs as incurred.

We continue to investigate other applications of our core technology to other product candidates, which includes laboratory tests and academic collaborations. We also continue to develop our supply chain, particularly identifying and improving our sourcing of triptolide, a key active ingredient for our product candidates. At this time, we cannot reasonably estimate the costs for further development of ContraPest or the cost associated with the development of any of our other product candidates.

We plan to continue to hire employees to support our research and development efforts and anticipate that we will continue to utilize various forms of stock-based compensation awards in order to attract and retain employees for our research and development efforts. As a result, we anticipate that stock-based compensation expense will continue to represent a significant portion of our research and development expenses for the foreseeable future.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and related costs, including stock-based compensation, for personnel in executive, finance, sales, marketing and administrative functions. Selling, general and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, accounting and audit services.

We anticipate that our selling, general and administrative expenses may increase in the future as we increase our headcount to support commercialization of ContraPest and further development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs as well as investor and public relations expenses associated with being a public company.

We plan to continue to hire employees to support our commercialization of ContraPest and further development of our product candidates and anticipate that we will continue to utilize various forms of stock-based compensation awards in order to attract and retain qualified employees. As a result, we anticipate that stock-based compensation expense will continue to represent a significant portion of our selling, general and administrative expenses for the foreseeable future.

Interest Income

Interest income consists primarily of interest income earned on cash and cash equivalents. Prior to 2017, our interest income has not been significant due to nominal cash and investment balances and low interest earned on invested balances.

Interest Expense

Interest expense consists primarily of interest accrued on our capital lease and note commitments.

Other Income (Expense), Net

Other income (expense), net, consists primarily of recognized change in value of short-term investments and income (expense) related to the year-over-year fair market value adjustment of our derivative warrant and losses associated with the early extinguishment of debt.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities, as well as a consideration of net operating loss and credit carry forwards, using enacted tax rates in effect for the period in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company’s effective tax rate for the years ended December 31, 2018 and December 31, 2017 has been affected by the valuation allowance on the Company’s deferred tax assets.

Since our inception, we have not recorded any U.S. federal or state income tax benefits for the net losses we have incurred in each year or for our earned research and development tax credits, due to our uncertainty of realizing a benefit from those items. At December 31, 2018, the Company has federal and state net operating loss carryforwards of approximately $51.1 million and $37.6 million, respectively, not considering the IRC Section 382 annual limitation discussed below. The federal loss carryforwards begin to expire in 2023, unless previously utilized. Additionally, the utilization of the net operating loss carryforwards are subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code od 1986, and similar state tax provisions due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes limit the amount of net operating loss carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383. results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Company has not conducted an analysis of an ownership change under section 382. To the extent that a study is completed and an ownership change is deemed to occur, the Company’s net operating losses could be limited

Comparison of the Years Ended December 31, 2018 to 2017

The following table summarizes our results of operations for the years ended December 31, 2018 and 2017, as adjusted for the reverse stock split:

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

	For the Years Ended December 31,
	2018	2017

Net Sales	$297	$52
Cost of sales	241	45
Gross profit	56	7

Operating expenses:
Research and development	2,404	3,191
Selling, general and administrative	9,532	9,132
Total operating expenses	11,936	12,323

Net operating loss	(11,880)	(12,316)

Other income (expense):
Interest income	25	29
Interest expense	(74)	(85)
Interest expense, related parties	—	(1)
Other income (expense)	21	87
Total other income (expense)	(28)	30

Net loss and comprehensive loss	$(11,908)	$(12,286)
Warrant antidilution price protection adjustment	333	—
Net loss attributable to common shareholders	$(12,241)	$(12,286)
Loss per share attributable to common shareholders, basic and diluted	$(12.62)	$(22.50)

Weighted average common shares outstanding - basic and fully diluted	970,105	546,045

Net Sales

Net sales, shown net of sales discounts and promotions, were $297,000 for the year ended December 31, 2018, compared to $52,000 for year ended December 31, 2017. The increase in our net product sales of $245,000 was a result of increased sales of ContraPest to our distributors as a result of increased marketing efforts and sales promotions. We expect net product sales to continue to increase year over year for the foreseeable future.

Cost of Goods Sold

Cost of goods sold was $241,000, or 81.1% of net sales, for the year ended December 31, 2018, compared to $45,000, or 86.5% of net sales for year ended December 31, 2017. The increase in cost of goods sold of $196,000, was driven by the cost of increased sales, increased sales discounts and promotions as well as increased scrap related to product manufactured during scale up activities that were ultimately deemed unsellable. The decrease as a percentage of sales was a result of process improvement efficiencies. We anticipate cost of goods sold as a percentage of sales will improve for the foreseeable future due to manufacturing efficiencies as a result of the scale up activities.

Gross Profit

Gross profit for the year ended December 31, 2018 was $56,000 or 18.9% of net sales, compared to a gross profit of $7,000 or 13.5% of net sales, for the year ended December 31, 2017. The increase in gross profit was a direct result of increased sales volume as described above, partially offset by increased sales discounts and promotions as well as increased scrap related to scale up activities.

Research and Development Expenses

	Year Ended December 31,		Increase
	2018	2017	(Decrease)
	(in thousands)
Direct research and development expenses:

Personnel related (including stock-based compensation)	$1,548	$1,840	$(292)
Facility related	234	293	(59)
Other	622	1,058	(436)
Total research and development expenses	$2,404	$3,191	$787

Research and development expenses were $2.4 million for the year ended December 31, 2018, compared to $3.2 million for the year ended December 31, 2017. The $800,000 decrease in research and development expenses was primarily due to decreases in consulting and legal expenses, primarily related to regulatory affairs, of $384,000, stock compensation expenses of $271,000, rent and facilities of $60,000 and a reduction of manufacturing equipment maintenance of $134,000, offset by increases in travel related to customer support expense of $30,000 and depreciation expense of $290,000 due to equipment adds during 2018.

We continue to investigate other applications of our core technology to other product candidates, which includes laboratory tests and academic collaborations. We also continue to develop our supply chain, particularly identifying and improving our sourcing of triptolide and other ingredients for our product and product candidates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $9.5 million for the year ended December 31, 2018, compared to $9.1 million for the year ended December 31, 2017. The increase of $0.4 million in selling, general and administrative expenses was primarily due to an increase of $307,000 in recruiting and other benefit expenses and an increase of $125,000 in legal expenses as a result of ongoing litigation, offset by a decrease of $32,000 in stock-based compensation expense.

Interest Expense Net

We recorded $49,000 of interest expense, net for the year ended December 31, 2018, compared to $57,000 for the year ended December 31, 2017. The decrease in interest expense, net of $8,000 was the result of decreased debt in the form of notes payable due primarily to the sale of a vehicle and related debt reduction in April 2018.

Other Income (Expense), Net

We recorded $21,000 of other income, net for the year ended December 31, 2018, compared to $87,000 of other income for the year ended December 31, 2017. The $66,000 net decrease in other income was primarily due to lower income recognized for year-over-year fair market value adjustment of our convertible promissory notes and a $10,000 loss on the early extinguishment of a note payable during 2018.

Comparison of the Three and Nine Months Ended September 30, 2019 and 2018

The following table summarizes our results of operations for the three and nine months ended September 30, 2019 and 2018:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018

Revenue:
Sales	$36	$105	$79	$160
Cost of sales	25	114	58	153
Gross profit (loss)	11	(9)	21	7

Operating expenses:
Research and development	432	476	1,359	1,746
Selling, general and administrative	2,173	2,013	5,908	7,506
Total operating expenses	2,605	2,489	7,267	9,252

Net operating loss	(2,594)	(2,498)	(7,246)	(9,245)

Other income (expense):
Interest income	19	1	45	8
Interest expense	(10)	(16)	(34)	(60)
Other income (expense)	-	13	(3)	19
Total other income (expense)	9	(2)	8	(33)

Net loss and comprehensive loss	(2,585)	(2,500)	(7,238)	(9,278)
Deemed dividend-warrant price protection adjustment	-	333	-	333
Net loss attributable to common shareholders	$(2,585)	$(2,833)	$(7,238)	$(9,611)

Weighted average common shares outstanding - basic and fully diluted	1,394,575	1,043,111	1,266,842	901,850

Net loss per common share - basic and fully diluted	$(1.85)	$(2.72)	$(5.71)	$(10.66)

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018:

Net Sales

Net sales were $36,000 for the three months ended September 30, 2019 and $105,000 for the same period in 2018. Sales were lower in 2019 due to the transition to the removal of ContraPest’s ‘restricted use only’ status at the state level and our shift to a pull through sales strategy directed at end users. This strategy has shown significant initial promise however, we have experienced an increase in lead-to-conversion time resulting in a longer sales process.

Cost of Sales

Cost of sales was $25,000 for the three months ended September 30, 2019, compared to $114,000 for the three months ended September 30, 2018. Cost of sales were lower in 2019 due to lower sales volume in the third quarter of 2019 and no scrap expense associated with manufacturing scale up activities that were experienced during the third quarter of 2018.

Gross Profit

Gross profit for the three months ended September 30, 2019 was $11,000 or 30.6% of net sales, compared to a gross loss of ($9,000) or 8.6% of net sales, for the same period in 2018. The increase in gross profit was a direct result of a decrease in scrap related to scaleup activities.

Research and Development Expenses

	Three Months Ended September 30,		Increase
	2019	2018	(Decrease)
	(in thousands)
Direct research and development expenses:
Unallocated expenses:
Personnel related (including stock-based compensation)	$206	$274	$(68)
Facility-related	60	57	3
Other	166	145	21
Total research and development expenses	$432	$476	$(44)

Research and development expenses were $432,000 for the three months ended September 30, 2019, compared to $476,000 for the same period in 2018. The $44,000 decrease in research and development expenses was primarily due to a decrease of $68,000 in personnel-related costs, including stock-based compensation expense, due to the classification of certain field support employees to sales and marketing and option grants fully vesting resulting in lower expense. With more focus on commercialization of ContraPest, we determined that these certain field support employees previously classified as research and development are now refocused on sales and marketing efforts and thus, reclassified as such.

Facility-related expense increased $3,000 due primarily to facility lease payment escalation.

The increase in other research and development expenses of $21,000 was primarily due to a reclass of other expenses related to certain field support employees to sales and marketing as described above.

We also continue to develop our supply chain, particularly identifying and improving our sourcing of key ingredients for our product candidates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $2.2 million for the three months ended September 30, 2019, as compared to approximately $2.0 million for the three months ended September 30, 2018. The increase of $200,000 in selling, general and administrative expenses was primarily due to increases in salary and wages expenses associated with the reclassification of certain field support employees from research and development of $100,000 and increased professional services expenses of $100,000 due to increased legal activity in the quarter ending September 30, 2019.

Interest Income/Expense, Net

We recorded interest income of $9,000, net, for the three months ended September 30, 2019, as compared to interest expense, net of $15,000 for the same period in 2018. The $24,000 increase in interest income, net for the period was a result of decreased interest on capital leases and promissory notes that expired during 2019 and higher interest income as a result of higher average daily cash balances and interest rates year over year.

Other Income (Expense)

We recorded no other income/expense, net, for the three months ended September 30, 2019, compared to $13,000 of other income for the same period in 2018. The $13,000 net decrease in other income was primarily due to decreased, year-over-year fair market value adjustment of our derivative warrant.

Nine Months Ended September 30, 2019 compared to Nine Months Ended September 30, 2018:

Net Sales

Net sales were $79,000 for the nine months ended September 30, 2019 and $160,000 for the same period in 2018. Sales were lower in 2019 due to the transition to the removal of ContraPest’s ‘restricted use only’ status at the state level and our shift to pull through sales strategy directed at end users. This strategy has shown significant initial promise however, we have experienced an increase in lead to conversion time resulting in a longer sales process.

Cost of Sales

Cost of sales was $58,000 for the nine months ended September 30, 2019, compared to $153,000 for the nine months ended September 30, 2018. Cost of sales were lower in 2019 primarily due to lower sales volume and no scrap expense associated with manufacturing scale up activities that were experienced during 2018.

Gross Profit

Gross profit for the nine months ended September 30, 2019 was $21,000 or 26.6% of net sales, compared to a gross profit of $7,000 or 4.4% of net sales, for the same period in 2018. The increase in gross profit was a direct result of a decrease in scrap due to related to scaleup activities.

Research and Development Expenses

	Nine Months Ended September 30,		Increase
	2019	2018	(Decrease)
	(in thousands)
Direct research and development expenses:
Unallocated expenses:
Personnel related (including stock-based compensation)	$661	$1,124	$(463)
Facility-related	184	172	12
Other	514	450	64
Total research and development expenses	$1,359	$1,746	$(387)

Research and development expenses were $1.4 million for the nine months ended September 30, 2019, compared to $1.7 million for the same period in 2018. The $300,000 decrease in research and development expenses was primarily due to a decrease of $463,000 in personnel-related costs, including stock-based compensation expense, due to the classification of certain field support employees to sales and marketing offset by an increase in depreciation expense of $143,000. With more focus on commercialization of ContraPest, it was determined that these certain field support employees previously classified as research and development are now refocused on sales and marketing efforts and thus, reclassified as such.

Facility-related expense increased $12,000 due primarily to facility lease payment escalation.

The increase in other research and development expenses of $64,000 was primarily due to a reclass of other expenses related to certain field support employees to sales and marketing as described above.

We also continue to develop our supply chain, particularly identifying and improving our sourcing key ingredients for our product candidates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $5.9 million for the nine months ended September 30, 2019, as compared to approximately $7.5 million for the nine months ended September 30, 2018. The decrease of $1.6 million in selling, general and administrative expenses was primarily due to lower stock compensation expenses of $2.3 million associated with inducement warrants issued in June 2018 and $347,000 due to option grants fully vesting and resulting in lower stock compensation expense, offset by increased salary and wages of $605,000 associated with the reclassification of certain field support employees and an increase of $348,000 in professional services expense. The increase in professional services expenses was primarily due to increased legal and Board of Directors related expenses.

Interest Income/Expense, Net

We recorded interest income of $11,000, net, for the nine months ended September 30, 2019, as compared to interest expense, net of $52,000 for the same period in 2018. The $63,000 increase in interest incomes was a result of decreased interest on capital leases and promissory notes that expired during the nine months ended September 30, 2019, and higher interest income as a result of higher average daily cash balance and interest rates year over year.

Other Income (Expense)

We recorded $3,000 of other expense, net, for the nine months ended September 30, 2019, compared to $19,000 of other income for the same period in 2018. The $22,000 net decrease in other income was primarily due to decreased, year-over-year fair market value adjustment of our derivative warrant as well as recognition of $3,000 of loss due to disposal of certain fixed asset during 2019.

Liquidity and Capital Resources

Since our inception, we have sustained significant operating losses in the course of our research and development activities and commercialization efforts and expect such losses to continue for the near future. We have generated limited revenue to date from product sales, research grants and licensing fees received under our former license agreement with Neogen. In 2017, we began full scale marketing of our first product, ContraPest. We have funded our operations to date through the sale of equity securities, including convertible preferred stock, Common Stock and warrants to purchase Common Stock; debt financing, consisting primarily of convertible notes; and, to a lesser extent, payments received in connection with product sales, research grants and licensing fees. Through September 30, 2019, we had received net proceeds of $67.2 million from our sales of Common Stock, preferred stock and warrant exercises and issuance of convertible and other promissory notes, an aggregate of $1.7 million from licensing fees and an aggregate of $0.5 million in net product sales. At September 30, 2019, we had an accumulated deficit of $93.1 million and cash and cash equivalents of $3.9 million.

Our ultimate success depends upon the outcome of a combination of factors, including: (i) successful commercialization of ContraPest and maintaining and obtaining regulatory approval of our products and product candidates; (ii) market acceptance, commercial viability and profitability of ContraPest and other products; (iii) the ability to market our products and establish an effective sales force and marketing infrastructure to generate significant revenue; (iv) the success of our research and development; (v) the ability to retain and attract key personnel to develop, operate and grow our business; and (vi) our ability to meet our working capital needs.

Based upon our current operating plan, we expect that cash and cash equivalents at September 30, 2019, in combination with anticipated revenue and any additional sales of our equity securities, will be sufficient to fund our current operations for at least the next six months. We have taken and will continue to take actions to reduce our operating expenses and to concentrate our resources toward the successful commercialization of ContraPest in the U. S. however, if anticipated revenue targets and margin targets are not achieved and we are unable to raise necessary capital through the sale of our securities, we may be required to take other measures that could impair our ability to be successful and operate as a going concern. In any event, we are likely to require additional capital in order to fund our operating losses and research and development activities until we become profitable. We may never achieve profitability or generate positive cash flows, and unless and until we do, we will continue to need to raise capital through equity or debt financing. If such equity or debt financing is not available at adequate levels or on acceptable terms, we may need to delay, limit or terminate commercialization and development efforts.

Additional Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we market and focus on sales of ContraPest, and as we advance field studies of our product candidates in development. In addition, we will continue to incur costs associated with operating as a public company.

In particular, we expect to incur substantial and increased expenses as we:

●	Work to maximize market acceptance for, and generate sales of, our products;

●	Manage the infrastructure for the sales, marketing and distribution of ContraPest and any other product candidates for which we may receive regulatory approval;

●	Continue the development of ContraPest and our other product candidates, including engaging in any necessary field studies;

●	Seek additional regulatory approvals for ContraPest and our other product candidates;

●	Scale up manufacturing processes and quantities to meet future demand of ContraPest and any other product candidates for which we receive regulatory approval;

●	Continue product development of ContraPest and advance our research and development activities and advance the research and development programs for other product candidates;

●	Maintain, expand and protect our intellectual property portfolio; and

●	Add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and operations as a public company.

Cash Flows

The following table summarizes our sources and uses of cash for each of the years presented:

	Year Ended December 31,
	2018	2017

Cash used in operating activities	$(9,129)	$(9,321)
Cash used in investing activities	5,016	(5,902)
Cash provided by financing activities	6,932	5,498
Net increase (decrease) in cash and cash equivalents	$2,819	$(9,725)

Operating Activities

During the year ended December 31, 2018, operating activities used $9.1 million of cash, primarily resulting from our net loss of $11.9 million and changes in our operating assets and liabilities of $1.0 million, partially offset by non-cash charges of $3.8 million. Our net loss was primarily attributed to research and development activities and our selling, general and administrative expenses, as we generated limited product sales and no research grant and licensing revenue during the period. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2018 consisted primarily of a $29,000 decrease in accrued expenses and accounts payable, an increase in inventories of $721,000, a net increase in accounts receivable and deposits of $113,000 and an increase in prepaid expenses of $172,000.

During the year ended December 31, 2017, operating activities used $9.3 million of cash, primarily resulting from our net loss of $12.3 million and changes in our operating assets and liabilities of $1.0 million, partially offset by non-cash charges of $4.0 million. Our net loss was primarily attributed to research and development activities and our general and administrative expenses, as we generated limited product sales, research grant and licensing revenue during the period. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2017 consisted primarily of a $742,000 decrease in accrued expenses and accounts payable, an increase in inventories of $483,000 and an increase in accounts receivable and deposits of $14,000, partially offset by a decrease in prepaid expenses of $167,000. The decrease in accrued expenses and accounts payable was primarily a result of a $1.0 million payment to Neogen in fulfillment of our settlement agreement in January 2017, offset by decreased payments of accrued expenses and accounts payable as a result of negotiation of better payable terms and management of payment timing.

Investing Activities

During the year ended December 31, 2018, we generated $5.0 million of cash in investing activities, which consisted of $5 million in the sale of short term, highly liquid investments and $185,000 generated from the sale of equipment, offset by $239,000 used in the purchases of property and equipment.

During the year ended December 31, 2017, we used $5.9 million of cash in investing activities, which consisted of $5 million in the purchase of short term, highly liquid investments and $898,000 used in the purchases of property and equipment.

Financing Activities

During the year ended December 31, 2018, net cash provided by financing activities was $6.9 million as a result of $5.1 million in proceeds from the issuance of Common Stock, net, $2.2 million in proceeds from warrant exercises and $9,000 in proceeds from issuances of notes, offset by $293,000 of repayments of related to notes payable and notes payable, related party, $71,000 in repayments of capital lease obligations and $58,000 of payments for employee withholding taxes related to share-based awards.

During the year ended December 31, 2017, net cash provided by financing activities was $5.5 million as a result of $5.2 million of net proceeds from the issuance of shares of Common Stock in a public offering in November 2017 as discussed elsewhere in this prospectus, $6,000 of proceeds received from the exercise of stock options and warrants, and $437,000 of proceeds received from our issuance of notes payable, all of which were partially offset by payments of $97,000 related to the notes payable, and $95,000 in repayments of capital lease obligations.

The following table summarizes our sources and uses of cash for each of the periods presented:

	Nine Months Ended September 30,
	2019	2018

Cash used in operating activities	$(6,092)	$(6,916)
Cash (used in) provided by investing activities	(64)	2,592
Cash provided by financing activities	5,181	7,014
Net (decrease) increase in cash and cash equivalents	$(975)	$2,690

Operating Activities

During the nine months ended September 30, 2019, operating activities used $6.1 million of cash, primarily resulting from our net loss of $7.2 million offset by changes in our operating assets and liabilities of $154,000 and by non-cash charges of $992,000, consisting primarily of stock-based compensation, depreciation and amortization. Our net loss was primarily attributable to research and development activities and our selling, general and administrative expenses, as we generated limited product revenue during the period. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2019, consisted primarily of a net increase in accrued expenses and accounts payable of $164,000, a decrease in prepaid expenses of $38,000 and a decrease in deposits of $3,000 offset by an increase in inventory of $24,000, an increase in receivables of $16,000 and a decrease in deferred rent of $11,000.

During the nine months ended September 30, 2018, operating activities used $6.9 million of cash, primarily resulting from our net loss of $9.3 million and by changes in our operating assets and liabilities of $1.1 million, partially offset by non-cash charges of $3.4 million, consisting primarily of stock-based compensation, depreciation and amortization. Our net loss was primarily attributable to research and development activities and our selling, general and administrative expenses, as we generated limited product revenue during the period. Net cash used by changes in our operating assets and liabilities for the nine months ended September 30, 2018 consisted primarily of an increase in inventory of $578,000, prepaid expenses of $166,000, a decrease in accounts payable/accrued expenses of $251,000, an increase in receivables of $36,000 and a decrease in deferred rent of $18,000, offset by a decrease in deposits of $7,000.

Investing Activities

For the nine months ended September 30, 2019, we used $64,000 in net cash related to investing activities due to purchases of property and equipment.

For the nine months ended September 30, 2018, net cash of $2.6 million was provided by investing activities consisting of $2.6 million of proceeds received from the sale of securities and $185,000 of proceeds from the sale of equipment offset by $212,000 in purchases of property and equipment.

Financing Activities

During the nine months ended September 30, 2019, net cash provided by financing activities was $5.2 million as a result of $3.6 million in net proceeds from the issuance of Common Stock and net proceeds of $1.8 million from the exercise of warrants offset by payments of $184,000 related to notes payable and $55,000 of payments for employee withholding taxes related to share-based awards.

During the nine months ended September 30, 2018, net cash provided by financing activities was $7.0 million as a result of $5.1 million in proceeds from the issuance of Common Stock, net, $2.2 million in proceeds from warrant exercises and $9,000 in proceeds from issuances of notes, offset by $248,000 of repayments of related to notes payable and notes payable, related party, $50,000 in repayments of capital lease obligations and $42,000 of payments for employee withholding taxes related to share-based awards.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 —Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

There was no impact on the Company’s financial statements as a result of adopting ASC 606 for the three months and nine months ended September 30, 2019 and 2018, respectively.

Stock-Based Compensation

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures, in accordance with ASC Topic 718 — Stock Compensation (“ASC 718”). We estimate the grant date fair value of the awards, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards is expensed on a straight-line basis over the vesting period of the respective award. We account for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of these stock options is measured using the Black-Scholes option-pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected life, which is assumed to be the remaining contractual life of the option. The fair value of the stock options granted to non-employees is re-measured as the stock options vest and is recognized in the statements of operations and comprehensive loss during the period the related services are rendered.

We recorded stock-based compensation expense of approximately $204,000 and $675,000 for the three and nine months ended September 30, 2019, respectively and $355,000 and $3.1 million for the three and nine months ended September 30, 2018, respectively. We expect to grant stock options and other equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. If we had made different assumptions, our stock-based compensation expense, net loss and loss per share of Common Stock could have been significantly different. Our assumptions are as follows:

●

Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. Our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, we estimate the expected term by using the simplified method, which calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

●

Expected volatility. Expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable to our business over a period approximately equal to the expected term. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own Common Stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

●

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected dividend. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our Common Stock.

●	Expected forfeitures. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period that the estimates are revised.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value of Our Common Stock

As noted above, we are required to estimate the fair value of the Common Stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. In the absence of an active market for our Common Stock, we utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of our Common Stock. In addition, we have conducted periodic assessments of the valuation of our Common Stock.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. If we had made different assumptions than those used, the amount of our stock-based compensation expense, net income and net income per share amounts could have been significantly different. The fair value per share of our Common Stock for purposes of determining stock-based compensation expense is the closing price of our Common Stock as reported on the applicable grant date. The compensation cost that has been included in the statements of operations and comprehensive loss for all stock-based compensation arrangements is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Research and development	$1	$29	$11	$87
General and administrative	203	326	664	3,003
Total stock-based compensation expense	$204	$355	$675	$3,090

The intrinsic value of stock options outstanding as of September 30, 2019 was $0.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Evaluation of Disclosure Controls and Procedures

We conducted an evaluation (pursuant to Rule 13a-15(b) of the Exchange Act), under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e)) as of the end of the period covered by this report.

These disclosure controls and procedures are designed to ensure that information required to be disclosed in our reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Our disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that this information is accumulated and communicated to management, including the principal executive and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Based on the evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the quarter ended September 30, 2019, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

References herein to “we,” “us” or “our” refer to SenesTech, Inc., doing business as “SenesTech,” unless the context specifically requires otherwise.

Overview

We have developed and are seeking to commercialize a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control. Although there are myriad tools available to control rat populations, most rely on some form of lethal method to achieve effectiveness. Each of these solutions is inherently limited by rat species’ resilience and survival mechanisms as well as their extraordinary rate of reproduction. ContraPest®, our initial product, is unique in the pest control industry in attacking the reproductive systems of both male and female rats, resulting in a sustained reduction of the rat population.

Rats have plagued humanity throughout history. They pose significant threats to the health and food security of many communities. In addition, rodents cause significant product loss and damage through consumption, contamination, equipment damage and asset deterioration. Rats also cause significant damage to critical infrastructure by burrowing beneath foundations and gnawing on electrical wiring, insulation, fire proofing systems, electronics and computer equipment.

The most prevalent solution to rat infestations is the use of increasingly powerful rodenticides. Although these solutions provide short term results, there are growing concerns about secondary exposure and bioaccumulation of rodenticides in the environment. The pest management industry and Pest Management Professionals (PMPs) are being asked for new solutions that are both effective and less toxic. Our goal is to provide customers with not only a solution to combat their most difficult rat problems, but also offer a non-lethal option to serve customers that are looking to decrease or remove the amount of rodenticide used in their pest control programs.

ContraPest is a liquid bait containing the active ingredients 4-vinylcyclohexene diepoxide (VCD) and triptolide. ContraPest limits reproduction of male and female rats beginning with the first breeding cycle following consumption. ContraPest is being marketed for use in controlling Norway and roof rat populations. SenesTech began the registration process with the United States Environmental Protection Agency (EPA) for ContraPest on August 23, 2015. On August 2, 2016, the EPA granted an unconditional registration for ContraPest as a Restricted Use Product (RUP), due to the need for applicator expertise for deployment. On October 18, 2018, the EPA approved the removal of the RUP designation. We believe ContraPest is the first and only non-lethal, fertility control product approved by the EPA for the management of rat populations.

In addition to the EPA registration, ContraPest must obtain registration from the various state regulatory agencies prior to selling in each state. As of the date of this prospectus, we have received registration for ContraPest in all 50 states and the District of Columbia, 47 of which have approved the removal of the RUP designation.

We expect to continue to pursue regulatory approvals and amendments to the existing U.S. registration for ContraPest, and if ContraPest begins to generate sufficient revenue, regulatory approvals for additional jurisdictions beyond the U.S. The Company also continues to research and develop enhancements to ContraPest that align with our target verticals and other potential fertility control options for additional species.

Current Challenges in Pest Control Methodologies

Lethal rodenticides are often at the forefront of pest management programs; however, they do not provide consistent, sustained results. One reason is because rats reproduce at an extremely rapid rate. A single pair of rats in the wild can, under ideal breeding conditions, contribute over 15,000 progenies in their expected lifespan of 8-12 months. This rapid rate of reproduction can be seen in the population rebound that typically follows the initial decline in rodent populations that are exposed to lethal rodenticides. After the initial decline in the infestation, surviving rodents have plentiful food and harborage creating conditions in which rats can quickly reproduce. This means that PMPs typically need to visit a site often to combat not only the initial infestation, but also subsequent population spikes.

Rat behavior also has a profound effect on pest control. Studies have shown that successful bait uptake is influenced by rodent behavior and how they interact with their environment. Some of these behaviors are thought to be inherited as rats have evolved with humans and control campaigns, while others are conditioned through adverse effects learned in their environment. Neophobia, bait shyness and bait aversion are all behavioral traits that affect bait uptake. When rats avoid new objects in their environment, this is due to neophobia. Newly placed bait stations often result in neophobia. Rats sample all food, whether it is newly found or has been there for their lifetime. This sampling behavior enables rats to associate good and bad reactions from food. If the food they sample causes them to fall ill, they will then avoid this food forever. This is known as bait aversion. In addition, rats that survive the initial exposure to a rodenticide may be genetically resistant to the pesticide’s effects. Their offspring will carry this resistant trait to future generations diminishing the long-term efficacy of the rodenticide. Because of this, conventional rodenticide producers are continually challenged to develop new, more lethal chemicals to control future rat populations.

Rodenticides have significant drawbacks, in that they persist in the environment for long periods of time and are indiscriminate in their effects. Consequently, there is growing concern about the adverse effects that rodenticides may have on children and pets, as well as on species that prey on rats, including birds of prey and large cats. As a result, PMPs will need to include a wide variety of alternative solutions that minimize these concerns.

Integrated Pest Management and Fertility Control

The most effective, long-term way to manage rats is by using a combination of tools that work together to magnify the efficacy of the pest management protocol; integrated pest management (IPM) is based upon this concept. An effective IPM program needs to reduce the existing rat population but also prevent that population from rebounding either through reproduction or through invasion by rodents in adjacent areas. In addition, an IPM program should focus on reducing the factors that make a particular location attractive to rats, such as abundant food and shelter. Regulatory agencies and industry experts recognize that fertility control is or can be an essential component of a safe and sustainable IPM program.

ContraPest is an innovative fertility control technology that targets the reproductive capabilities of both sexes in rat populations, inducing egg loss in female rats and impairing sperm development in males. Targeting both males and females with fertility control allows us to drive populations down and to sustain that population reduction. Its effectiveness has been demonstrated in numerous internal and third-party studies.

Using a proprietary bait delivery method, ContraPest is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rat communities, helping to both reduce and keep populations down. Rats require 10% of their body weight in water per day, making ContraPest an attractive bait to add to pest management programs. The high fat content and sweet taste leads to repeated consumption even when other sought-after food sources are present. In both field and laboratory settings, ContraPest was chosen by rats even in the presence of abundant water sources and plentiful food choices including animal feed, trash and other options. Consumption of ContraPest does not cause illness in rats, and therefore, it does not change behavior or result in bait aversion.

We believe ContraPest can establish a new paradigm in rodent control. Adding ContraPest to an IPM program allows PMPs to bring the rodent population down initially and keep it at a manageable level by minimizing reproduction and thereby limiting population rebounds. Continued maintenance baiting of ContraPest at lower population levels dramatically reduces the risk of future population spikes, allowing PMPs to be more focused on eliminating the causes of future invasions through exclusion and sanitation initiatives. ContraPest’s delivery system is designed to minimize handler exposure and is dispensed inside tamper-resistant bait stations, minimizing risks to handlers and non-target species. The following graph shows the difference in population response between uses of conventional rodenticides and ContraPest.

ContraPest can also be used as a standalone, non-lethal solution which allows for a decreased reliance on lethal rodenticides, where requested by the customer.

Other Applications

While our proprietary technology is effective on rodent species, there is a scientific basis to believe that our technology can be applied to other mammalian species. We have developed preliminary data with feral dogs, feral pigs, wallabies, mice and brushtail possums. While this data indicates potential for the continued development of fertility control technology in general, we are not pursuing these opportunities at this time. We believe that the size of the rat control market is sufficient for our near-term focus. We remain open to the potential to license our technology to other strategic partners to explore its applicability to other mammalian species.

Business Strategy

Our goal is to be a leader in the pest management industry; utilizing fertility control technologies to limit the adverse effects caused by rodent infestations, educate PMP’s and the general public on alternatives or enhancements to lethal rodenticides and to develop additional product lines to address the needs of our customers. Key elements of our strategy are:

●	Work to maximize market acceptance for, and generate sales of, our products;

●	Explore strategic partnerships to enable us to penetrate additional target markets and geographical locations;

●	Manage the infrastructure for sales, marketing and distribution of ContraPest and any other product candidates for which we may receive regulatory approval;

●	Seek additional regulatory approvals for ContraPest and, if we believe there is commercial viability, for our other product candidates;

●	Further develop our manufacturing processes to contain costs while being able to scale to meet future demand of ContraPest and any other product candidates for which we receive regulatory approval;

●	Continue product development of ContraPest and advance our research and development activities and, as our operating budget permits, advance the research and development programs for other product candidates;

●	Maintain, expand and protect our intellectual property portfolio; and

●	Add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and operations as a public company.

Marketing and Sales Approach

The pest control industry is highly competitive with a number of large competitors developing and marketing pest control products, particularly rodenticides, and services. Because fertility control in general and ContraPest specifically may be considered a disruptive technology, we expect that initial adoption will be slow as we build a robust set of case studies to demonstrate efficacy and cost efficiency, identify lead users and expand within market segments. In order to enhance the likelihood of success we have targeted a few key market segments with the highest likelihood to add ContraPest into their IPM programs. These include agribusiness (grain and protein production and food storage facilities), animal care facilities (zoos and sanctuaries), national retailers and municipalities and government agencies.

In the U.S., ContraPest is most commonly deployed and serviced by a licensed PMP, although some customers have in house pest management service personnel. In some circumstances, customers of pest management services will direct these PMPs to use certain products in the provision of their service. Initially, our marketing strategy involved sales to and through large distributors of pest control products. In 2019, we substantially modified this strategy to create two different sources of pull-through-demand sales to PMPs and marketing and sales directly to end-user customers. We believe that by making end users aware of the existence and benefits of ContraPest, we are more likely to create demand through PMPs that would otherwise simply continue to use their existing rodenticide-based IPM models. We currently market ContraPest both to pest management companies and directly to target segments, using a direct to PMP sales channel; indirectly through distributor sales; and through our own direct sales force. In addition, in the fourth quarter of 2019, we added a new e-Commerce tool to enable customers in each of our target segments to buy directly from us. Finally, we have been pursuing strategic relationships with large pest management companies and key end-user organizations in our target segments for the distribution and sale of ContraPest.

In each of our target segments we have identified potential lead customers with whom we are working on large scale projects to demonstrate the efficacy of ContraPest in real world situations. We provide significant product support to these customers to make sure that we are not only achieving desired results, but also obtaining the data to support sales in the related market vertical. We believe that successful field trials with these influential end users will help drive significant subsequent sales to other participants in the relevant market.

Pricing and Value

Our pricing strategy takes into account the cost of goods sold, the cost of competitive products and the value of our product to the end user. We believe ContraPest will be perceived as a significant value as a complement to existing pest control products or as a non-lethal stand-alone solution for managing rat infestations and, as such, should command a premium price. Our experience is that potential customers understand the advantages of ContraPest and become enthusiastic about its use. We plan to continue to use promotional efforts to support the value message and to justify our product’s premium price, built around the following proposed advantages:

●	ContraPest as a proven technology with a targeted delivery for maximum efficacy.

●	Our proprietary gravity feeding system optimizes consumption.

●	ContraPest can be used as an anchor for an IPM program, or as a stand-alone solution to decrease reliance on lethal control options.

●	ContraPest is designed, formulated and dispensed in a manner that minimizes the exposure hazard for handlers and non-targeted species such as wildlife, livestock and pets.

●	Over time, as the pest population decreases, the quantity deployed and consequently cost of ContraPest will decrease, bringing the long-term cost of ContraPest in line with other elements of integrated pest management.

We also focus on specific advantages for the individual customer and expect to position our product as having the following additional general advantages:

●	Savings by reducing loss or contamination of food and product inventories;

●	Savings by reducing damage to infrastructure and major production equipment;

●	Creation of a more predictable cost model based on prevention versus treatment of spikes in population seen with rebound effect;

●	Reduction in disease vectors; and

●	Public relations advantages when reducing usage of lethal rodenticides and traps.

Raw Materials and Manufacturing Process

ContraPest contains two active ingredients, VCD, an industrial chemical, and triptolide, a plant derived chemical. ContraPest also contains several other inactive, Generally Recognized as Safe (GRAS), ingredients. Currently, we source VCD from standard industrial chemical supply providers. Triptolide is derived from the Thunder God Vine, Tripterygium wilfordii, which is commonly cultivated and harvested wild in southeastern China and other Asian countries. Triptolide is available from a variety of sources, but the process to purify triptolide for use in ContraPest is expensive. Thus, we are investigating other, less costly sources of triptolide.

Our manufacturing process involves the incorporation of our two active ingredients, in low concentrations, into several inactive ingredients. Once incorporated, the entire product goes through a micro-encapsulation process in order to stabilize the final formulation. This process allows ContraPest to be delivered to rats in a palatable, non-lethal and effective manner.

Currently, we have production scale capability in our facilities in Arizona to manufacture ContraPest. Our internal production capabilities allow us to meet our current and anticipated demand during 2020 for ContraPest.

Scientific Background Regarding our Product

ContraPest is a liquid bait containing the active ingredients VCD and triptolide. When consumed, ContraPest targets reproduction, limiting fertility in male and female rats beginning with the first breeding cycle following consumption.

The female rat is born with a finite number of eggs, or oocytes. She remains fertile and will reproduce until the day she dies. Within the ovary, eggs develop within structures called follicles. The non-regenerating and least mature follicles are called primordial. The primordial follicles mature through primary, secondary and antral stages and ultimately ovulate. Once the primordial follicles have become depleted, ovarian failure occurs, which terminates reproductive capability.

VCD causes specific loss of small ovarian follicles (both primordial and primary). Because oocytes do not regenerate, repeated dosing causes loss of these follicles and leads to ovarian failure. Triptolide causes specific loss of growing follicles (secondary and antral). Female rats treated with triptolide ovulate fewer eggs because the follicles stop growing. In males, triptolide exerts a significant suppression of male fertility by preventing sperm maturation and impairing the movement of sperm.

The safety and efficacy of VCD and triptolide in fertility control are supported by considerable evidence. Because they induce follicle loss, both VCD and triptolide are considered ovotoxic, but they do not affect hormonal function and so are not endocrine disruptors. Studies show that VCD and triptolide do not persist within the bodies of rats and therefore do not bioaccumulate within the environment. VCD is so rapidly metabolized by ovarian tissue that the plasma half-life of VCD is 14.2 minutes. Triptolide has a plasma half-life of 21.7 minutes and is inactivated by liver enzymes. Less than 1% of VCD remains within rat tissues because metabolites of VCD, primarily tetrol and glutathione, are eliminated in urine and have no ovotoxic effects. There is no measurable accumulation of triptolide within rat internal organs. The speed with which VCD is metabolized makes it “an ideal fertility control agent (Sobinoff et al. 2008),” and makes its tendency to bioaccumulate negligible.

Other Potential Products

We have developed a pipeline of potential additional fertility control and animal health products, with diverse applications, as outlined in the following chart below. As we currently focus on the commercialization of ContraPest, and only minimal progress is expected on new product development during the coming year.

Product Candidate/Area	Development Status	Segment	Primary Target
Feral animal fertility control	Pilot study	Population management	Feral dogs and hogs
Non-surgical spay and neutering	Pilot study	Companion animal health	Companion dogs and cats
Boar taint	Laboratory and initial pilot study	Food production and safety	Boars
Animal cancer treatment	Concept	Companion animal health	Companion dogs

Competition

Currently, we are unaware of any other non-lethal fertility control products that target rats. However, there are other tools in IPM which may be used to control rat populations. These include:

●	Sanitation is a beginning component in the IPM program that addresses conditions that attract rodents in the first place (e.g., designated trash location with routine pickup or decluttering areas of attraction);

●	Exclusion is a preventative strategy of sealing up areas of a building where pests are likely to enter, in turn, denying pests access to the facility;

●	Mechanical measures are used initially through devices to trap and monitor rodents, which is low risk and least harmful to the environment;

●	Biological controls are the introduction of predators to manage rodents; and

●	Chemical measures are the deployment of agents which poison or repel rodents.

Government Regulation and Product Approval

Federal, state and local government authorities in the United States regulate, among other things, the testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, distribution and marketing of the products we develop. Our rat fertility control product must be approved by the EPA Office of Pesticide Programs before they can be legally marketed and sold in the United States. The process for obtaining regulatory approval and compliance with appropriate federal, state and local regulations is rigorous and requires the expenditure of substantial time and financial resources.

United States Review and Approval Processes

In the United States, the EPA regulates the sale, distribution and use of any pesticide under the Federal Insecticide, Fungicide and Rodenticide Act, or FIFRA. The EPA’s definition of a pesticide includes “any substance or mixture of substances intended for preventing, destroying, repelling, or mitigating any pest.” FIFRA defines a pest as “any insect, rodent, nematode, fungus, or weed.” To register a new product with the EPA, all active ingredients within the product must be registered with the EPA.

The EPA granted registration for ContraPest effective August 2, 2016. This initial EPA approval labeled ContraPest as a restricted-use product, due to the need for applicator expertise for deployment. On October 18, 2018, the EPA removed the Restricted Use designation. We intend to diligently pursue additional related regulatory approvals from the EPA to support our product evolution, including seeking approval for full outdoor use, alternative formulations and for additional rodent species. In addition to the EPA registration of ContraPest in the U.S., we must obtain registration from the various state regulatory agencies prior to selling in each state. To date, we have received registration for ContraPest in all 50 states and the District of Columbia, 47 of which have approved the removal of the Restricted Use designation.

International Review and Approval Processes

We are researching potential international markets and will evaluate the regulatory landscapes of each prospective market. Country-specific regulatory laws have provisions that include requirements for certain labeling, safety, efficacy and manufacturers’ quality control procedures to assure the consistency of the product, as well as company records and reports. Some specific in-country studies will be required for particular countries, but others will generally accept an EPA or EU compliant dossier.

Personnel

As of January 31, 2020, we had 31 full-time, and four part-time employees. Within our workforce, 9 employees are engaged in research and development and 26 in sales, business development, finance, legal, human resources, facilities, information technology and general management and administration.

None of our employees are represented by labor unions or covered by collective bargaining agreements.

Intellectual Property and Other Proprietary Rights

Maintaining a strong position in the rodenticide market requires constant innovation along with a healthy research program to evolve product lines to remain competitive and relevant to the needs of the changing global marketplace. We protect the intellectual property resulting from these efforts with the broadest international patent protections available. Our proprietary data and trade secrets are protected with vigilance and attention to data exchanges among employees, consultants, collaborators and research and trade partners. We further strengthen our market position employing international regulatory expertise.

Patent Filings

Our intellectual property portfolio supporting ContraPest consists of nine international patent filings (in the United States, Europe, Canada, Brazil, Russia, Japan, Mexico, South Korea, and Australia) addressing the ContraPest compound. Claims directed toward the compound include composition-of-matter involving a diterpenoid epoxide or salts thereof in combination with an organic diepoxide, use claims for inducing follicle depletion and for reducing the reproductive capability of a mammalian animal or non-human mammalian population. Issued claims will have a patent term extending to 2033 or longer based on patent term determinations in each of the filing countries. The novelty of ContraPest extends to its method of field distribution and has required innovation to perfect the dosing of our product to rodents. We have filed United States and international patent applications covering our novel bait station device to effectively and efficiently deliver our rodent bait at individual bait sites that would, if issued, offer patent term protection through at least 2036.

License Agreements

We have an exclusive patent license with the University of Arizona for background intellectual property that we plan to employ for future product development in the domestic animal fertility control market. The patent claims in the United States, Australia and New Zealand cover the use of 4-vinylcyclohexene diepoxide to deplete ovarian follicles in individual mammals and mammal populations. The license agreement, signed in 2005, will terminate with the last-to-expire patent claims, which have a term extending to 2026.

Trade Secrets and Trademarks

Beyond our patent right holdings, we broaden our intellectual property position with trademark, trade secret, know-how and continuous scientific discovery to accompany our product development efforts. We protect these proprietary assets with a combination of confidentiality terms in all commercial agreements or stand-alone confidentiality agreements along with rights-ownership agreements and structured information transfer understandings prior to beginning any collaborative projects. We own and maintain the ContraPest trademark and intend to register new trademarks for products from our evolving rodenticide product line and for products for mammalian species beyond rodentia.

Data Sets

We have exclusive use status with the EPA for the data sets we have developed and submitted to the EPA as part of our application for ContraPest. The exclusive use status applies to new active ingredients and the final formulation of the ContraPest product for a period of 10 years. For five years after the 10-year period of exclusivity, if another applicant or the EPA Administrator chooses to rely on one or more data sets that we submitted in support of an application submitted by another applicant, the new applicant must make a binding offer to compensate us and certify to the EPA that it has done so. If we and the offeror cannot reach agreement on the terms of the compensation for the use of such data sets, FIFRA requires resolution by binding arbitration. The EPA rules do not describe how the compensation should be determined, and there is publicly available information about some, but not all, binding arbitration decisions.

Legal Proceedings

On February 20, 2018, New Enterprises, Ltd. (“New Enterprises”) filed a lawsuit against the Company and Roth Capital Partners, LLC (“Roth”) in the U.S. District Court for the District of Arizona, alleging nine counts against the Company, including claims of common law fraud and securities fraud to induce the chairman of New Enterprises into investing in the Company; failure to register New Enterprises’ requested transfer; breach of stock certificates and the lock-up contract; tortious interference with prospective business advantage; and conversion. New Enterprises sought monetary damages, including compensatory damages, punitive damages, and attorney’s fees. After initial motions to dismiss and written discovery, the parties reached a settlement, and the lawsuit was dismissed with prejudice on December 27, 2019. Roth has made a claim for indemnification of approximately $375,000 to the Company based on contractual indemnification agreements. Because the lawsuit filed by New Enterprises has been fully resolved without Roth having paid any portion of the settlement payment, the indemnity claim by Roth concerns only the legal fees and expenses it incurred in connection with the lawsuit. The Company has not accepted Roth’s indemnification demand.

On April 20, 2018, the Company’s former Executive Vice President and Chief Operating Officer Andrew Altman filed a charge of employment discrimination with the Equal Employment Opportunity Commission (EEOC) against the Company. Mr. Altman claimed that he was terminated after he expressed opposition to an email Cheryl Dyer, Chief Research Officer, had sent out to the management team, in which she criticized a Mormon newspaper. The Company filed a position statement on May 21, 2018. No substantive action has been taken since then, and the Company has not heard anything further either from the EEOC or Mr. Altman’s attorneys.

Properties

As of December 31, 2019, our corporate headquarters is located in Phoenix, Arizona, where we lease and occupy approximately 5,529 square feet of office space pursuant to a lease that commenced on December 1, 2019 and expires in November 2024. Our manufacturing facilities are located in Flagstaff, Arizona, occupying a total of 7,632 square feet of space. The lease for our manufacturing facilities expires in December 2020. We believe that our existing facilities are adequate and meet our current needs for business, manufacturing and research.

Corporate and Other Information

We were incorporated in Nevada in July 2004 and reincorporated in Delaware in November 2015. Our principal executive offices are located at 23460 N 19th Ave., Suite 110, Phoenix, AZ 85027, and our telephone number is (928) 779-4143. Our corporate website address is www.senestech.com. The information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

MANAGEMENT

Executive Officers and Directors

Set forth below is a list of the names, ages as of February 5, 2020 and positions, and a brief account of the business experience of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name of Director Nominees	Age	Position	Director Since	Term Expires
Kenneth Siegel	64	Chief Executive Officer and Director	2019	2022 (Class III)

Thomas C. Chesterman	60	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	N/A	N/A

Jamie Bechtel, JD, Ph.D	47	Chairman of the Board and Director	2018	2021 (Class II)

Delphine François Chiavarini	44	Director	2018	2021 (Class II)

Marc Dumont	76	Director	2016	2020 (Class I)

Matthew Szot	45	Director	2015	2022 (Class III)

Julia Williams, M.D.	60	Director	2011	2020 (Class I)

Kenneth Siegel was appointed to our board of directors in February 2019 and appointed Chief Executive Officer in May 2019. Mr. Siegel has over 25 years of experience as an executive and senior leader of major corporations. From December 2016 to November 2018, Mr. Siegel served in key leadership roles at Diamond Resorts International Inc., a global vacation ownership company, most recently as President since March 2017. Prior to Diamond Resorts, he served as Chief Administrative Officer and General Counsel of Starwood Hotels & Resorts, a branded lifestyle hospitality company. An instrumental member of the Starwood leadership team, Mr. Siegel was intimately involved in Starwood’s emergence as an industry leader before its acquisition by Marriott International in 2016. Part of Mr. Siegel’s role included leading Starwood’s Corporate Social Responsibility Programs. He introduced industry leading initiatives in sustainability, energy and water conservation and education. He implemented numerous programs to reduce the Company’s impact on the planet and became a passionate advocate for methods that could be both effective and environmentally sustainable. Prior to joining Starwood in 2000, Mr. Siegel spent four years as the Senior Vice President and General Counsel of Cognizant Corporation and its successor companies. Mr. Siegel also serves as a member of the Board of Directors of Babcock & Wilcox Enterprises, Inc. and of Craftworks, Holdings, Inc. Mr. Siegel has a bachelor’s degree from Cornell University and a juris doctorate degree from New York University. We believe that Mr. Siegel is qualified to serve as a member of our board of directors because of his experience and knowledge in all facets of corporate operations and governance, including business, operational, corporate finance, mergers and acquisitions, marketing and branding gained as a senior executive of major public corporations.

Thomas Chesterman joined our company in September 2015 and has served as our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 2015. He has over 20 years of experience as the chief financial officer of a public company in the life science, technology and telecommunications industries. Most recently, he was the vice president and treasurer of General Communication Inc., a telecommunications company in Alaska, from 2013 to 2015. Previously, he was the chief financial officer of life science companies Bionovo Inc. from 2007 to 2012, Aradigm Corp. from 2002 to 2007 and Bio-Rad Laboratories, Inc. from 1996 to 2002. Mr. Chesterman is adept at a variety of capital market access techniques and has significant experience in developing the operational and financial infrastructures in companies to help support successful and rapid growth. Mr. Chesterman earned a bachelor’s degree from Harvard University and an M.B.A. from the University of California at Davis.

Jamie Bechtel, JD, Ph.D. was elected to the board of directors in January 2018. Dr. Bechtel is the co-founder and a board member of New Course, an organization focused on women-led conservation initiatives, and founder and managing partner of Kito Impact Foundation, a non-profit focused on integrated corporate social responsibility into small and medium sized businesses. Before founding Kito Impact Foundation and New Course, Dr. Bechtel worked for seven years at Conservation International, in over 20 countries including Costa Rica, Fiji, Mexico, and South Africa, among many others. Dr. Bechtel was an advisor to the Clinton Global Initiative. Dr. Bechtel holds a Ph.D. from Boston University, a law degree from Boston College and a Bachelor’s degree from Boston University. We believe that Dr. Bechtel is qualified to serve as a member of our board of directors because she is a highly regarded leader in international conservation, and her work has led to strategic advances in the fields of conservation, sustainable finance and biology.

Delphine François Chiavarini was elected to the board of directors in June 2018. Ms. Chiavarini is vice president and general manager of U.S. at Moen, a faucet manufacturing company. She joined Moen in June 2017 and is responsible for developing strategies for profitable growth, increasing Moen’s market share and ensure winning execution in the U.S. market. Before joining Moen, from August 2014 to June 2017, Ms. Chiavarini was senior vice president and general manager Food and Beverage North America at Ecolab, a global leader in water, hygiene and energy technologies and services that protect people and vital resources. She also held several executive positions with Newell Brands where she was responsible for leadership in brand and business transformation through impactful P&L management, strategic planning and change management. Prior to Newell, Ms. Chiavarini spent time in sales and marketing in the luxury goods and retail sectors, spanning B2C and B2B in multiple geographies and categories. Ms. Chiavarini earned both a bachelor’s and a master’s degree from Audencia Business School in Nantes, France, and attended executive programs at The University of Chicago Booth School of Business and the Wharton School of the University of Pennsylvania. We believe that Ms. Chiavarini is qualified to serve as a member of our board of directors because of her experience developing strategies for profitable growth and her experience as an executive at multiple companies.

Marc Dumont was elected to our board of directors in January 2016. Mr. Dumont is owner, chairman and chief executive officer of Chateau de Messey Wineries in Burgundy, France, a wine producer, a position he has held since March 1995. Mr. Dumont served as the president of PSA International SA (a PSA Peugeot Citroen Group company) from January 1981 to March 1995. Prior to that, he held various positions for Chrysler Corporation in Detroit, Mexico City and London. He is an international financial consultant and advisor for clients in Europe and Asia, as well as the United States. He is serving as the chairman of Sanderling Ventures (a European affiliate of a U.S. venture capital firm) since 1996. In the past, Mr. Dumont has served as director of Finter Bank Zurich, Irvine Sensors Corporation and Novalog Corporation in Costa Mesa, CA, NUKO Information Systems Inc. in San Jose, CA, and Banque Internationale in Luxembourg, all of which were public companies. Mr. Dumont holds a degree in Electrical Engineering and Applied Economics from the University of Louvain, Belgium and an MBA from the University of Chicago. We believe Mr. Dumont is qualified to serve as a member of our board of directors because of his experience and knowledge of corporate finance, international business development and operations, and his experience as a past director of other public and private companies.

Matthew Szot was elected to our board of directors in December 2015. Since March 2010, he has served as the chief financial officer and treasurer of S&W Seed Company, a Nasdaq-listed agricultural seed company. From June 2018 to August 2019, Mr. Szot served on the board of directors and as Chairman of the Audit Committee of Eastside Distilling, Inc. a Nasdaq-listed craft spirits company. From February 2007 until October 2011, Mr. Szot served as the chief financial officer for Cardiff Partners, LLC, a strategic consulting company that provided executive financial services to various publicly traded and privately held companies. From 2003 to December 2006, Mr. Szot served as chief financial officer and secretary of Rip Curl, Inc., a market leader in wetsuit and action sports apparel products. From 1996 to 2003, Mr. Szot was a Certified Public Accountant with KPMG and served as an Audit Manager for various publicly traded companies. Mr. Szot has a Bachelor of Science degree in Agricultural Economics/Accountancy from the University of Illinois, Champaign-Urbana and is a Certified Public Accountant in the State of California. We believe that Mr. Szot is qualified to serve as a member of our board of directors because of his experience and knowledge of corporate finance, mergers and acquisitions and corporate governance, as well as other operational, financial and accounting matters gained as a past and present chief financial officer of other public and private companies.

Julia Williams, M.D. was elected to our board of directors in August 2011. She has been an emergency department physician since 1989. She has worked at Flagstaff Medical Center, a hospital and trauma center, since 1999. Dr. Williams is the founder and President of Humanitarian Efforts Reaching Out, or HERO, a non-profit 501(c)(3) organization that provides humanitarian services including medical and dental care, alternative power sources, solar cookers, vitamins, eye glasses, nutritional support and animal care. HERO’s mission is to help build healthy sustainable communities in underdeveloped Nations around the world. Dr. Williams has received her Doctor of Medicine from the University of Maryland School of Medicine and her Bachelor of Science from the University of Maryland. We believe that Dr. Williams is qualified to serve as a member of our board of directors because of her medical and scientific background, commitment to and experience with animal care, and long commitment to our vision.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Other Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K that we consider material to the evaluation of the ability and integrity of any director or executive officer.

CORPORATE GOVERNANCE

Director Independence

Generally, under the continued listing requirements and rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Drs. Bechtel and Williams, Ms. Chiavarini and Messrs. Dumont and Szot and are independent within the meaning of Nasdaq listing standards and that none of such directors has any relationship with the Company that would interfere with the exercise of their independent business judgment. The board also determined that Kenneth Siegel, our current Chief Executive Officer, is not independent. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There are no arrangements or understandings between any director or nominee and any other person or entity other than the Company pursuant to which the director or nominee receives compensation in connection with that person’s candidacy or service as a director.

Standing Committees

Our board of directors includes an audit committee, a compensation committee, a nominating and corporate governance committee, a commercialization committee and a finance committee. Our audit, compensation and corporate governance and nominating committees are comprised solely of independent board members. Information about these standing committees is set forth below.

Audit Committee

Our audit committee currently consists of Matthew Szot, who is the chair of the audit committee, Jamie Bechtel and Marc Dumont. The board of directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” director under applicable Securities and Exchange Commission (“SEC”) and Nasdaq rules. Each member of the audit committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the audit committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The board of directors has designated Mr. Szot as an “audit committee financial expert” as defined under applicable SEC rules and has determined that Mr. Szot possesses the requisite “financial sophistication” under applicable Nasdaq rules. The audit committee operates under a written charter setting forth the functions and responsibilities of the audit committee, which is periodically reviewed by the audit committee and by the board of directors as appropriate. A current copy of the audit committee charter is available on our website at http://senestech.investorroom.com on the “Board Committees” page under the heading “Corporate Governance.” The functions of the audit committee include:

●	Overseeing the engagement of our independent public accountants, including pre-approval of services and review of independence and quality control procedures of the independent public accountants;

●	Reviewing our accounting policies, judgments and assumptions used in the preparation of our financial statements;

●	Reviewing our audited financial statements and discussing them with the independent public accountants and our management;

●	Meeting with the independent public accountants and our management to consider the adequacy of our internal controls;

●

Establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving earnings press releases, related-party transactions, reviewing compliance with our Code of Business Conduct and Ethics, and reviewing our investment policy and compliance therewith; and

●	Reviewing our investment policy and financial plans, reporting recommendations to our full board of directors for approval and authorizing actions.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Compensation Committee

Our compensation committee currently consists of Jamie Bechtel, who is the chair of the compensation committee, Matthew Szot and Julia Williams, each of whom has been determined by our board of directors to be independent in accordance with Nasdaq standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter, which is periodically reviewed by the compensation committee and by the board of directors as appropriate. A current copy of the compensation committee charter is available on our website at http://senestech.investorroom.com on the “Board Committees” page under the heading “Corporate Governance.” The functions of the compensation committee include:

●	Reviewing and, if deemed appropriate, recommending to our board of directors policies, practices, and procedures relating to the compensation of our officers and other managerial employees and the establishment and administration of our employee benefit plans;

●	Reviewing and recommending to the board of directors for approval the corporate goals and objectives relevant to the CEO and other executive officers;

●	Reviewing and approving any employment agreements, severance agreements or special compensation or change-in-control arrangements with executive officers;

●	Determining or recommending to the board of directors the compensation of our executive officers; and

●	Advising and consulting with our officers regarding managerial personnel and development.

Pursuant to its charter, the compensation committee has sole authority to retain and/or replace, as needed, any independent legal counsel, compensation and benefits consultants and other experts or advisors as the compensation committee believes to be necessary or appropriate.

As part of its process to determine the compensation level of each executive officer, the compensation committee evaluates, among other things, the chief executive officer’s assessment of the other executive officers and recommendations regarding their compensation in light of the goals and objectives of our executive compensation program.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Jaime Bechtel, who is the chair of the nominating and corporate governance committee, Delphine Chiavarini, Marc Dumont and Matthew Szot, each of whom has been determined by our board of directors to be independent in accordance with Nasdaq standards. The nominating and corporate governance committee operates under a written charter, which is periodically reviewed by the nominating and corporate governance committee and by the board of directors as appropriate. A current copy of the nominating and corporate governance committee charter is available on our website at http://senestech.investorroom.com on the “Board Committees” page under the heading “Corporate Governance.” The functions of the nominating and corporate governance committee include:

●

Evaluating the composition, compensation, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

●	Evaluating and recommending candidates for election to our board of directors;

●	Establishing a policy for considering stockholder nominees for election to our board of directors; and

●	Reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Commercialization Committee

Our commercialization committee currently consists of Delphine Chiavarini, who is the chair of the committee, Jamie Bechtel and Kenneth Siegel. The commercialization committee was established by our board of directors to provide oversight and direction into the commercialization and sales of the Company’s products.

Finance Committee

Our finance committee currently consists of Matthew Szot, who is the chair of the committee, Delphine Chiavarini, Marc Dumont and Kenneth Siegel. The finance committee was established by our board of directors to provide oversight and direction related to the strategic financing of the Company’s operations.

EXECUTIVE AND DIRECTOR COMPENSATION

2019 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Jamie Bechtel, JD, Ph.D	$38,500	$34,000	$38,869	$111,369
Delphine François Chiavarini	$28,500	$24,000	$28,902	$81,402
Marc Dumont	$16,000	$16,000	$20,929	$52,929
Kenneth Siegel (4)	$—	$—	$—	$—
Matthew K. Szot	$26,000	$24,000	$28,902	$78,902
Julia Williams, M.D.	$11,000	$12,000	$16,943	$39,943

(1)	These cash awards represent one half of 2019-2020 cash compensation for board service to be provided through the Annual Meeting in June 2020 (as detailed below) that was paid in calendar year 2019. The annual award is paid in four equal payments on July 1, 2019, October 1, 2019, January 2, 2020 and April 1, 2020. Only two of these quarterly payments were made in calendar year 2019.

(2)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted in 2019, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for stock-based compensation. As of December 31, 2019, the total number of shares of unvested restricted stock units (“RSUs”) held by each non-employee director was as follows: Dr. Bechtel, 1,198; Ms. Chiavarini, 846; Mr. Dumont, 564; Mr. Szot, 846; and Dr. Williams, 423.

(3)	The amounts in this column reflect the aggregate grant date fair value of option awards granted in 2019, determined in accordance with ASC 718. As of December 31, 2019, the total number of shares subject to outstanding stock options held by each non-employee director was as follows: Dr. Bechtel, 4,143; Ms. Chiavarini, 2,596; Mr. Dumont, 5,114; Mr. Szot, 4,919; and Dr. Williams, 3,804.

(4)	Mr. Siegel was appointed to the board in February 2019 and on May 15, 2019, Mr. Siegel was named Chief Executive Officer of the Company. Mr. Siegel’s total compensation, including his director compensation, is reported in “Executive Officer Compensation - 2019 Summary Compensation Table.”

Non-Employee Director Compensation Program

On June 18, 2019, the board adopted a revised non-employee director compensation program (the “Director Compensation Program”) for providing cash and equity compensation to its non-employee directors for their service on the board and committees of the board. The components of the Director Compensation Program are as follows:

Cash Compensation:	Amount
Annual general retainer for service on the Board	$17,000
Annual general retainer for service on the Board-Lead Director	$20,000
Incremental annual retainers for chair of committees:
Audit	$15,000
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Commercialization / Sales Committee	$30,000
Finance Committee	$10,000
Incremental annual retainers for members of committees:
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$5,000
Commercialization / Sales Committee	$5,000
Finance Committee	$5,000

Equity Compensation:	Grant details (value of grant in $)

Annual RSU grant for serving on the board	$10,000
Annual RSU grant for serving on the board-Lead Director	$10,000
Annual stock option grant for serving on the board	$15,000
Annual stock option grant for serving on the board-Lead Director	$10,000
Annual equity grants for serving as chair of committees:
Audit	$5,000 (RSU); $5,000 (Stock option)
Compensation	$5,000 (RSU); $5,000 (Stock option)
Nominating and Corporate Governance	$5,000 (RSU); $5,000 (Stock option)
Commercialization / Sales Committee	$10,000 (RSU); $10,000 (Stock option)
Finance Committee	$5,000 (RSU); $5,000 (Stock option)
Annual equity grants for serving as member of committees:
Audit	$2,000 (RSU); $2,000 (Stock option)
Compensation	$2,000 (RSU); $2,000 (Stock option)
Nominating and Corporate Governance	$2,000 (RSU); $2,000 (Stock option)
Commercialization / Sales Committee	$2,000 (RSU); $2,000 (Stock option)
Finance Committee	$2,000 (RSU); $2,000 (Stock option)

The RSUs granted to non-employee directors pursuant to the Director Compensation Program will vest and become payable after one year of continuous service on the board. The options granted to non-employee directors pursuant to the Director Compensation Program will have an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant. The options will vest in equal quarterly installments over a one-year period, and the options will expire on the fifth anniversary of the date of the grant.

In addition, we reimburse non-employee directors for reasonable travel expenses for participation in board meetings and for travel conducted on behalf of our business.

Mr. Siegel received no additional compensation for his service as a director after being appointed Chief Executive Officer in May 2019. The compensation received by Mr. Siegel as a board member prior to his employment as Chief Executive Officer and his employee compensation during 2019 is presented in “Executive Officer Compensation - 2019 Summary Compensation Table.”

EXECUTIVE OFFICER COMPENSATION

As a smaller reporting company, we are not required to provide a separately-captioned “Compensation Discussion and Analysis” section. However, in order to provide a greater understanding to our stockholders regarding our compensation policies and decisions with respect to our “named executive officers” identified in the 2019 Summary Compensation Table below, we are including the following narrative disclosure to highlight salient portions of our executive compensation program. This narrative disclosure should be read in conjunction with the 2019 Summary Compensation Table below and the related tables that follow it.

Compensation Philosophy and Processes

Compensation for our executives and key employees is designed to attract and retain people who share our vision and values and who can consistently perform in such a manner that enables us to achieve our strategic goals. The compensation committee believes that the total compensation package for each of our executive officers is competitive with the market, thereby allowing us to retain executive talent capable of leveraging the skills of our employees and our unique assets in order to increase stockholder value.

Our executive compensation programs are designed to (1) motivate and reward our executive officers, (2) retain our executive officers and encourage quality service, (3) incentivize our executive officers to appropriately manage risks while improving our financial results, and (4) align executive officers’ interests with those of our stockholders. Under these programs, our executive officers are rewarded for the achievement of Company objectives and the realization of increased stockholder value.

The program seeks to remain competitive with the market while also aligning the executive compensation program with stockholder interests through the following types of compensation: (i) base salary; (ii) annual cash-based incentive bonuses; and (iii) equity-based incentive awards.

Key Executive Compensation Objectives

The compensation policies developed by the compensation committee are based on the philosophy that compensation should reflect both Company-wide performance, financial and operational performance, and the individual performance of the executive, including management of personnel under his or her supervision. The compensation committee’s objectives when setting compensation for our executive officers include:

●	Setting compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success. This is done in part through reviewing and comparing the compensation of other companies in our peer group.

●	Retaining executives and encouraging their continued quality service, thereby encouraging and maintaining continuity of the management team. Our competitive base salaries combined with cash and equity incentive bonuses, retirement plan benefits and the vesting requirements of our equity-based incentive awards, encourage high-performing executives to remain with the Company.

●	Incentivizing executives to appropriately manage risks while attempting to improve our financial results, performance and condition.

●	Aligning executive and stockholder interests. The compensation committee believes the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interests of our executive officers with those of our stockholders.

Our compensation program is designed to reward superior performance of both the Company and of each individual executive and seeks to encourage actions that drive our business strategy. Our compensation committee or a member thereof will meet with each of our executives quarterly to review performance, goals and expectations so that our annual compensation decisions, when made, will be more transparent and aligned with performance, goals and expectations. Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages.

Oversight of Executive Compensation

The Role of the Compensation Committee in Setting Compensation. Our compensation committee determines the compensation of our executive officers other than that of our chief executive officer. The compensation committee also approves or makes recommendations to our board of directors regarding equity compensation under our 2018 Plan. The compensation committee reviews base salary levels for executive officers of our Company and approves raises and bonuses based upon the Company’s achievements, individual performance and competitive and market conditions. Subject to compensation committee recommendations, our board of directors ultimately must approve the compensation of our chief executive officer. The compensation committee may delegate certain of its responsibilities, as it deems appropriate, to compensation subcommittees or to our officers, but it has not elected to do so to date.

The Role of Executives in Setting Compensation. While the compensation committee does not delegate any of its functions to others in setting the compensation of senior management, it includes members of senior management in the compensation committee’s executive compensation process. We have asked each of our senior executives to annually provide us with input with regard to their goals for the coming year. These proposals include suggested Company-wide and individual performance goals. The individual goals include not only the goals of such executive but also goals of the employees for whom the executive is responsible. The compensation committee reviews these proposals with the executives and provides the committee’s perspective on them. Quarterly meetings with the executives permit an ongoing dialogue to further our goal of enhancing communication and managing expectations regarding compensation matters.

The Role of Consultants in Setting Compensation. In fiscal 2019, the compensation committee did not retain compensation consultants to assist it in its review of executive compensation. As the compensation committee deems necessary or helpful, it may retain the services of compensation consultants in connection with the establishment and development of our compensation philosophy and programs in the future.

Compensation Risk Assessment

As part of its risk assessment process, the compensation committee reviewed material elements of executive and non-executive employee compensation. The compensation committee concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

The structure of our compensation program for our executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount. The incentive plan awards have risk-limiting characteristics:

●	Annual incentive awards to each of our executive officers are limited to the fixed maximum specified in the incentive plan;

●	Annual incentive awards are based on a review of a variety of performance factors, thus diversifying the risk associated with any single aspect of performance;

●	The compensation committee, which is composed of independent members of our board of directors, approves final incentive plan cash and stock awards in its discretion after reviewing executive and corporate performance; and

●	The significant portion of long-term value is delivered in shares of our Company with a multi-year vesting schedule, which aligns the interests of our executive officers to the long-term interests of our stockholders.

Elements of Compensation

The material elements of the compensation program for our named executive officers include: (i) base salary; (ii) cash-based incentive bonuses; and (iii) equity-based incentive awards.

Base Salaries. We provide each of our named executive officers with a base salary to compensate them for services rendered during the fiscal year and sustained performance. The purpose of the base salary is to reflect job responsibilities, value to the Company and competitiveness of the market. Salaries for our named executive officers are determined by the compensation committee based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions; the expertise of the individual executive; and the competitiveness of the market for the executive’s services.

Performance Cash-Based Incentive Bonuses. Our practice is to award cash-based incentive bonuses, based in part on the achievement of performance objectives or significant accomplishments as established by the compensation committee from time-to-time in its discretion. These performance objectives and significant accomplishments are, in part, developed in partnership with the executive and are discussed on an ongoing basis throughout the year.

Equity-Based Incentive Awards. Our equity-based incentive awards are designed to align the interests of our employees and consultants, including our named executive officers, with those of our stockholders. Our compensation committee is responsible for approving equity grants. Vesting of the stock option and restricted stock unit awards is tied to continuous service with the Company and serves as an additional retention measure and long-term incentive.

Key Compensation Decisions and Developments for Fiscal Year 2019

Following the completion of the 2019 fiscal year, each of our executive officers self-evaluated him or herself against his or her specific goals. The compensation committee also performed its own assessment. Based on the year-end assessments, and pursuant to each executive’s current employment agreement, the compensation committee elected not to grant our executive officers incentive bonuses for calendar year 2019.

●	Base Pay. Pursuant to their respective employment agreements, the 2019 base salaries for our named executive officers were as follows:

Kenneth Siegel Chief Executive Officer	$275,000

Thomas C. Chesterman, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	$250,000

Kim Wolin Executive Vice President, Operations and Secretary	$145,000

Loretta P. Mayer, Ph.D., Former Chair of the Board, Chief Executive Officer and Chief Scientific Officer	$300,000

Cheryl A. Dyer, Ph.D., Former President and Chief Research Officer	$250,000

2019 Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the person who served as our principal executive officer at the end of 2019; (ii) the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of 2019 and whose total compensation for 2019 exceeded $100,000; and (iii) our former principal executive officer and one additional executive officer whose compensation would have been disclosed under (ii) but that the person was not serving as an executive officer at the end of 2019. The persons described in clauses (i) through (iii) above are collectively referred to herein as our “named executive officers.”

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Kenneth Siegel (4)	2019	$182,573	$—	$5,350	$808,198	$—	$355	$996,476
Chief Executive Officer	2018	$—	$—	$—	$—	$—	$—	$—
Thomas Chesterman	2019	$250,000	$—	$—	$31,080	$—	$10,981	$292,061
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2018	$250,000	$—	$—	$—	$—	$—	$250,000
Kim Wolin (5)	2019	$145,000	$—	$—	$24,864	$—	$3,575	$173,439
Executive Vice President, Operations and Secretary	2018	$145,000	$14,500	$14,500	$—	$—	$3,387	$177,387
Loretta P. Mayer (6),	2019	$256,923	$—	$—	$—	$—	$338,225	$595,148
Ph.D., Former Chair of the Board, Chief Executive Officer and Chief Scientific Officer	2018	$300,000	$—	$—	$—	$—	$14,427	$314,427
Cheryl A. Dyer (6),	2019	$214,103	$—	$—	$—	$—	$279,918	$494,021
PhD., Former President and Chief Research Officer	2018	$250,000	$—	$—	$—	$—	$6,672	$256,672

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted in 2019, determined in accordance with ASC 718 for stock-based compensation. Assumptions used in the calculation of these award amounts are set forth in Note 11 (Stock-based Compensation) to the financial statements for the nine months ended September 30, 2019 filed herewith.

(2)	The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2019, determined in accordance with ASC 718 for stock-based compensation. Assumptions used in the calculation of these award amounts are set forth in Note 11 (Stock-based Compensation) to the financial statements for the nine months ended September 30, 2019 filed herewith.

(3)	The amounts in this column reflect the payment by the Company of life insurance and disability insurance premiums pursuant to respective employment agreements.

(4)	Mr. Siegel was appointed to the board in February 2019 by our board to fill a vacancy. On May 15, 2019, Mr. Siegel was named Chief Executive Officer of the Company. $10,698 of the $182,573 salary above represented non-employee director compensation for his service as a board member. Stock awards with a grant date fair value of $5,350 as well as option grants with a $4,598 grant date fair value (of option grants totaling $808,198 in grant date fair value), were issued in Mr. Siegel’s role as a board member, prior to his commencement as Chief Executive Officer of the Company.

(5)	The 2018 stock award of $14,500 represents one half of the bonus awarded Ms. Wolin. Ms. Wolin elected to receive $14,500 in cash and $14,500 in Common Stock, issued to Ms. Wolin in lieu of cash.

(6)	Drs. Mayer’s and Dyer’s employment with the Company was terminated effective November 11, 2019. Salaries listed reflect cash payments of salary through this date. In addition, for Drs. Dyer and Mayer, the amounts under the “All Other Compensation” column include severance benefits, including salary continuation, COBRA insurance and legal fees of $320,000 and $270,812, respectively.

Outstanding Equity Awards at December 31, 2019

The following table sets forth all outstanding equity awards held by each of our named executive officers as of December 31, 2019.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)(1)	Option expiration date
Kenneth Siegel	415	—		17.00	2/14/2024
	5,834	29,167	(2)	28.40	6/18/2024

Thomas C. Chesterman	6,000	—		10.00	12/15/2025
	209	2,292	(3)	20.00	9/20/2024

Kim Wolin	1,000	—		10.00	7/3/2025
	5,250	—		10.00	11/16/2025
	167	1,834	(3)	2.00	9/20/2024

Loretta P. Mayer	15,000	—		10.00	7/3/2025
	2,000	—		10.00	10/15/2025

Cheryl A. Dyer	15,000	—		10.00	7/3/2025
	2,000	—		10.00	10/15/2025

(1)	The option exercise price is the closing price of our Common Stock on the grant date.

(2)	1/12th of the option vested on August 16, 2019 and the remainder vests in equal 1/12th quarterly installments thereafter.

(3)	1/12th of the option vested on December 20, 2019 and the remainder vests in equal 1/12th quarterly installments thereafter.

Employment Agreements

We have entered into agreements with certain of our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group.

Agreement with Kenneth Siegel. We entered into an employment letter agreement with Mr. Siegel on May 15, 2019 to serve as the Company’s Chief Executive Officer, effective May 16, 2019. Under the terms of the employment letter agreement, Mr. Seigel received an annual base salary of $275,000 and a one-time signing bonus of a stock option representing 35,000 shares of Common Stock, which vests quarterly over a three-year period, and is subject to the terms and conditions of the Company’s 2018 Plan and standard form of option agreement. Mr. Seigel is also eligible to receive an annual incentive bonus with a target value equal to 50% of his annual base salary, payable in cash, subject to his achievement of performance objectives to be determined by the compensation committee or board of directors. In addition, after each full year of employment with the Company, subject to board approval, Mr. Sigel will receive an annual option grant (each, an “Additional Option”) valued at 35% of his then base salary, subject to such vesting terms as determined by the board in its discretion. The initial option and Additional Options that are granted to Mr. Siegel will remain exercisable for five years following the end of his continuous service with the Company. Mr. Seigel will also be eligible to participate in the standard benefits, vacation and expense reimbursement plans offered to similarly situated employees. Mr. Siegel entered into the Company’s standard form of indemnification agreement applicable to its directors and officers.

In the event of Mr. Siegel’s termination by the Company without Cause (as defined in the employment letter agreement) or if Mr. Siegel resigns for Good Reason (as defined in the employment letter agreement), Mr. Siegel will be entitled to severance benefits equal to 12 months’ continuation of his then base salary. In addition, the Company will reimburse Mr. Siegel for COBRA premiums in effect on the date of termination for coverage in effect for him and, if applicable, his spouse and dependent children on such date under the Company’s group health plan(s). Finally, the vesting of Mr. Siegel’s initial option and Additional Options will be accelerated such that he will be deemed vested in those shares subject to the options that would have vested in the 12-month period following his separation date had his employment not ended.

Agreement with Mr. Chesterman. We entered into an employment offer letter with Mr. Chesterman dated November 20, 2015 to serve as our Chief Financial Officer. Pursuant to this agreement, we pay Mr. Chesterman a salary of $250,000 per year, and in accordance with the employment offer letter, Mr. Chesterman’s salary may be paid up 50% in stock options until we are in the financial position to pay the salary entirely in cash, to be determined by the Chief Executive Officer. In addition, Mr. Chesterman is eligible for a performance bonus, which amounts will be determined at least annually by mutual agreement based on achievement of personal and Company goals, and will be targeted to be no less than $200,000 per year.

Mr. Chesterman is entitled to accrue four weeks paid vacation and ten days of sick leave per calendar year and may participate in our standard benefits plans.

Per the employment offer letter, on November 20, 2015, we granted Mr. Chesterman a stock option to purchase 6,000 shares of our Common Stock at an exercise price equal to $10.00 per share, which option vests over a four-year vesting schedule, with 1⁄48th of the option vesting monthly beginning on January 1, 2016, until such option is vested in full or Mr. Chesterman’s employment is terminated.

Insurance Premiums

We pay 75% of premiums for medical insurance and dental insurance for all full-time employees, including our named executive officers. We also offer high deductible plan options that include a healthcare flexible spending account component for all full-time employees, including our named executive officers. These benefits are available to all full-time employees, subject to applicable laws. We also previously paid premiums for life insurance for Dr. Mayer and Dr. Dyer per the terms of their respective employment letter agreements.

Separation Agreements

Agreement with Dr. Mayer. We entered into a separation agreement with Dr. Mayer effective November 12, 2019. Pursuant to separation terms contained in Dr. Mayer’s employment agreement dated June 30, 2016, Dr. Mayer is eligible to receive her base salary and health insurance benefits for a period of 12 months following the effective date of her termination.

Agreement with Dr Dyer. We entered into a separation agreement with Dr. Dyer effective November 12, 2019. Pursuant to separation terms contained in Dr. Dyer’s employment agreement dated June 30, 2016, Dr. Dyer is eligible to receive her base salary and health insurance benefits for a period of 12 months following the effective date of her termination.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our Common Stock that may be issued under our equity plans, including upon the exercise of options and vesting of RSUs granted to employees, consultants or directors as of December 31, 2019:

Number of securities
	Number of securities			remaining available for future
	to be issued		Weighted-	issuance under
	upon		average	equity
	exercise of		exercise price of	compensation plans
	outstanding options,		outstanding options,	(excluding securities
	warrants and rights		warrants and rights	reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	489,176	(1)	$22.90	632,642
Equity compensation plans not approved by security holders	—		$—	—
Total	489,176	(1)	22.90	632,642

(1)	Amount includes 5,877 RSUs granted and unvested as of December 31, 2019.

Options to purchase Common Stock and RSUs are outstanding under our 2018 Plan. The 2018 Plan was approved by our stockholders at our 2018 Annual Meeting of Stockholders and replaces our2015 Equity Incentive Plan for purposes of new equity grants. The 2018Plan enables us to grant options, restricted stock, RSUs and certain other equity-based compensation to our officers, directors, employees and consultants. Under the 2018Plan, we awarded RSUs and options to each of our non-employee directors in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 5, 2020, information regarding beneficial ownership of our Common Stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of Common Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

The number of shares listed below under the heading “Total Shares Beneficially Owned” is the aggregate beneficial ownership for each stockholder and includes:

●	Common Stock beneficially owned;

●	Common Stock warrants exercisable;

●	currently vested options and RSUs; and

●	stock options and RSUs that are not currently vested but will become vested within 60 days of February 5, 2020.

Of this total amount, the number of shares of Common Stock underlying options and RSUs that are currently vested and stock options and RSUs that are not currently vested but will become vested within 60 days after February 5, 2020 are deemed outstanding for the purpose of computing the percentage ownership of Common Stock outstanding beneficially owned by a stockholder, director or executive officer (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Issuable Upon Exercise of Warrants, Options and Vesting of RSUs Exercisable or Vested” but the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of Common Stock outstanding beneficially owned by any other person. This table is based on information supplied by officers, directors, principal stockholders and filings made with the SEC. Percentage ownership is based on 1,592,170 shares of Common Stock outstanding as of February 5, 2020, as adjusted for the 1-for-20 reverse stock split effectuated on February 5, 2020.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SenesTech, Inc., 23460 N 19th Ave., Suite 110, Phoenix, AZ 85027.

		Number of
		Shares Issuable
		Upon
		Exercise
		of Warrants,
		Options
		and Vesting of
		RSUs
		Exercisable or
	Number of	Vested
	Shares Beneficially	as of February 5,	Total Shares Beneficially Owned
Name of Beneficial Owner	Held	2020	Shares	Percent
5% Owners:

Sabby Volatility Warrant Master Fund, Ltd. (1)	100,196	⸻	100,196	6.30%

Directors and Named Executive Officers:

Thomas C. Chesterman	494	6,417	6,911	*
Jamie Bechtel	1,614	3,080	4,694	*
Delphine François Chiavarini	468	1,806	2,274	*
Marc Dumont (3)	6,855	4,828	11,683	*
Kenneth Siegel	35,128	9,161	44,829	2.78%
Matthew K. Szot	3,812	4,515	8,327	*
Julia Williams, M.D. (4)	9,577	3,572	13,149	*
Kim Patrice Wolin	5,864	6,584	12,448	*
Loretta P. Mayer, Ph.D. (2) (5)	8,009	17,000	25,009	1.57
Cheryl A. Dyer, Ph.D. (2) (5)	6,005	17,000	23,005	1.44
All executive officers and directors as a group (10 persons) (5)	77,826	74,890	152,716	9.59%

*	Represents beneficial ownership of less than one percent (1%).

(1)

According to information contained in documents maintained by SenesTech, Inc. Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) beneficially owns 100,196 shares and 100,196 shares issuable upon exercise of warrants. The warrants contain a provision that limits exercise if Sabby would beneficially own in excess of 4.99% (or 9.99% at their election) of our outstanding common stock. Accordingly, no amount of the shares underlying the warrants is included in the table as beneficially owned. According to the Schedule 13G/A (Amendment No. 1) filed with the SEC on January 9, 2018 by Sabby Management, LLC, Sabby Management, LLC and Hal Mintz may be deemed to beneficially own, and share with Sabby, the power to vote and direct the vote, and the power to dispose or direct the disposition of, the total number of shares beneficially owned by Sabby. Sabby Management, LLC serves as the investment manager of Sabby, and Mr. Mintz serves as manager of Sabby Management, LLC.

(2)	Drs. Mayer and Dyer are married, but for purposes of the share amounts and percentages in this table, their beneficial ownership is displayed separately.

(3)	Includes shares of Common Stock held by Marc Dumont and Patrick Dumont, JTWROS, an affiliate of Mr. Dumont.

(4)	Includes shares of Common Stock held by Julia A. Williams MD Trust, an affiliate of Dr. Williams.

(5)	Drs. Mayer’s and Dyer’s employment was terminated December 24, 2019. The information provided reflects latest data available to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2018, we were not a party to any transactions that require disclosure under Item 404 of Regulation S-K.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact they are or were serving in such capacity. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved requires disclosure under Item 404 of Regulation S-K and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

In addition, if a related person transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or Nasdaq listing requirements.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to Class A Units and Class B Units. Each Class A Unit consists of one share of our Common Stock and a Warrant to purchase one share of our Common Stock. Each Class B Unit consists of one Pre-Funded Warrant to purchase one share of our Common Stock and a Warrant to purchase one share of our Common Stock. The Class A Units and the Class B Units will not be certificated. The shares of Common Stock or the Pre-Funded Warrant, as the case may be, and Warrants included in the Units are immediately separable and will be issued separately in this offering. Each purchase of Class B Units in this offering will reduce the number of Class A Units in this offering on a one-for-one basis. We are also registering the shares of our Common Stock included in Class A Units and issuable upon exercise of the Pre-Funded Warrant and the Warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock are described herein under the caption "Description of Capital Stock."

Pre-Funded Warrants and Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants and the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-Funded Warrants and the Warrants. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants and form of Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants and the Warrants. This description is subject to and qualified entirely by the terms of the forms of Pre-Funded Warrants and the Warrants filed as an exhibit to the registration statement of which this prospectus is a part.

Pre-Funded Warrants

The term “pre-funded” refers to the fact that the purchase price of our Common Stock in this offering includes almost the entire exercise price that will be paid upon exercise of the Pre-Funded Warrants, $ per share (based on an assumed public offering price of $ per Class A Unit), except for a nominal remaining exercise price of $ per share. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Common Stock which would result in such ownership of more than 4.99% (or, at the election of the purchaser, 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. The Pre-Funded Warrants offered hereby will be immediately exercisable on the date of issuance and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants will have an exercise price of $ per share.

Adjustment.   For so long as the Pre-Funded Warrants remain outstanding, the exercise price and number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to adjustment as follows: (a) upon payment of a stock dividend or other distribution on a class or series of shares Common Stock, not including shares issued under the Pre-Funded Warrants; (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Common Stock; (c) upon the issuance of any shares of capital stock by reclassification of shares of the Common Stock.

 Rights upon Distribution of Assets.   In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the Pre-Funded Warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the Pre-Funded Warrant.

Fundamental Transaction.   In the event of a Fundamental Transaction, as described in the Pre-Funded Warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets; our consolidation or merger with or into another person; a recapitalization, reorganization or reclassification in which our Common Stock is converted into other securities, cash or property; or any acquisition of our outstanding Common Stock that results in any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Common Stock, then the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such Fundamental Transaction.

Purchase Right.   Any time that the Company grants, issues, or sells any Common Stock Equivalents (as defined in the Pre-Funded Warrants) pro rata to all of the record holders of the Common Stock (the " Pre-Funded Purchase Right"), the holder of the Warrant will be entitled to acquire the aggregate Pre-Funded Purchase Rights that the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the Pre-Funded Warrant. However, to the extent that an exercise of the Purchase Right would exceed the Pre-Funded Beneficial Ownership Limitation (defined below), then to such extent the Purchase right will be held in abeyance until such time, if ever, that complete exercise of the Purchase Right would not exceed the Pre-Funded Warrant Beneficial Ownership Limitation.

Transferability.   Subject to applicable laws and restrictions on transfer, the Pre-Funded Warrant may be transferred at the option of the holder. The Warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability.   The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its Pre-Funded Warrant, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available, nor is any current prospectus thereto available, and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Stock after exercise (the “Pre-Funded Warrant Beneficial Ownership Limitation”), except that upon at least 61 days' prior notice from the holder to us, the holder may increase the Pre-Funded Beneficial Ownership Limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder.   Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder's ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their Pre-Funded Warrants.

Waivers and Amendments.   Subject to certain exceptions, any term of the Warrants issued under the Purchase Agreement may be amended or waived with our written consent and the written consent of the holders representing 66% of Common Stock into which the Warrants are then exercisable, provided that any change to the exercise price, expiration date, or number of shares of Common Stock into which the Pre-Funded Warrant is exercisable requires the consent of the holder of the warrant so amended.

Compensation for Buy-In on Failure to Timely Deliver Securities.   Upon exercise of the Pre-Funded Warrant by the holder, if the Company fails to cause its transfer agent to deliver the securities to holder by the required share delivery date set forth in the Pre-Funded Warrant, and as result the holder or the holder’s broker must purchase shares of Common Stock in satisfaction of a sale by the holder of Common Stock that the holder anticipated receiving upon an exercise of the Pre-Funded Warrant (a “Pre-Funded Buy-In”), then, generally, the holder may require the Company to (1) pay to the holder the difference, if any, between the price at which the holder or its broker purchased Common Stock to cover the Pre-Funded Buy-In and the price at which the same number of shares could have been purchased under the Pre-Funded Warrant and (2) at the option of the holder, either reinstate the portion of the Pre-Funded Warrant that the holder exercised and the Company failed to honor or issue the number of shares requested in such exercise.

Exchange Listing. There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Warrants

Duration and Exercise Price.   The Warrants have an exercise price of $ per share and are exercisable after . The Warrants will expire ..

Adjustment.   For so long as the Warrants remain outstanding, the exercise price and number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment as follows: (a) upon payment of a stock dividend or other distribution on a class or series of shares Common Stock, not including shares issued under the Warrants; (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Common Stock; (c) upon the issuance of any shares of capital stock by reclassification of shares of the Common Stock.

Rights upon Distribution of Assets.   In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the Warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the Warrant.

Fundamental Transaction.   In the event of a Fundamental Transaction, as described in the Warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets; our consolidation or merger with or into another person; a recapitalization, reorganization or reclassification in which our Common Stock is converted into other securities, cash or property; or any acquisition of our outstanding Common Stock that results in any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Common Stock, then the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the Warrants immediately prior to such Fundamental Transaction. Subject to certain limitations, in the event of a Fundamental Transaction, the Warrant holder may at its option require the Company or any Successor Entity (as defined in the Warrant) to purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of the Fundamental Transaction.

Purchase Right.   Any time that the Company grants, issues, or sells any Common Stock Equivalents (as defined in the Warrants) pro rata to all of the record holders of the Common Stock (the "Purchase Right"), the holder of the Warrant will be entitled to acquire the aggregate Purchase Rights that the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the Warrant. However, to the extent that an exercise of the Purchase Right would exceed the Beneficial Ownership Limitation (defined below), then to such extent the Purchase right will be held in abeyance until such time, if ever, that complete exercise of the Purchase Right would not exceed the Warrant Beneficial Ownership Limitation.

Transferability.   Subject to applicable laws and restrictions on transfer, the Warrant may be transferred at the option of the holder. The Warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability.   The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its Warrant, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, nor is any current prospectus thereto available, and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Common Stock determined according to a formula set forth in the Warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Stock after exercise (the “Warrant Beneficial Ownership Limitation”), except that upon at least 61 days' prior notice from the holder to us, the holder may increase the Warrant Beneficial Ownership Limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder.   Except as otherwise provided in the Warrants or by virtue of such holder's ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their Warrants.

Waivers and Amendments.   Subject to certain exceptions, any term of the Warrants issued under the Purchase Agreement may be amended or waived with our written consent and the written consent of the holders representing 66% of Common Stock into which the Warrants are then exercisable, provided that any change to the exercise price, expiration date, or number of shares of Common Stock into which the Warrant is exercisable requires the consent of the holder of the warrant so amended.

Compensation for Buy-In on Failure to Timely Deliver Securities.   Upon exercise of the Warrant by the holder, if the Company fails to cause its transfer agent to deliver the securities to holder by the required share delivery date set forth in the Warrant, and as result the holder or the holder’s broker must purchase shares of Common Stock in satisfaction of a sale by the holder of Common Stock that the holder anticipated receiving upon an exercise of the Warrant (a “Buy-In”), then, generally, the holder may require the Company to (1) pay to the holder the difference, if any, between the price at which the holder or its broker purchased Common Stock to cover the Buy-In and the price at which the same number of shares could have been purchased under the Warrant and (2) at the option of the holder, either reinstate the portion of the Warrant that the holder exercised and the Company failed to honor or issue the number of shares requested in such exercise.

Exchange Listing. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

DESCRIPTION OF CAPITAL STOCK

General

The descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws that are currently in effect.

Our amended and restated certificate of incorporation provides for Common Stock and preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.001 per share, of which 100,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as preferred stock.

As of February 5, 2020, our Common Stock was held by approximately 700 stockholders of record. As of February 5, 2020, we had 33,758 shares of our Common Stock reserved for issuance under our 2018 Plan.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefor. In the event that we liquidate, dissolve or wind up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. As discussed in “Risk Factors” above, certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change of control involving us that our stockholders may consider favorable. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the closing of this offering will be, fully paid and non-assessable.

Except as otherwise required by Delaware law, all stockholder action, other than the election of directors or certain amendments of our amended and restated certificate of incorporation, is taken by the vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, at a meeting in which a quorum, consisting of a majority of the outstanding shares of Common Stock is present in person or by proxy. The election of directors by our stockholders is determined by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote, at a meeting held for such purposes at which a quorum, consisting of a majority of the outstanding shares of Common Stock, is present in person or by proxy. Certain amendments to our amended and restated certificate of incorporation require the approval of holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all then-outstanding shares of our Common Stock entitled to vote generally in the election of directors, voting together as a single class.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no present plan to issue any shares of preferred stock.

Options to Purchase Common Stock

As of February 5, 2020, options to purchase 136,359 shares of our Common Stock issued pursuant to our 2018 Plan at a weighted-average exercise price of $27.85 per share were outstanding. As of February 5, 2020, we had 3,877 shares of Common Stock issuable upon the vesting of RSUs outstanding.

Outstanding Warrants

As of February 5, 2020, we had 679,989 shares of Common Stock issuable upon exercise of outstanding Common Stock warrants, at a weighted-average exercise price of $22.65 per share. After the closing of this offering, assuming the sale of Class A Units and no sale of Class B Units in this offering, shares of Common Stock will be issuable upon exercise of the placement agent warrants and shares of Common Stock will be issuable upon the exercise of the Warrants.

Common Stock Warrants Issued in January 2020 Private Placement (the “January 2020 Private Placement Warrants”)

On January 28, 2020, in a private placement concurrent with a registered direct offering (the “Registered Direct Offering”) of shares of the Company’s Common Stock, the Company also issued warrants to purchase an aggregate of up to 177,500 shares of Common Stock to certain institutional and accredited investors in the Registered Direct Offering. The warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.1 to our Form 8-K filed on January 28, 2020.

Duration and Exercise Price. The warrants have an exercise price of $9.00 per share and are exercisable after July 28, 2020. The warrants will expire July 28, 2025.

Adjustment. For so long as the warrants remain outstanding, the exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment as follows: (a) upon payment of a stock dividend or other distribution on a class or series of shares Common Stock, not including shares issued under this warrant; (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Common Stock; or (c) upon the issuance of any shares of capital stock by reclassification of shares of the Common Stock.

Rights upon Distribution of Assets. In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets; our consolidation or merger with or into another person or reorganization; a recapitalization, reorganization or reclassification in which our Common Stock is converted into other securities, cash or property; or any acquisition of our outstanding Common Stock that results in any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, then the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. Subject to certain limitations, in the event of a Fundamental Transaction the warrant holder may at its option require the Company or any Successor Entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the consummation of the Fundamental Transaction.

Purchase Right. Any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “January 2020 Purchase Right”), the holder of the warrant will be entitled to acquire the aggregate January 2020 Purchase Rights that the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant. However, to the extent that an exercise of the January 2020 Purchase Right would exceed the Beneficial Ownership Limitation (defined below), then to such extent the January 2020 Purchase Right will be held in abeyance until such time, if ever, that complete exercise of the January 2020 Purchase Right would not exceed the Beneficial Ownership Limitation.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder. The warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. After the Initial Exercisability Date, the warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its warrant (but not sooner than six months following the date of the warrant), a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available, nor is any current prospectus thereto available, and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Common Stock determined according to a formula set forth in the warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants issued under the January 2020 Purchase Agreement may be amended or waived with our written consent and the written consent of the holders representing 66% of Common Stock into which the warrants are then exercisable, provided that any change to the Exercise Price, Expiration Date, or number of shares of Common Stock into which the warrant is exercisable requires the consent of the holder of the warrant so amended.

Compensation for Buy-In on Failure to Timely Deliver Securities. Upon exercise of the warrant by the holder, if the Company fails to cause its transfer agent to deliver the securities to holder by the required share delivery date set forth in the warrant, and as result the holder or the holder’s broker must purchase shares of Common Stock in satisfaction of a sale by the holder of Common Stock that the holder anticipated receiving upon an exercise of the warrant (a “January 2020 Buy-In”), then, generally, the holder may require the Company to (1) pay to the holder the difference, if any, between the price at which the holder or its broker purchased Common Stock to cover the January 2020 Buy-In and the price at which the same number of shares could have been purchased under the warrant and (2) at the option of the holder, either reinstate the portion of the warrant that the holder exercised and the Company failed to honor or issue the number of shares requested in such exercise.

Common Stock Warrants Issued to Placement Agent in January 2020 Registered Direct Offering and Private Placement

On January 28, 2020, in connection with the Registered Direct Offering, the Company issued to H.C. Wainwright & Co., LLC, as placement agent, a warrant to purchase 13,313 shares of Common Stock. The warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.2 to our Form 8-K filed on January 28, 2020. This warrant has substantially similar terms as the January 2020 Private Placement Warrants described above, except that the placement agent warrant has an exercise price of $10.00 per share.

Common Stock Warrants Issued in July 2019 Equity Offering

On July 16, 2019, in connection with a secondary public offering of shares of the Company’s Common Stock, the Company issued to H.C. Wainwright & Co., LLC, as placement agent, a warrant to purchase 8,334 shares of Common Stock. The warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.1 to our Form 8-K filed on July 17, 2019. This warrant has substantially similar terms as the January 2020 Private Placement Warrants described above, except that this warrant has an exercise price of $33.75 per share and will expire July 11, 2024.

Common Stock Warrants Issued in August 2018 Rights Offering

On August 13, 2018, in connection with a rights offering of 267,853 shares of its Common Stock (the “2018 Rights Offering”), the Company issued to investors warrants to purchase 267,853 shares of its Common Stock. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.1 to our Form 10-Q filed on August 14, 2018. This warrant has substantially similar terms as the January 2020 Private Placement Warrants described above, except that this warrant has an exercise price of $23.00 per share and will expire August 13, 2023. In addition, this warrant has the following terms:

Right of Redemption. Subject to certain limitations in the warrant, the Company may redeem for consideration equal to $0.01 all of the outstanding warrants for which a Notice of Exercise has not been delivered if, six months after the warrants become exercisable, (1) the VWAP for each of five consecutive trading days is $57.50 and (2) the holders of the warrants have no material, non-public information from the Company. The Company must provide at least thirty days’ notice of the date of such redemption. Following such notice and prior to the date of redemption, the warrants may be exercised for cash in accordance with the terms therein.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders.

Common Stock Warrants Issued to Dealer-Manager in August 2018 Rights Offering

In connection with the closing of the 2018 Rights Offering, the Company also issued a warrant to purchase 13,393 shares of Common Stock to Maxim Partners LLC, an affiliate of the dealer-manager of the 2018 Rights Offering. The warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.2 to our Form 10-Q filed on August 14, 2018. This warrant has substantially similar terms as the warrants described in the August 2018 Rights Offering described above, except that this warrant has an exercise price of $34.50 per share, will expire July 25, 2023, and does not have a redemption feature.

Common Stock Warrants Issued in June 2018 Private Placement

On June 20, 2018, the Company issued warrants to purchase a total of 56,696 shares of Common Stock to an investor in a private placement. The warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.1 to our Form 8-K filed on June 20, 2018.

Duration and Exercise Price. The warrants have an exercise price of $36.40 per share and are exercisable after December 20, 2018. The warrants will expire in December 2023.

Adjustment. For so long as the warrants remain outstanding, the exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment as follows: (a) as the Company’s board of directors deems appropriate, or (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Common Stock.

Rights upon Distribution of Assets. In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person or reorganization, recapitalization or reclassification or the acquisition of our outstanding Common Stock which results in any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. Subject to certain limitations, in the event of a Fundamental Transaction the warrant holder may at its option require the Company or any Successor Entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the consummation of the Fundamental Transaction.

Purchase Right. Any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “June 2018 Purchase Right”), the holder of the warrant will be entitled to acquire the aggregate June 2018 Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder. The warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. After the Initial Exercisability Date, the warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its warrant, a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders.

Failure to Timely Deliver Securities. Upon exercise of the warrant by the holder, if the Company or its transfer agent fails to deliver the securities to holder by the required share delivery date set forth in the warrant, then, generally, the holder may require the Company to pay to the holder an amount in cash to make the investor whole in connection with the Company’s failure to timely deliver securities.

Common Stock Warrants Issued to Participants in November 2017 Offering

On November 21, 2017, in its public offering of Common Stock, the Company issued warrants to purchase a total of 232,875 shares of Common Stock to investors. Terms used but not otherwise defined herein will have the meaning given them in the warrant, attached as Exhibit 4.2 to our Form 8-K filed on November 17, 2017.

Duration and Exercise Price. The warrants have an exercise price of $30.00 per share, are exercisable immediately and will expire in November 2022, on the fifth anniversary of the original issuance date.

Adjustment. For so long as the warrants remain outstanding, the exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment as follows: (a) as the Company’s board of directors deems appropriate, (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Common Stock, (c) upon the issuance or announcement of contemplated issuance (“Dilutive Issuance”) of shares of Common Stock, options or convertible securities for consideration per share less than the price equal to the exercise price of the warrants, except for certain Excluded Securities issued in connection with an Approved Equity Plan, (d) at the option of the warrant holder upon the Company’s entering into an agreement to issue securities that are issuable at a price which varies or may vary with the market price of the Company’s Common Stock (the “Variable Price”), and (e) in certain cases upon granting of stock appreciation rights, phantom stock rights or other rights with equity features, except for those granted pursuant to an Approved Equity Plan. For the adjustments summarized in (c) above, the exercise price of the warrants outstanding generally will adjust upon the record date of such issuance to the New Issuance Price (as defined in the warrant, and which will be based on the net price at which new securities in the Dilutive Issuance are issued or subsequently adjusted, and in some cases, the lower of such price or the weighted average trading price of the Common Stock for the four trading days immediately following public announcement of the Dilutive Issuance). For the adjustments summarized in (d) above, the holder may, at its option, elect to adjust the exercise price of the warrants to the Variable Price of securities sold by the Company pursuant to the agreement. Any adjustment made upon announcement or pursuant to a Dilutive Issuance will not be readjusted in the event that such Dilutive Issuance does not occur. This offering may be a Dilutive Issuance.

Rights upon Distribution of Assets. In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person or reorganization, recapitalization or reclassification or the acquisition of our outstanding Common Stock which results in any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash, assets or other property that the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. Subject to certain limitations, in the event of a Fundamental Transaction the warrant holder may at its option require the Company or any Successor Entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the consummation of the Fundamental Transaction.

Purchase Right. Any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “November 2017 Purchase Right”), the holder of the warrant will be entitled to acquire the aggregate November 2017 Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder. The warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its warrant, a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Limitation on Variable Rate Transactions. The Company may not effect or enter into any agreement to sell securities in a Variable Rate Transaction.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders.

Failure to Timely Deliver Securities. Upon exercise of the warrant by the holder, if the Company or its transfer agent fails to deliver the securities to holder by the required share delivery date set forth in the warrant, or if the Company did not provide the required notice to holder that a registration statement covering the issuance of the warrant shares subject to the exercise notice is not available and the Company is unable to deliver the securities without any restrictive legend (each, an Exercise Failure), then, generally, the holder may rescind the exercise in whole or in part or may require the Company to pay to the holder an amount in cash to make the investor whole in connection with the Company’s failure to timely deliver securities.

Common Stock Warrant Issued to Underwriter of November 2017 Offering

In November 2017, the Company issued to Roth Capital Partners, LLC, as underwriter, a warrant to purchase 27,000 shares of Common Stock, which shares include a warrant (in the form of warrant issued to the public) to purchase an additional 20,250 shares of Common Stock in connection with our November 2017 offering. The warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Terms used but not otherwise defined herein will have the meaning given them in the warrant.

Duration and Exercise Price. The warrants have an exercise price of $30.00 per share, are exercisable immediately and will expire in November 2022, on the fifth anniversary of the original issuance date. The terms of the warrant are limited by FINRA Rule 5110(f)(2)(G), which provide, among others, that the warrant may not be exercised more than five years from the date that the registration statement registering the warrant was declared effective by the SEC.

Adjustment. The exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment as follows: (a) as the Company’s board of directors deems appropriate, or (b) upon a stock dividend, stock split, reorganization, subdivision or combination of shares of Common Stock.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction.

Purchase Right.   Any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “November Purchase Right”), the holder of the warrant will be entitled to acquire the aggregate November Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder after the expiration of the Lock-Up Period, which is 180 days after the registration statement registering the warrant became effective. The warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its warrant, a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holder.

Other Warrants

Prior to our initial public offering and in connection with entering into a license agreement, we issued warrants to purchase 750 shares of Common Stock to the University of Arizona. Terms used but not otherwise defined herein will have the meaning given them in the warrant.

Duration and Exercise Price. The warrants expire in June 2020 and have an exercise price of $150.00 per share.

Adjustment. The exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment upon a stock dividend, stock split, reorganization, subdivision, combination, reclassification or reorganization of shares of Common Stock.

Terminating Change. In the event of a Terminating Change, defined to include any consolidation, merger, sale of all or substantially all of the assets of the Company, or capital reorganization or certain reclassifications of the Company’s stock, the Company will pay to the holder the fair market value of the warrant shares immediately prior to the Terminating Change.

Notice. The warrant holder is entitled to notice of certain transactions, including when: (i) the Company takes a record of holders of its Common Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock or any class or other securities, (ii) the Company offers to sell certain Company securities, (iii) the Company’s Common Stock is reorganized or reclassified, (iv) any consolidation or merger of the Company or any conveyance of all or substantially all of the assets of the Company, (v) the Company undergoes a voluntary or involuntary dissolution, liquidation or winding up of the Company.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. At the election of the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holder.

IPO Underwriter Warrant

In connection with our initial public offering in December 2016, we issued warrants to purchase 9,375 shares of our Common Stock to Roth Capital Partners LLC.

Duration and Exercise Price. The warrants have an exercise price of $192.00 per share. The warrant was fully vested and exercisable on the date of grant and will expire in December 2021, on the fifth anniversary of the original issuance date.

Adjustment. The exercise price and number of shares of Common Stock issuable upon exercise of the warrant is subject to adjustment as follows: (a) as the Company’s board of directors deems appropriate, or (b) upon a stock dividend, stock split, reorganization, subdivision or combination of shares of Common Stock.

Rights upon Distribution of Assets. In the event that the Company declares or makes any dividend or other distribution of its assets to holders of its Common Stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. The Company may not enter into a Fundamental Transaction unless the successor entity assumes all obligations of the Company under the warrant pursuant to an agreement in form and substance reasonably satisfactory to the holder.

Purchase Right.   Any time that the Company grants, issues, or sells any securities pro rata to all of the record holders of the Common Stock (the “December 2016 Purchase Right”), the holder of the warrant will be entitled to acquire the aggregate December 2016 Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon exercise of the warrant.

Transferability. Subject to applicable laws and restrictions on transfer, the warrant may be transferred at the option of the holder. The warrants are not listed on any securities exchange or nationally recognized trading system.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If, at the time a holder exercises its warrant, a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holder.

For additional information about outstanding warrants, please read “Item 1. Financial Statements — Notes to Condensed Financial Statements — Note 11. Common Stock Warrants and Common Stock Warrant Liability” in our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018, as amended by Form 10-Q/A filed with the SEC on May 22, 2018.

Registration Rights

The Common Stock warrants issued under our 2018 Rights Offering provide for a registration right. During any period that the holders of these warrants wish to exercise their warrants and (1) we do not have an effective registration statement or current prospectus relating thereto (2) and an exemption to registration is not available in the opinion of the holder’s counsel, then we must immediately file a registration statement and use our best efforts to have it declared effective within 30 days.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of Common Stock outstanding will be able to satisfy the quorum requirement and be able to elect all of our directors by a plurality of the voting power of the shares present in person or by proxy. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by a resolution adopted by a majority of our board, our chair of the board, our chief executive officer or the president in absence of the chief executive officer. Any power of the stockholders to call a special meeting is specifically denied by the terms of our amended and restated certificate of incorporation.

Our board of directors is divided into three classes with staggered three-year terms. These provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	Before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	Upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-third percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	Any merger or consolidation involving the corporation and the interested stockholder;

●	Any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	The receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of a breach of fiduciary duty owed by any director, officer or other employee to the Company or the Company’s stockholders; any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action or proceeding asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Listing of our Common Stock

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SNES.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transfer Online, Inc. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, Oregon 97214.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated January 22, 2020, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, which purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities by us. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about                     , 2020.

Fees and Expenses

The following table show the per Class A Unit and per Class B Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

	Per Class A Unit	Per Class B Unit
Placement Agent Fees
Total

We have agreed to pay the placement agent a total cash fee equal to 7.5% of the gross proceeds of this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the placement agent a non-accountable expense allowance of $40,000 and up to $12,900 for the clearing expenses of the placement agent and reimburse the placement agent’s legal fees and expenses in an amount up to $100,000 in connection with this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $                .

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent warrants to purchase                 shares of Common Stock (equal to 7.5% of the aggregate number of shares of Common Stock (i) included within the Class A Units and (ii) issuable upon the exercise of the Pre-Funded Warrants included within the Class B Units that are, in each case, placed in this offering to investors) at an exercise price of $                 per share (equal to 125% of the per unit public offering price for the Class A Units), exercisable for five years from the date of the effectiveness of this offering. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The placement agent warrants will have substantially the same terms as the warrants being sold to the investors in this offering. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any shares of Common Stock issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have also agreed to give the placement agent, subject to the completion of this offering, certain rights of first refusal for a period of twelve months with respect to certain transactions, including any further capital raising transactions undertaken by us.

Tail Financing Payments

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the placement agent.

Lock-Up Agreements

We and each of our officers and directors have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any Common Stock or any securities convertible into, exercisable for, or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock for a period of 90 days after the effective date of the registration statement of which this prospectus is a part. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Stock and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the securities we are offering and the exercise price and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include, among other things, the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our Common Stock is currently traded on The Nasdaq Capital Market under the symbol “SNES.”

Insider Participation

One or more of our directors and executive officers have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

Other Relationships

From time to time, the placement agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Specifically, on January 28, 2020, we consummated the Registered Direct Offering of an aggregate of 177,500 shares of our Common Stock at a purchase price of $8.00 per share for aggregate gross proceeds of approximately $1.42 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, we also agreed to issue and sell warrants exercisable for an aggregate of up to 177,500 shares of Common Stock which represents 100% of the shares of Common Stock sold in the Registered Direct Offering, with an exercise price of $9.00 per warrant share. In connection with the Registered Direct Offering, we paid H.C. Wainwright & Co., LLC, as placement agent, a cash fee of $106,500, a management fee of $14,200, $40,000 for non-accountable expenses and clearing expenses of $12,900. In addition, we issued H.C. Wainwright & Co., LLC or its designees, a warrant to purchase 13,313 shares of Common Stock at an exercise price of $10.00 per share.

On July 16, 2019, we consummated a public offering of 151,852 shares of Common Stock at a price to the public of $27.00 per share for gross proceeds of approximately $4.1 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In connection with the offering, we paid H.C. Wainwright & Co., LLC, as placement agent, a cash fee of $307,500, a management fee of $41,000, $40,000 for non-accountable expenses, clearing expenses of $10,000 and $100,000 for other expenses. In addition, we issued H.C. Wainwright & Co., LLC or its designees, a warrant to purchase 8,334 shares of Common Stock at an exercise price of $33.75 per share.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Perkins Coie LLP, Portland, Oregon. Sheppard, Mullin, Richter & Hampton LLP, New York, New York is acting as counsel for the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The audited financial statements of the Company as of and for the years ended December 31, 2018 and 2017 included in this prospectus have been so included in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement, but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of SenesTech, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SenesTech, Inc. (the Company) as of December 31, 2018 and 2017, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2014.

Houston, TX

March 29, 2019
Except for the eighth paragraph of Note 1, as to which the date is February 6, 2020

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except shares and per share data)

	December 31,	December 31,
	2018	2017
ASSETS

Current assets:
Cash	$4,920	$2,101
Investment in securities	—	5,023
Accounts receivable	139	16
Prepaid expenses	342	170
Inventory	1,261	540
Deposits	9	19
Total current assets	6,671	7,869

Property and equipment, net	1,083	1,454
Total assets	$7,754	$9,323

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$219	$177
Accounts payable	173	391
Accrued expenses	771	589
Notes payable, related parties	—	12
Total current liabilities	1,163	1,169

Long-term debt, net	261	591
Deferred rent	16	41
Total liabilities	1,440	1,801

Commitments and contingencies (See note 15)	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,173,854 and 820,509 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	92,151	81,118
Accumulated deficit	(85,838)	(73,597)
Total stockholders’ equity	6,314	7,522

Total liabilities and stockholders’ equity	$7,754	$9,323

See accompanying notes to financial statements.

SENESTECH, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except shares and per share data)

	For the Years Ended December 31,
	2018	2017

Net Sales	$297	$52
Cost of sales	241	45
Gross profit	56	7

Operating expenses:
Research and development	2,404	3,191
Selling, general and administrative	9,532	9,132
Total operating expenses	11,936	12,323

Net operating loss	(11,880)	(12,316)

Other income (expense):
Interest income	25	29
Interest expense	(74)	(85)
Interest expense, related parties	—	(1)
Other income (expense)	21	87
Total other income (expense)	(28)	30

Net loss and comprehensive loss	$(11,908)	$(12,286)
Deemed dividend-warrant antidilution price protection adjustment	333	—
Net loss attributable to common shareholders	$(12,241)	$(12,286)
Loss per share attributable to common shareholders, basic and diluted	$(12.62)	$(22.50)

Weighted average common shares outstanding - basic and fully diluted	970,105	546,046

See accompanying notes to financial statements.

SENESTECH, INC.

STATEMENT OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except shares and per share data)

						Accumulated		Total
			Additional	Stock Subscribed		Other		Stockholders’
	Common Stock		Paid-In	not Issued		Comprehensive	Accumulated	Equity
	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	(Deficit)

Balance, December 31, 2016	507,865	$1	$72,078	8,500	$59	$—	$(61,311)	$10,827

Issuance of common stock sold for cash, net of fees	293,000	—	5,253	—	—	—	—	5,253
Issuance of common stock for services	8,511	—	552	(8,500)	(59)	—	—	493
Issuance of common stock for services, related parties	10,432	—	659	—	—	—	—	659
Issuance of common stock options for services	—	—	2,576	—	—	—	—	2,576
Cashless exercise of options	701	—	—	—	—	—	—	—
Net loss for the year ended December 31, 2017	—	—	—	—	—	—	(12,286)	(12,286)

Balance, December 31, 2017	820,509	$1	$81,118	—	$—	$—	$(73,597)	$7,522

Issuance of common stock sold for cash, net of fees	267,853	—	5,133	—	—	—	—	5,133
Issuance of common stock for services	11,060	—	36	—	—	—	—	36
Stock-based compensation	—	—	1,691	—	—	—	—	1,691
Issuance of common stock upon exercise of warrants	73,937	—	2,214	—	—	—	—	2,214
Issuance of common stock upon cashless exercise of stock options	695	—	—	—	—	—	—	—
Issuance of warrants			1,693					1,693
Warrant antidilution price protection adjustment			333				(333)	—
Option forfeitures and expirations			(67)					(67)
Net loss for the year ended December 31, 2018	—	—	—	—	—	—	(11,908)	(11,908)

Balance, December 31, 2018	1,173,854	$1	$92,151	—	$—	$—	$(85,838)	$6,314

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years
	Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,908)	$(12,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments	(47)	(36)
Amortization of discounts on investments	—	17
Depreciation and amortization	447	391
Stock-based compensation	3,413	3,728
Loss on sale of equipment	15	—
Loss on early extinguishment of debt	10	—
(Gain) loss on remeasurement of Common Stock warrant liability	1	(69)
(Increase) decrease in current assets:
Accounts receivable	(123)	(6)
Prepaid expenses	(172)	167
Inventory	(721)	(483)
Deposits	10	(10)
Increase (decrease) in current liabilities:
Accounts payable	(218)	40
Accrued contract cancellation settlement	—	(1,000)
Accrued expenses	189	218
Deferred rent	(25)	8
Net cash used in operating activities	(9,129)	(9,321)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities	—	(5,004)
Proceeds received on sale of securities	5,070	—
Proceeds received on sale of equipment	185	—
Purchase of property and equipment	(239)	(898)
Net cash provided by (used in) investing activities	5,016	(5,902)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of Common Stock, net	5,132	5,253
Proceeds from the issuance of notes payable	9	437
Repayments of notes payable, net	(281)	(73)
Repayments of notes payable, related parties	(12)	(24)
Repayments of capital lease obligations	(71)	(95)
Proceeds from the exercise of warrants	2,213	—
Payment of employee withholding taxes relating to share-based awards	(58)	—
Net cash provided by financing activities	6,932	5,498

NET CHANGE IN CASH	2,819	(9,725)
CASH AT BEGINNING OF PERIOD	2,101	11,826
CASH AT END OF PERIOD	$4,920	$2,101

SUPPLEMENTAL INFORMATION:
Interest paid	$74	$87
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deemed dividend	$333	—
Purchases of equipment under capital lease obligations	$37	$316

See accompanying notes to financial statements.

SENESTECH, INC.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1. Organization and Description of Business

SenesTech, Inc. (referred to as “SenesTech,” the “Company,” “we” or “us”) was formed in July 2004 and incorporated in the state of Nevada. The Company subsequently reincorporated in the state of Delaware in November 2015. Our corporate headquarters is in Flagstaff, Arizona. We have developed and are commercializing a global, proprietary technology for managing animal pest populations, primarily rat populations, through fertility control.

SenesTech, Inc. (referred to in this report as “SenesTech,” the “Company,” “we” or “us”) was formed in July 2004 and incorporated in the state of Nevada. The Company subsequently reincorporated in the state of Delaware in November 2015. Our corporate headquarters is in Flagstaff, Arizona. We have developed and are commercializing a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control.

Although a myriad of tools are available to fight rat infestations, communities continue to face challenges in controlling today’s infestations. Infestations result in incredible infrastructure damage, as well as pose additional risks to the health and food security of communities. In addition to these challenges, the pest management industry and Pest Management Professionals (PMPs) are being increasingly asked for new solutions to help solve the problem. With growing concerns about rat resistance to rodenticides and a growing interest in non-lethal options, it is becoming increasingly important for PMPs to have new tools at their disposal. Our goal is to provide customers with not only a solution to combat their most difficult infestations, but also offer a non-lethal option to serve customers that are looking to decrease or remove the amount of poison used in their pest management programs.

Our first fertility control product, ContraPest, is a liquid bait containing the active ingredients 4-vinylcyclohexene diepoxide (VCD) and triptolide. When consumed, ContraPest targets reproduction, limiting fertility in male and female rats beginning with the first breeding cycle following consumption. ContraPest is being marketed for use in controlling rat populations, specifically Norway and roof rats. On August 23, 2015, the United States Environmental Protection Agency (EPA) granted registration approval for ContraPest as a Restricted Product Due to Professional Expertise (referred to in this report as a “Restricted Use designation”), effective August 2, 2016. On October 18, 2018, the EPA approved the removal of the Restricted Use designation. We believe ContraPest is the first and only non-lethal, fertility control product approved by the EPA for the management of rodent populations.

In addition to the EPA registration of ContraPest in the U.S., we must obtain registration from the various state regulatory agencies prior to selling in each state. As of the date of this report, we have received registration for ContraPest in all 50 states and the District of Columbia, nine of which have approved the removal of the Restricted Use designation.

We expect to continue to pursue regulatory approvals and amendments to existing registration in the United States for ContraPest, as well as regulatory approvals for any additional jurisdictions beyond the United States. The Company also continues to pursue other potential additional fertility control and animal health products for additional species.

Besides providing just the product, SenesTech provides PMPs with product training, and supports the PMPs by creating tools, training and awareness campaigns to help inform their customers, specifically within the food safety industry and larger residential customers, such as Home Owners Associations (“HOAs”), on the benefits of including ContraPest into their IPM protocols.

Reverse Stock Split

On February 4, 2020, we amended our amended and restated certificate of incorporation to effect a 1-for-20 reverse split of our issued and outstanding shares of our Common Stock. The accompanying consolidated financial statements and notes thereto give retrospective effect to the reverse stock split for all periods presented. All issued and outstanding common stock, options and warrants exercisable for common stock, restricted stock units, preferred stock conversions to common stock and per share amounts contained in our consolidated financial statements have been retrospectively adjusted.

Going Concern

Although our audited financial statements for the year ended December 31, 2018 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2018 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

Potential Need for Additional Capital

Since our inception, we have sustained significant operating losses in the course of our research and development activities and expect such losses to continue for the near future. We have generated limited revenue to date from product sales, research grants and licensing fees received under our former license agreement with Neogen. In 2017, we began to prepare and launch commercialization of our first product, ContraPest. We have funded our operations to date through the sale of equity securities, including convertible preferred stock, common stock (“Common Stock”) and warrants to purchase Common Stock. Such sales include:

(i)	an initial public offering of 93,750 shares of our Common Stock on December 8, 2016 with warrants to purchase an additional 9,375 shares issued to Roth Capital Partners, LLC with an exercise price of $192.00 per share, as underwriter,

(ii)	a public offering on November 21, 2017 of 293,000 shares of our Common Stock at $20.00 per share with warrants issued to investors to purchase an additional 233,775 shares of our Common Stock with an initial exercise price of $30.00 per share that subsequently adjusted downward to $19.00 per share pursuant to antidilution price protection contained within those warrants, and warrants issued to Roth Capital Partners, LLC, as underwriter, to purchase an additional 47,250 shares with an exercise price of $30.00 per share,

(iii)	a private placement of warrants to purchase 56,696 shares of Common Stock in June 2018 with an exercise price of $36.40 per share in connection with an inducement agreement with a holder of outstanding warrants issued in November 2017 to exercise its original warrant representing 56,696 shares at an exercise price of $30.00 per share; and

(iv)	a rights offering in August 2018 (the “Rights Offering”), where we accepted subscriptions for 267,853 units for a purchase price of $23.00 per unit, with each unit consisting of one share of our Common Stock and one warrant, with each warrant exercisable for one share of our Common Stock at an exercise price of $23.00 per share, and warrants issued to an affiliate of Maxim Group, LLC, as dealer-manager, to purchase an additional 13,393 shares at $34.50 per share

We have also raised capital through debt financing, consisting primarily of convertible notes; and, to a lesser extent, payments received in connection with product sales, research grants and licensing fees.

Through December 31, 2018, we had received net proceeds of $61.7 million from our sales of Common Stock, preferred stock and warrant exercises and issuance of convertible and other promissory notes, an aggregate of $1.7 million from licensing fees and an aggregate of $0.4 million in net product sales. At December 31, 2018, we had an accumulated deficit of $85.8 million and cash and cash equivalents of $4.9 million.

Our ultimate success depends upon the outcome of a combination of factors, including: (i) successful commercialization of ContraPest and ongoing regulatory approvals of our other product candidates, (ii) market acceptance, commercial viability and profitability of ContraPest and other products; (iii) the ability to market our products and establish an effective sales force and marketing infrastructure to generate significant revenue; (iv) the success of our research and development; (v) our ability to retain and attract key personnel to develop, operate and grow our business; and (vi) our ability to meet our working capital needs.

Based upon our current operating plan, we expect that cash and cash equivalents and highly liquid, short term investments at December 31, 2018, in combination with anticipated revenue and additional sales of our equity securities, will be sufficient to fund our current operations for at least the next 12 months. However, if anticipated revenue targets and margin targets are not achieved and we are unable to raise necessary capital through the sale of our securities, we may seek to reduce operating expenses and are likely to require additional capital in order to fund our operating losses and research and development activities until we become profitable. We may never achieve profitability or generate positive cash flows, and unless and until we do, we will continue to need to raise capital through equity or debt financing. If such equity or debt financing is not available at adequate levels or on acceptable terms, we may need to delay, limit or terminate commercialization and development efforts.

Major Customer

The Company has two major customers that accounted for approximately 52% and 13% and $157,000 and $38,000 of sales for the year ended December 31, 2018 and 91% and $127,000 of total accounts receivable at December 31, 2018. The Company expects to maintain this relationship with the customer.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. The significant estimates in the Company’s financial statements include the valuation of preferred stock, Common Stock and related warrants, and other stock-based awards. Actual results could differ from such estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position or cash flows.

Cash and Cash Equivalents

The Company considers money market fund investments to be cash equivalents. The Company had cash equivalents of $0 and $3 at December 31, 2018 and December 31, 2017, respectively, included in cash as reported.

Investments in Securities

The Company uses cash holdings to purchase highly liquid, short term, investment grade securities diversified among security types, industries and issuers. All of the Company’s investment securities are measured at fair value. The Company’s investment securities primarily consist of municipal debt securities, corporate bonds, U.S. agency securities and commercial paper and highly-liquid money market funds.

Accounts Receivable

Accounts receivable consist primarily of trade receivables. The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer’s trade accounts receivable. The allowance for doubtful trade receivables was less than $1 at December 31, 2018 and $0 at December 31, 2017, respectively.

Inventories

Inventories are stated at the lower of cost or market value, using the first-in, first-out convention. Inventories consist of raw materials and finished goods.

Prepaid Expenses

Prepaid expenses consist primarily of payments made for director and officer insurance, director compensation, rent, legal and inventory purchase deposits and seminar fees to be expensed in the current year.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment held under capital leases are stated at the present value of minimum lease payments less accumulated amortization.

Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. The cost of leasehold improvements is amortized over the life of the improvement or the term of the lease, whichever is shorter. Equipment held under capital leases are amortized over the shorter of the lease term or estimated useful life of the asset. The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require long-lived assets or asset groups to be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated from the use of the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, such as discounted cash flow models and the use of third- party independent appraisals. The Company has not recorded an impairment of long-lived assets since its inception.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of the fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. The performance obligations identified by the Company under Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts With Customers, are straightforward and similar to the unit of account and performance obligation determination under ASC Topic 605, Revenue Recognition. There was no impact on the Company’s financial statements as a result of adopting ASC 606 for the twelve months ended ended December 31, 2018 and 2017, respectively.

The Company recognizes revenue when it leaves their dock at a fixed selling price and payment terms of 30 to 120 days from invoicing. The Company recognizes other revenue earned from pilot studies upon the performance of specific services under the respective service contract.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses primarily consist of salaries and benefits for research and development employees, stock-based compensation, consulting fees, lab supplies, costs incurred related to conducting scientific trials and field studies, and regulatory compliance costs. Also, included in research and development expenses is an allocation of facilities related costs, including depreciation of research and development equipment.

Stock-based Compensation

Employee stock-based awards, consisting of restricted stock units and stock options expected to be settled in shares of the Company’s Common Stock, are recorded as equity awards. The grant date fair value of these awards is measured using the Black-Scholes option pricing model. The Company expenses the grant date fair value of its stock options on a straight-line basis over their respective vesting periods. Performance-based awards are expensed over the performance period when the related performance goals are probable of being achieved.

For equity instruments issued to non-employees, the stock-based consideration is measured using a fair value method. The measurement of the stock-based compensation is subject to re-measurement as the underlying equity instruments vest.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities and net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. These deferred tax assets are subject to periodic assessments as to recoverability and if it is determined that it is more likely than not that the benefits will not be realized, valuation allowances are recorded which would increase the provision for income taxes. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. Only those benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities are recognized. Based on its evaluation, the Company has concluded there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. There are no uncertain tax positions as of December 31, 2018 or December 31, 2017 and as such, no interest or penalties were recorded in income tax expense.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) which provides guidance on accounting for the tax effects of the Tax Cuts and Job Act of 2017 (the “Tax Act”). SAB 118 provides a measurement period that should not extend beyond one year from the date of enactment for companies to complete the accounting under ASC 740, Income Taxes. The Company is still analyzing the Tax Act and the impact, if any, it will have.

Comprehensive Loss

Net loss and comprehensive loss were the same for all periods presented; therefore, a separate statement of comprehensive loss is not included in the accompanying financial statements.

Loss Per Share Attributable to Common Stockholders

Basic loss per share attributable to Common Stock holders is calculated by dividing the net loss attributable to Common Stock holders by the weighted average number of common shares outstanding during the period. Diluted loss per share attributable to Common Stock holders is computed by dividing the loss attributable to Common Stock holders by the weighted average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury stock and if-converted methods. For purposes of the computation of diluted loss per share attributable to Common Stock holders, Common Stock purchase warrants, restricted stock units and Common Stock options are considered to be potentially dilutive securities but have been excluded from the calculation of diluted loss per share attributable to Common Stock holders because their effect would be anti-dilutive given the net loss reported for the years ended December 31, 2018 and 2017. Therefore, basic and diluted loss per share attributable to Common Stock holders was the same for all periods presented.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted loss per share attributable to Common Stock holders (in Common Stock equivalent shares):

	December 31,
	2018	2017
Common stock purchase warrants	561,342	321,590
Restricted stock unit	6,813	14,395
Common stock options	86,089	82,590
Total	654,244	418,575

In May 2014 the FASB issued ASU 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Effective January 1, 2018, the Company adopted ASU 2014-09, “Revenue from Contracts with Customers” using the modified retrospective method to all contracts that were not completed as of the date of adoption. The results of operations for reported periods after January 1, 2018 are presented under this amended guidance, while prior period amounts are reported in accordance with ASC 605 — Revenue Recognition. There was no material impact on our financial position, results of operations, or cash flows. See Note 2 — Summary of Significant Accounting Policies — Revenue Recognition.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU provide guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Company has adopted the provisions of ASU 2016-15 on its financial statements. There was no material impact on our financial position, results of operations, or cash flows.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This standard affects the accounting for equity instruments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective the first quarter of 2018. The Company has adopted the provisions of ASU 2016-01 on its financial statements. There was no material impact on our financial position, results of operations, or cash flows.

Accounting Standards Issued But Not Yet Adopted:

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). This standard amends various aspects of existing accounting guidance for leases, including the recognition of a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This standard also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Early adoption is permitted and the new standard must be adopted using a modified retrospective approach, and provides for certain practical expedients. At December 31, 2018, the Company had future minimum lease payments on its operating leases of $316 that would be recorded as a capital lease liability on its balance sheet. The Company plans to adopt ASU 2016-02 on its financial statements and related disclosures at March 31, 2019.

3. Fair Value Measurements

We invest in various short term, highly liquid financial instruments, which may include municipal debt securities, corporate bonds, U.S. agency securities and commercial paper. We value these instruments at fair value. The accounting guidance for fair value, among other things, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The framework for measuring fair value consists of a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity. The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations, including present value techniques, option-pricing and excess earnings models.

The Company’s cash equivalents, which include money market funds, are classified as Level 1 because they are valued using quoted market prices. The Company’s marketable securities consist of securities and are generally classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.

In certain cases where there is limited activity or less transparency around the inputs to valuation, securities are classified as Level 3. Level 3 liabilities consist of Common Stock warrant liability.

Items Measured at Fair Value on a Recurring Basis

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$—	$—	$—	$3

Corporate fixed income debt securities	—	—	—	—

Total	$—	$—	$—	$—
Financial Liabilities:
Common stock warrant liability (1)	$—	$—	$—	$—
Total	$—	$—	$—	$—

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$3	$—	$—	$3

Corporate fixed income debt securities	—	5,023	—	5,023

Total	$3	$5,023	$—	$5,026
Financial Liabilities:
Common stock warrant liability (1)	$—	$—	$—	$—
Total	$—	$—	$—	$—

(1)	The change in the fair value of the Common Stock warrant and convertible notes payable for the twelve months ended December 31, 2018 and 2017 was recorded as a decrease to other income (expense) and interest expense of $1 and $1, respectively, in the statements of operations and comprehensive loss.

Financial Instruments Not Carried at Fair Value

The carrying amounts of the Company’s financial instruments, including accounts payable and accrued liabilities, approximate fair value due to their short maturities. The estimated fair value of the convertible notes and other notes, not recorded at fair value, are recorded at cost or amortized cost which was deemed to estimate fair value.

Note 4 - Investment in Securities

As of December 31, 2017, investment in securities held to maturity primarily consisted of corporate fixed income securities. investment in securities primarily consisted of corporate fixed income securities. These investments are in short term, highly liquid investments which are recorded at cost plus or minus market fluctuation and gains and losses are recognized as the sale or redemption of the securities is realized. Gains and losses are included in non-operating other income (expense) on the condensed statement of operations and are derived using the specific identification method for determining the cost of the securities sold. Interest and dividends on investment securities are included in interest and other income, net, in the condensed statements of operations.

The Company did not have any held to maturity securities at December 31, 2017.

5. Credit Risk

The Company is potentially subject to concentrations of credit risk in its accounts receivable. Credit risk with respect to receivables is limited due to the number of companies comprising the Company’s customer base. Although the Company is directly affected by the financial condition of its customers, management does not believe significant credit risks exist at December 31, 2018. The Company does not require collateral or other securities to support its accounts receivable.

6. Prepaid expenses

Prepaid expenses consist of the following:

	December 31,
	2018	2017
Director compensation	$100	$66
Director, officer and other insurance	121	33
Marketing programs and conferences	53	—
Legal retainer	25	25
Inventory purchase deposits	—	20
Professional service retainer	8	8
Rent	19	—
Equipment service deposits	3	7
Engineering, software licenses and other	13	11
Total prepaid expenses	$342	$170

7. Property and Equipment

Property and equipment, net consist of the following:

		December 31,
	Useful Life	2018	2017
Research and development equipment	5 years	$1,552	$1,349
Office and computer equipment	3 years	742	672
Autos	5 years	54	305
Furniture and fixtures	7 years	37	34
Leasehold improvements	*	283	283
		2,668	2,643
Less accumulated depreciation and amortization		1,585	1,189
Total		$1,083	$1,454

*	Shorter of lease term or estimated useful life

Depreciation and amortization expense was approximately $447 and $391 for the year ended December 31, 2018 and 2017, respectively.

8. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2018	2017
Compensation and related benefits	$479	$304
Accrued Litigation	269	269
Personal property and franchise tax	23	—
Board Compensation	—	16
Other	—	—
Total accrued expenses	$771	$589

9. Borrowings

A summary of the Company’s borrowings, including capital lease obligations, is as follows:

	At December 31,
	2018	2017
Short-term debt:
Current portion of long-term debt	219	177
Total short-term debt	$219	$177
Long-term debt:
Capital lease obligations	$232	$272
Other unsecured promissory notes	248	496
Total	480	768
Less: current portion of long-term debt	219	177
Total long-term debt	$261	$591

Capital Lease Obligations

Capital lease obligations are for computer and lab equipment leased through GreatAmerica Financial Services, Thermo Fisher Scientific, Navitas Credit Corp., Wells Fargo and ENGS Commercial Finance Co. These capital leases expire at various dates through July 2023 and carry interest rates ranging from 6.0% to 11.6%.

Other Promissory Notes

Also included in the table above are three notes payable to Direct Capital, one note to M2 Financing and one note to Fidelity Capital, all for the financing of fixed assets. These notes expire at various dates through June 2022 and carry interest rates ranging from 4.3% to 13.8%.

10. Notes Payable, Related Parties

A summary of the Company’s notes payable, related parties is as follows:

	December 31,
	2018	2017
Unsecured promissory note, interest rate of 4.25% and 8% per annum	$—	$12
Total notes payable, related parties	—	12
Less: current portion of notes payable, related parties	—	12
Total notes payable, long-term	$—	$—

In April 2013, the Company and a previous employee entered into an agreement to settle all outstanding obligations consisting of a promissory note of $40, dated March 2009, and deferred salaries amounting to $72. The note and salary obligation provided for interest of 8% and 4.25%, respectively. The note required monthly payments of $1 and matured in May 2018. The deferred salary obligation required monthly payments of $1 and matured in June 2018.

Amounts outstanding on these obligations were $0 and $12 at December 31, 2018 and 2017, respectively.

Interest expense on the notes payable, related parties, was $1 and $1 for the years ended December 31, 2018 and 2017, respectively.

11. Common Stock Warrants and Common Stock Warrant Liability

The table summarizes the Common Stock warrant activity as of December 31, 2018 as follows:

Common Stock Warrants	Number of Warrants	Date Issued	Term	Exercise Price

Outstanding at December 31, 2016	41,465

Common Stock Offering Warrants Issued	232,875	November 2017	5 years	$30.00	(1)
Common Stock Offering Underwriter Warrants	47,250	November 2017	5 years	$30.00
Outstanding at December 31, 2017	321,590

Warrants issued	56,696	June 2018	5 Years	$36.40
Common Stock Offering Warrants Issued	267,853	August 2018	5 Years	$23.00	(1)
Common Stock Offering - Dealer Manager Warrants	13,393	August 2018	5 Years	$34.50
Warrants exercised	(73,783)
Expired Warrants	(24,406)
Outstanding at December 31, 2018	561,343

(1)	The Common Stock warrants issued in November 2017 with an initial exercise price of $30.00 per share adjusted downward to $19.00 per share effective July 24, 2018 in connection with our Rights Offering, and may be subject to further downward adjustments, pursuant to antidilution price adjustment protection contained within those warrants.

On November 21, 2017, the Company issued a total of 232,875 detachable Common Stock warrants issued with the second public offering of 293,000 shares of its Common Stock at $20.00 per share. The Common Stock warrant is exercisable until five years from the date of grant. The common shares of the Company’s stock and detachable warrants exist independently as separate securities. As such, the Company estimated the fair value of the Common Stock warrants, exercisable at $30.00 per share, to be $661 using a lattice model based on the following significant inputs: Common stock price of $20.00; comparable company volatility of 73.8%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 1.87. The initial exercise price of these warrants was $30.00 per share, which adjusted downward to $29.40 on July 24, 2018, the record date of the Right’s Offering and downward to $19.00 per share on August 13, 2018, the date of the Rights Offering, pursuant to antidilution price adjustment protection contained within these warrants. Per guidance of ASC 260, the Company recorded a deemed dividend of $333 on the 159,093 unexercised warrants that contained this antidilution price adjustment protection provision and was calculated as the difference between the fair value of the warrants immediately prior to downward exercise price adjustment and immediately after the adjustment using a Black Scholes model based on the following significant inputs: On July 24, 2018: Common stock price of $27.60; comparable company volatility of 72.4%; remaining term 4.33 years; dividend yield of 0% and risk-free interest rate of 2.83. On August 13, 2018: Common stock price of $20.40; comparable company volatility of 74.0%; remaining term 4.25 years; dividend yield of 0% and risk-free interest rate of 2.75.

On June 20, 2018, the Company entered into an agreement with a holder of 56,696 of the November 2017 warrants to exercise its original warrant representing 56,696 shares of Common Stock for cash at the $30.00 exercise price for gross proceeds of $1.7 million and the Company issued to holder a new warrant to purchase 56,696 shares of Common Stock at an exercise price of $36.40 per share. The new warrant did not contain the antidilution price adjustment protection that was contained within the exercised warrants. In June 2018, the Company recorded stock compensation expense of $1.7 million representing the fair value of the of 56,696 inducement warrants issued. The Company estimated the fair value of the Common Stock warrants, exercisable at $36.40 per share, to be $1.7 million using a Black Scholes model based on the following significant inputs: Common stock price of $42.20; comparable company volatility of 72.6%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.8%. Also in June 2018, an additional 17,088 of the November 8, 2017 warrants that were in the money at the time of exercise, were exercised for gross proceeds of $513.

On August 13, 2018, in connection with a Rights Offering of 251,853 shares of its Common Stock, the Company issued 251,853 warrants to purchase shares of its Common Stock at an exercise price of $23.00 per share. The Company estimated the fair value of the Common Stock warrants, exercisable at $23.00 per share, to be $3.6 million using a Monte Carlo model based on the following significant inputs: Common Stock price of $18.80; comparable company volatility of 159.0%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.77%.

In connection with the closing of the Rights Offering, the Company issued a warrant to purchase 13,393 shares of Common Stock to Maxim Partners LLC, an affiliate of the dealer-manager of the Rights Offering. The Company estimated the fair value of the Common Stock warrants, exercisable at $34.50 per share, to be $169 using a using a Monte Carlo model based on the following significant inputs: Common Stock price of $18.80; comparable company volatility of 159.0%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.77%.

Common Stock Warrant Issued to Underwriter of Common Stock Offering

In November 2017, the Company issued to Roth Capital Partners, LLC, as underwriter, a warrant to purchase 47,250 shares of Common Stock at an exercise price of $30.00 per share as consideration for providing services in connection with our Common Stock offering. The warrant was fully vested and exercisable on the date of issuance. The Common Stock warrant is exercisable until five years from the date of grant. The Company estimated the fair value of the Common Stock warrants, exercisable at $30.00 per share, to be $134 using a lattice model based on the following significant inputs: Common stock price of $20.00; comparable company volatility of 73.8%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 1.87%.

University of Arizona Common Stock Warrant

In connection with the June 2015 amended and restated exclusive license agreement with the University of Arizona (“University”), the Company issued to the University a Common Stock warrant to purchase 750 shares of Common Stock at an exercise price of $150.00 per share. The warrant was fully vested and exercisable on the date of grant, and expires, if not exercised, five years from the date of grant. In the event of a “terminating change” of the Company, as defined in the warrant agreement, the warrant holder would be paid in cash the aggregate fair market value of the underlying shares immediately prior to the consummation of the terminating change event. Due to the cash settlement provision, the derivative warrant liability was recorded at fair value and is revalued at the end of each reporting period. The changes in fair value are reported in other income (expense) in the statements of operations and comprehensive loss. The estimated fair value of the derivative warrant liability was $53 at the date of grant.

The estimated fair value of the derivative warrant liability was $0 at December 31, 2018. As this derivative warrant liability is revalued at the end of each reporting period, the fair values as determined at the date of grant and subsequent periods was based on the following significant inputs using a Monte Carlo option pricing model: Common Stock price of $158.20; comparable company volatility of 77.7% of the underlying Common Stock; risk-free rates of 1.93%; and dividend yield of 0%; including the probability assessment of a terminating change event occurring. The change in fair value of the derivative warrant liability was $1 for year ended December 31, 2018 and was recorded in other income (expense) in the accompanying statements of operations and comprehensive loss.

12. Stockholders’ Deficit

Capital Stock

The Company was organized under the laws of the state of Nevada on July 27, 2004 and was subsequently reincorporated under the laws of the state of Delaware on November 10, 2015. In connection with the reincorporation, as approved by the stockholders, the Company changed its authorized capital stock to consist of (i) 100 million shares of Common Stock, $.001 par value, and (ii) 2 million shares of preferred stock, $0.001 par value, designated as Series A convertible preferred stock. In December 2015, the Company amended its Certificate of Incorporation to change its authorized capital stock to provide for 15 million authorized shares of preferred stock of which 7,515,000 was designated as Series B convertible preferred stock, par value $.001 per share.

Prior to November 10, 2015, the Company’s authorized capital stock consisted of 100 million shares of Common Stock, $.001 par value, and 10 million shares of preferred stock, $.001 par value.

Common Stock

The Company had 1,173,854 and 820,210 shares of Common Stock issued and outstanding as of December 31, 2018 and 2017, respectively. During the year ending December 31, 2018, the Company issued 351,055 shares of Common Stock as follows:

●	an aggregate of 267,853 shares in connection with a Rights Offering generating net proceeds to the Company of approximately $5.1 million,

●	an aggregate of 73,783 shares for net proceeds of $2.1 million for the exercise of the Company’s November 2017 warrants (see Note 10 — Common Stock Warrants and Common Stock Warrant Liability for further details),

●	695 shares for the cashless exercise of stock options to employees,

●	1,632 shares to a former employee for the net settlement of restricted stock units whose vesting accelerated upon the termination of their employment contract,

●	1,859 shares to a Board member in net settlement of Board compensation totaling $28 and

●	7,571 shares for the net settlement of restricted stock units that vested during the period.

Rights Offering

On August 13, 2018, the Company closed a Rights Offering. Pursuant to the Rights Offering, the Company accepted subscriptions for 267,853 units for a purchase price of $23.00 per unit, with each unit consisting of one share of the Company’s Common Stock, par value $0.001 per share, and one warrant. Each warrant included in the unit was exercisable for one share of the Company’s Common Stock at an exercise price of $23.00 per share. At closing of the Rights Offering, the Company issued 267,853 shares of its Common Stock and 267,853 warrants to purchase shares of its Common Stock at an exercise price of $23.00 per share. The Rights Offering generated net proceeds to the Company of approximately $5.1 million after the payment of fees and expenses related to the Rights Offering. In connection with the closing of the Rights Offering, the Company issued a warrant to purchase 13,393 shares of Common Stock to Maxim Partners LLC, an affiliate of the dealer-manager of the Rights Offering.

On November 8, 2017, the Company issued 293,000 shares of its Common Stock with a total of 232,875 detachable Common Stock warrants for net proceeds of $5.2 million in a second public offering of the Company’s Common Stock. In connection with this Common Stock offering, the Company issued to Roth Capital Partners, LLC, as underwriter, warrants to purchase an additional 47,250 shares of Common Stock.

In addition, during the year ended December 31, 2017, the Company issued an aggregate of 19,331 shares of Common Stock as follows2,412 shares to consultants for services, valued at $137, to settle previous claims; 721 shares for the cashless exercise of stock options, 6,868 shares to certain employees and Board members in net settlement of bonus and Board compensation totaling $115 and 9,365 shares for the net settlement of restricted stock units that vested during the period.

13. Stock-based Compensation

On June 12, 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”) to replace the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). The 2018 Plan authorized the issuance of 1,000,000 shares of our Common Stock. In addition, up to 2,874,280 shares of our Common Stock currently reserved for issuance under the 2015 Plan became available for issuance under the 2018 Plan to the extent such shares were available for issuance under the 2015 Plan as of June 12, 2018 or cease to be subject to awards outstanding under the 2015 Plan, such as by expiration, cancellation, or forfeiture of such awards.

The stock-based awards are generally issued with a price equal to no less than fair value at the date of grant. Options granted under the 2018 Plan generally vest immediately, or ratably over a two- to 36-month period coinciding with their respective service periods; however, participants may exercise their options prior to vesting as provided by the 2018 Plan. Unvested shares issued for options exercised early may be subject to a repurchase by the Company if the participant terminates, at the original exercise price. Options under the 2018 Plan generally have a contractual term of five years. Certain stock option awards provide for accelerated vesting upon a change in control.

As of December 31, 2018, the Company had 1,849,569 shares of Common Stock available for issuance under the 2018 Plan.

The Company measures the fair value of stock options with service-based and performance-based vesting criteria to employees, directors and consultants on the date of grant using the Black-Scholes option pricing model. The fair value of equity instruments issued to non-employees is re-measured as the award vests. The Black-Scholes valuation model requires the Company to make certain estimates and assumptions, including assumptions related to the expected price volatility of the Company’s stock, the period under which the options will be outstanding, the rate of return on risk-free investments, and the expected dividend yield for the Company’s stock.

The weighted-average assumptions used in the Black-Scholes option-pricing model used to calculate the fair value of options granted during the year ended December 31, 2017, were as follows:

	Employee	Non-Employee
Expected volatility	71.6% to 83.7%	N/A
Expected dividend yield	—	N/A
Expected term (in years)	3.0 to 3.5	N/A
Risk-free interest rate	1.45% to 1.84%	N/A

The weighted-average assumptions used in the Black-Scholes option-pricing model used to calculate the fair value of options granted during the year ended December 31, 2018, were as follows:

	Employee	Non-Employee
Expected volatility	71.0% -79.8%	N/A
Expected dividend yield	—	N/A
Expected term (in years)	3.0-3.5	N/A
Risk-free interest rate	1.58%-2.89%	N/A

Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption was determined based on historical volatilities from traded options of biotech companies of comparable in size and stability, whose share prices are publicly available. The expected term of options granted to employees is calculated based on the mid-point between the vesting date and the end of the contractual term according to the simplified method as described in SEC Staff Accounting Bulletin 110 because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its awards have been outstanding. For non-employee options, the expected term of options granted is the contractual term of the options. The risk-free rate by reference to the implied yields of U.S. Treasury securities with a remaining term equal to the expected term assumed at the time of grant. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends on its shares of capital stock.

The table summarizes the stock option activity, for both plans, for the periods indicated as follows:

	Number of Options	Weighted Average Exercise Price Share	Weighted Average Remaining Contractual Per Term (years)	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2016	73,865	$32.2	5.8	$9,662
Granted	12,925	$92.40	5.0	$34
Exercised	(900)	$10.00
Forfeited	(50)	$10.00
Expired	(3,250)	$204.40
Outstanding at December 31, 2017	82,590	$33.40	3.7	$—
Granted	8,974	$30.60	4.4	$—
Exercised	(2,450)	$10.00
Forfeited	(2,525)	$—
Expired	(530)	$—
Outstanding at December 31, 2018	86059	$31.40	4.0	$—
Exercisable at December 31, 2018	72,165	$31.20	3.5	$—

(1)	The aggregate intrinsic value on the table was calculated based on the difference between the estimated fair value of the Company’s stock and the exercise price of the underlying option. The estimated stock values used in the calculation was $11.80 and $14.40 per share for each of the years ended December 31, 2018 and 2017 respectively.

The weighted average grant date fair value of options granted to employees for the year Ended December 31, 2017 was $30.60 per share.

The stock-based compensation expense was recorded as follows:

	Years Ended December 31,
	2018	2017
Research and development	$106	$377
General and administrative	3,306	3,338
Total stock-based compensation expense	$3,412	$3,715

The allocation between research and development and general and administrative expense was based on the department and services performed by the employee or non-employee.

Included in the table above, the Company recorded stock-based compensation expense of $137 and $137 for the years ended December 31, 2018 and 2017, respectively, for stock options granted to non-employees.

At December 31, 2018, the total compensation cost related to non-vested options not yet recognized was $577, which will be recognized over a weighted average period of 27 months, assuming the employees complete their service period required for vesting.

Effective July 2015, the Company’s stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”), which permits the issuance of up to 2,000,000 shares reserved for the grant of stock options, stock appreciation rights, restricted stock units and other stock-based awards for employees, directors or consultants.

Restricted Stock Units

The following table summarizes restricted stock unit activity for the years ended December 31, 2017 and 2016:

	Number of Units	Weighted Average Grant Date Fair Value Per Units
Outstanding as of December 31, 2016	22,772	$15.20
Granted	5,895 (1)	$139.00
Vested	(14,118)	$35.00
Forfeited	(155)	$—
Outstanding as of December 31, 2017	14,395	$37.20
Granted	3,787 (2)	$32.40
Vested	(11,190)	$51.20
Forfeited	(179)	$139.80
Outstanding as of December 31, 2018	6,818	$19.60

(1)	2,000 restricted stock units were granted on March 27, 2017 with a weighted average grant date fair value of $167.00, 895 restricted stock units were granted on May 19, 2017 with a weighted average grant date fair value of $139.80 and 3,000 restricted stock units were granted on June 19, 2017 with a weighted average grant date fair value of $120.00.

(2)	641 restricted stock units were granted on June 12, 2017 with a weighted average grant date fair value of $13.00 and 3,146 restricted stock units were granted on June 12, 2018 with a weighted average grant date fair value of $36.40

14. Income Taxes

The components of the pretax loss from operations for the years ended December 31, 2018 and 2017 are as follows (in thousands)

	2018	2017
U.S. Domestic	(11,908)	(12,286)
Foreign	—	—
Pretax loss from operations	(11,908)	(12,286)

The provision for income taxes from continuing operations for the years ended December 31, 2018 and 2017 are as follows (in thousands):

	2018	2017

Current
Federal	—	—
State	—	—
Foreign	—	—
Total current	—	—

Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred	—	—
Total income tax expense (benefit)	—	—

Tax Rate Reconciliation

A reconciliation on income taxes to the amount computed by applying the statutory federal income tax rate to the net loss is summarized as follows (in thousands):

	12/31/18	12/31/17
Income tax benefit at statutory rates	(2,501)	(4,176)
State income tax, net of federal benefit	(331)	(566)
Permanent items	8	7
Stock-based compensation	697	—
Tax Rate Adjustment – TCJA	7,758	—
Change in rate	941	—
Stock Compensation DTA Adjustment	5,794	—
Change in Valuation Allowance	(12,673)	4,735
RTP and Other	307	—
Income tax expense (benefit)	—	—

Significant components of the Company’s deferred tax assets as of December 31, 2018 and 2017 are shown below.  A valuation allowance has been recognized to offset the net deferred tax assets as realization of such deferred tax assets have not met the more likely than not threshold.

	12/31/18	12/31/17
Deferred tax assets:
Deferred Rent	4	29
Federal and State Net Operating Loss Carryovers	12,964	17,013
Stock Based Compensation	448	9,234
Compensation Accruals and Other	187	(5)
Total deferred tax assets	13,603	26,271
Valuation Allowance for deferred tax assets	(13,550)	(26,222)
Deferred tax assets, net of valuation allowance	53	49

Deferred tax liabilities:
Depreciation	(53)	(49)
Total deferred tax liabilities	(53)	(49)

	—	—

At December 31, 2018, the Company has federal and state net operating loss carryforwards of approximately $51.1 million and $37.6 million, respectively, not considering the IRC Section 382 annual limitation discussed below. The federal loss carryforwards begin to expire in 2023, unless previously utilized.

Additionally, the utilization of the net operating loss carryforwards are subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state tax provisions due to ownership change limitations that have occurred previously or that could occur in the future.  These ownership changes limit the amount of net operating loss carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively.  In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or   public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Company has not conducted an analysis of an ownership change under section 382.  To the extent that a study is completed and an ownership change is deemed to occur, the Company’s net operating losses could be limited.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits at the beginning and end of the years ended December 31, 2018 and 2017 (in thousands):

	12/31/18	12/31/17
Gross unrecognized tax benefits at the beginning of the year	—	—
Increases related to current year positions	—	—
Increases related to prior year positions	—	—
Decreases related to prior year positions	—	—
Expiration of unrecognized tax benefits	—	—
Gross unrecognized tax benefits at the end of the year	—	—
	—	—

None of the unrecognized tax benefits would affect the Company’s annual effective tax rate.

The Company does not expect a significant change in unrecognized tax benefits over the next 12 months.

The Company files income tax returns in the United States and Arizona with general statutes of limitations of 3 and 4 years, respectively. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities.  The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of Dec 31, 2018, the Company had no interest or penalties accrued for uncertain tax positions.

Tax Cuts and Jobs Act Disclosures:

On December 20, 2017 the United States House of Representatives and the Senate passed the “Tax Cuts and Jobs Act” (the “Tax Act”), which was signed into law on December 22, 2017.

Due to the complexity of the Tax Act, the SEC issued guidance in ASU 2018-05 which clarified the accounting for income taxes under ASC 740 if certain information was not yet available, prepared or analyzed in reasonable detail to complete the accounting for income tax effects of the Tax Act. ASU 2018-05 provided for a measurement period of up to one year after the enactment of the Tax Act, during which time the required analyses and accounting must have been completed.

During the measurement period (i) income tax effects of the Tax Act must have been reported if the accounting was completed; (ii) provisional amounts must have been reported for income tax effects of the Tax Act for which the accounting was incomplete but a reasonable estimate could be determined; and (iii) provisional amounts were not required to be reported for income tax effects of the Tax Act for which a reasonable estimate could not be determined.

The Tax Act did not have a material impact on the Company’s net deferred tax balances or its provision for income taxes due to the Company’s full valuation allowance since inception.

The determination of the Tax Act’s income tax effects may change following future legislation or further interpretation of the Tax Act based on the publication of recently proposed U.S. Treasury regulations and guidance from the Internal Revenue Service and state tax authorities.

15. Commitments and Contingencies

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

On February 20, 2018, New Enterprises, Ltd. (“New Enterprises”), filed lawsuit against the Company and Roth Capital Partners, LLC (“Roth”) in the U.S. District Court for the District of Arizona (the “Court”). The complaint alleges nine counts against the Company, including that: the Company engaged in common law fraud and securities fraud to induce the chairman of New Enterprises into investing in the Company; failed to register New Enterprises’ requested transfer; breached stock certificates and the lock-up contract; tortuously interfered with prospective business advantage; and conversion. New Enterprises is seeking monetary damages, including compensatory damages, punitive damages, and attorney’s fees. On April 23, 2018, the Company moved to dismiss each of the claims alleged against the Company, and on May 18, 2-18, Roth moved to dismiss each of the claims alleged against it. The motions to dismiss were fully briefed, the Court issued an order granting the motions to dismiss, dismissing each of the claims alleged in the Complaint but allowed New Enterprises to file a motion for leave to file an Amended Complaint seeking to cure the deficiencies in its claims. On January 25, 2019, New Enterprises moved for leave to file an amended complaint, alleging similar claims against the Company and Roth. The Company and Roth have filed oppositions to New Enterprises’ motion, New Enterprises filed its reply, and the motion is currently under advisement with the Court. Roth has made a claim for indemnification to the Company based on contractual indemnification agreements, but to date, the Company has not accepted Roth’s indemnification demand.

On April 20, 2018, the Company’s former Executive Vice President and Chief Operating Officer Andrew Altman filed a charge of employment discrimination with the Equal Employment Opportunity Commission (EEOC) against the Company. Mr. Altman claimed that he was terminated after he expressed opposition to an email Cheryl Dyer, Chief Research Officer, had sent out to the management team, in which she criticized a Mormon newspaper. The Company filed a position statement on May 21, 2018. No substantive action has been taken since then, and the Company has not heard anything further either from the EEOC or Mr. Altman’s attorneys.

Lease Commitments

The Company is obligated under capital leases for certain research and computer equipment that expire on various dates through May 2020. At December 31, 2018, the gross amount of office and computer equipment, and research equipment and the related accumulated amortization recorded under the capital leases was $521 and $200, respectively.

In February 2012, the Company entered into an operating lease for its corporate headquarters. The lease was due to expire in January 2015. In December 2013, the Company amended its lease to expand into the remaining area in the building and extended the term to December 31, 2019. In February 2014, the Company further amended the lease to expand into an adjacent building. The lease requires escalating rental payments over the lease term. Minimum rental payments under the operating lease are recognized on a straight-line basis over the term of the lease and accordingly, the Company records the difference between the cash rent payments and the recognition of rent expense as a deferred rent liability. The lease is guaranteed by the President of the Company. We are in current discussions to extend the current lease.

On November 16, 2016, we leased an additional 1,954 square feet of research and development space, also in Flagstaff. This lease expired on November 15, 2018 but was extended for an additional 24 months, through November 2020. A subsequent amendment to the lease allows for the Company to cancel the lease at any time through the lease term with 30 days notice.

The lease extension requires fixed rental payments over the lease term. Minimum rental payments under the operating lease are recognized on a straight-line basis over the term of the lease as expense, and accordingly, the Company recorded no deferred rent liability under this lease.

Rent expense was $242 and $312 for the year ended December 31, 2018 and 2017, respectively. The future minimum lease payments under non-cancellable operating lease and future minimum capital lease payments as of December 31, 2018 are follows:

	Capital Leases	Operating Lease
Years Ending December 31,
2019	99	271
2020	78	45
2021	63	—
2022	33	—
2023	3
Total minimum lease payments	$276	$316

Capital Leases
Less: amounts representing interest (ranging from 7.75% to 11.58%)	$43

Present value of minimum lease payments	233

Less: current installments under capital lease obligations	77

Total long-term portion	$156

16. Subsequent Events

In January 2019, the Company net issued 924 shares of Common Stock for a cashless exercise of vested common share options.

Also in January 2019, the Company issued 1,929 shares of Common Stock to certain employees in net settlement of bonus compensation of $49 accrued at December 31, 2018.

In March 2019, the Company issued an aggregate of 1,591 shares of Common Stock for the exercise of certain warrants. The net proceeds to the company for this exercise was $37.

On March 20, 2019 we received notice from the listing qualifications staff of the Nasdaq Stock Market, notifying us that the closing bid price of our Common Stock was greater than $1.00 per share for ten consecutive business days and that we had regained compliance with the minimum bid price requirement of the Nasdaq Stock Market.

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current assets:
Cash	$3,945	$4,920
Accounts receivable	155	139
Prepaid expenses	304	342
Inventory	1,285	1,261
Deposits	6	9
Total current assets	5,695	6,671

Right to use asset-operating leases	29	-
Property and equipment, net	830	1,083
Total assets	$6,554	$7,754

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$129	$219
Accounts payable	291	173
Accrued expenses	785	771
Total current liabilities	1,205	1,163

Long-term debt, net	167	261
Operating lease liability	29	-
Common stock warrant liability	-	-
Deferred rent	5	16
Total liabilities	1,406	1,440

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,414,658 and 1,173,854 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	98,223	92,151
Accumulated deficit	(93,076)	(85,838)
Total stockholders’ equity	5,148	6,314

Total liabilities and stockholders’ equity	$6,554	$7,754

See accompanying notes to financial statements.

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018

Revenue:
Sales	$36	$105	$79	$160
Cost of sales	25	114	58	153
Gross profit (loss)	11	(9)	21	7

Operating expenses:
Research and development	432	476	1,359	1,746
Selling, general and administrative	2,173	2,013	5,908	7,506
Total operating expenses	2,605	2,489	7,267	9,252

Net operating loss	(2,594)	(2,498)	(7,246)	(9,245)

Other income (expense):
Interest income	19	1	45	8
Interest expense	(10)	(16)	(34)	(60)
Other income (expense)	-	13	(3)	19
Total other income (expense)	9	(2)	8	(33)

Net loss and comprehensive loss	(2,585)	(2,500)	(7,238)	(9,278)
Deemed dividend-warrant price protection adjustment	-	333	-	333
Net loss attributable to common shareholders	$(2,585)	$(2,833)	$(7,238)	$(9,611)

Weighted average common shares outstanding - basic and fully diluted	1,394,575	1,043,111	1,266,842	901,850

Net loss per common share - basic and fully diluted	$(1.85)	$(2.72)	$(5.71)	$(10.66)

See accompanying notes to financial statements.

SENESTECH, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except shares and per share data)

(Unaudited)

For The Three Months Ended September 30, 2018 and 2019

			Additional	Stock		Total Stockholders’
	Common Stock		Paid-In	Subscription	Accumulated	Equity
	Shares	Amount	Capital	Payable	Deficit	(Deficit)
Balance, June 30, 2018	902,285	$1	$86,039	$-	$(80,375)	$5,665

Issuance of common stock for services	1,387	-	-	-	-	-
Stock-based compensation	-	-	355	-	-	355
Issuance of common stock, sold for cash, net	267,847	-	5,132	-	-	5,132
Warrant antidilution price protection adjustment			333		(333)	-
Payments for employee withholding taxes related to share-based awards.	-	-	(15)	-	-	(15)
Net loss for the three months ended September 30, 2018	-	-		-	(2,500)	(2,500)
Balance, September 30, 2018	1,171,518	$1	$91,844	$-	$(83,208)	$8,637

Balance, June 30, 2019	1,261,638	$1	$94,415	$-	$(90,491)	$3,925

Issuance of common stock, sold for cash, net	151,831	$-	$3,630	$-		3,630
Issuance of common stock for services	963	-	-	-	-	-
Stock-based compensation	-	-	204	-	-	204
Issuance of common stock upon exercise of warrants	226	-	5	-	-	5
Payments for employee withholding taxes related to share-based awards	-	-	(31)	-	-	(31)
Net loss for the three months ended September 30, 2019	-	-	-	-	(2,585)	(2,585)
Balance, September 30, 2019	1,414,658	$1	$98,223	$-	$(93,076)	$5,148

For The Nine Months Ended September 30, 2018 and 2019

Balance, December 31, 2017	820,509	$1	$81,118	$-	$(73,597)	$7,522

Issuance of common stock, sold for cash, net	267,847	-	5,132			5,132
Issuance of common stock for services	8,725	-	35	(8)	-	27
Stock-based compensation	-	-	3,062	-	-	3,062
Stock subscribed but not issued	-	-	(8)	8	-	-
Issuance of common stock upon cashless exercise of stock options	695	-	-	-	-	-
Issuance of common stock upon exercise of warrants	73,742	-	2,214	-	-	2,214
Payments for employee withholding taxes related to share-based awards	-	-	(42)	-	-	(42)
Warrant antidilution price protection adjustment			333		(333)
Net loss for the nine months ended September 30, 2018	-	-	-	-	(9,278)	(9,278)
Balance, September 30, 2018	1,171,518	$1	$91,844	$-	$(83,208)	$8,637

Balance, December 31, 2018	1,173,854	$1	$92,151	$-	$(85,838)	$6,314

Issuance of common stock, sold for cash, net	151,840	$-	$3,630			3,630
Issuance of common stock for services	7,203	-	34	-	-	34
Stock-based compensation	-	-	675	-	-	675
Issuance of common stock upon exercise of warrants	80,511	-	1,788	-	-	1,788
Issuance of common stock upon exercise of stock options	1,250	-	-	-	-	-
Payments for employee withholding taxes related to share-based awards	-	-	(55)	-	-	(55)
Net loss for the nine months ended September 30, 2019	-	-	-	-	(7,238)	(7,238)
Balance, September 30, 2019	1,414,658	$1	$98,223	$-	$(93,076)	$5,148

The accompanying notes are an integral part of these financial statements.

See accompanying notes to financial statements.

SENESTECH, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months
	Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,238)	$(9,278)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held to maturity	-	(44)
Depreciation and amortization	314	332
Stock-based compensation	675	3,090
Loss on sale of equipment	3	15
Loss on early extinguishment of debt	-	10
Loss on remeasurement of Common Stock warrant liability	-	1
(Increase) decrease in current assets:
Accounts receivable	(16)	(36)
Prepaid expenses	38	(166)
Inventory	(24)	(578)
Deposits	3	7
Increase (decrease) in current liabilities:
Accounts payable	118	(185)
Accrued expenses	46	(66)
Deferred rent	(11)	(18)
Net cash used in operating activities	(6,092)	(6,916)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received on sale of securities held to maturity	-	2,619
Proceeds received on sale of equipment	-	185
Purchase of property and equipment	(64)	(212)
Net cash provided by (used in) investing activities	(64)	2,592

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of Common Stock, net	3,631	5,132
Proceeds from the issuance of notes payable		9
Repayments of notes payable	(184)	(236)
Repayments of notes payable, related parties	-	(12)
Repayments of capital lease obligations	-	(50)
Proceeds from the exercise of warrants	1,789	2,213
Payment of employee withholding taxes related to share-based awards	(55)	(42)
Net cash provided by financing activities	5,181	7,014

NET CHANGE IN CASH	(975)	2,690
CASH AT BEGINNING OF PERIOD	4,920	2,101
CASH AT END OF PERIOD	$3,945	$4,791

SUPPLEMENTAL INFORMATION:
Interest paid	$34	$60
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deemed dividend		$333
Purchases of equipment under capital lease obligations	$-	$37
Common stock issued on accrued bonus	$32	$-

See accompanying notes to financial statements.

SENESTECH, INC.

 NOTES TO CONDENSED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Note 1 - Organization and Description of Business

SenesTech, Inc. (referred to in this report as “SenesTech,” the “Company,” “we” or “us”) was formed in July 2004 and incorporated in the state of Nevada. The Company subsequently reincorporated in the state of Delaware in November 2015. Our corporate headquarters is in Flagstaff, Arizona. We have developed and are commercializing a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control.

Although myriad tools are available to fight rat infestations, communities, food producers, zoos and sanctuaries and others continue to face challenges in controlling today’s infestations. Infestations result in significant infrastructure damage, as well as pose additional risks to the health and food security of communities. In addition to these challenges, the pest management industry and pest management professionals (PMPs) are being increasingly asked for new solutions to help solve the problem. With growing concerns about rat resistance to rodenticides and a growing interest in non-lethal options, it is becoming increasingly important for PMPs to have new tools at their disposal. Our goal is to provide customers with not only a solution to combat their most difficult infestations, but also offer a non-lethal option to serve customers that are looking to decrease or remove the amount of poison used in their pest management programs.

Our first fertility control product, ContraPest, is a liquid bait containing the active ingredients 4-vinylcyclohexene diepoxide (VCD) and triptolide. When consumed, ContraPest targets reproduction, limiting fertility in male and female rats beginning with the first breeding cycle following consumption. ContraPest is being marketed for use in controlling rat populations, specifically Norway and roof rats. On August 23, 2015, the United States Environmental Protection Agency (EPA) granted registration approval for ContraPest as a Restricted Product Due to Professional Expertise (referred to in this report as a “Restricted Use designation”), effective August 2, 2016. On October 18, 2018, the EPA approved the removal of the Restricted Use designation. We believe ContraPest is the first and only non-lethal fertility control product approved by the EPA for the management of rodent populations.

In addition to the EPA registration of ContraPest in the United States, we must obtain registration from the various state regulatory agencies prior to selling in each state. As of the date of this report, we have received registration for ContraPest in all 50 states and the District of Columbia, 47 of which have approved the removal of the Restricted Use designation.

We expect to continue to pursue regulatory approvals and amendments to existing registration in the United States for ContraPest, and if ContraPest begins to generate sufficient revenue, regulatory approvals for any additional jurisdictions beyond the United States.

Reverse Stock Split

On February 4, 2020, we amended our amended and restated certificate of incorporation to effect a 1-for-20 reverse split of our issued and outstanding shares of our Common Stock. The accompanying condensed financial statements and notes thereto give retrospective effect to the reverse stock split for all periods presented. All issued and outstanding common stock, options and warrants exercisable for common stock, restricted stock units, preferred stock conversions to common stock and per share amounts contained in our condensed financial statements have been retrospectively adjusted.

Potential Need for Additional Capital

Since our inception, we have sustained significant operating losses in the course of our research and development and commercialization activities and expect such losses to continue for the near future. We have generated limited revenue to date from product sales, research grants and licensing fees received under our former license agreement with Neogen. In 2017, we began to prepare and launch commercialization of our first product, ContraPest. We have primarily funded our operations to date through the sale of equity securities, including convertible preferred stock, Common Stock and warrants to purchase Common Stock.

We have also raised capital through debt financing, consisting primarily of convertible notes; and, to a lesser extent, payments received in connection with product sales, research grants and licensing fees.

Through September 30, 2019, we had received net proceeds of $67.2 million from sales of our Common Stock, preferred stock and warrant exercises and issuance of convertible and other promissory notes, an aggregate of $1.7 million from licensing fees and an aggregate of $0.5 million in net product sales. At September 30, 2019, we had an accumulated deficit of $93.1 million and cash and cash equivalents of $3.9 million.

Our ultimate success depends upon the outcome of a combination of factors, including: (i) successful commercialization of ContraPest and maintaining and obtaining regulatory approvals of our products and product candidates, (ii) market acceptance, commercial viability and profitability of ContraPest and other products; (iii) the ability to market our products and establish an effective sales force and marketing infrastructure to generate significant revenue; (iv) the success of our research and development; (v) our ability to retain and attract key personnel to develop, operate and grow our business; and (vi) our ability to meet our working capital needs.

Based upon our current operating plan, we expect that cash and cash equivalents at September 30, 2019, in combination with anticipated revenue and any additional sales of our equity securities, will be sufficient to fund our current operations for at least the next six months. We have taken and will continue to take actions to reduce our operating expenses and to concentrate our resources toward the successful commercialization of ContraPest in the U. S. However, if anticipated revenue targets and margin targets are not achieved and we are unable to raise necessary capital through the sale of our securities, we may be required take other measures that could impair our ability to be successful and operate as a going concern. In any event, we are likely to require additional capital in order to fund our operating losses and research and development activities until we become profitable. We may never achieve profitability or generate positive cash flows, and unless and until we do, we will continue to need to raise capital through equity or debt financing. If such equity or debt financing is not available at adequate levels or on acceptable terms, we may need to delay, limit or terminate commercialization and development efforts.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the Company’s opinion, the unaudited condensed financial statements include all material adjustments, all of which are of a normal and recurring nature, necessary to present fairly the Company’s financial position as of September 30, 2019, the Company’s operating results for the three and nine months ended September 30, 2019 and 2018, and the Company’s cash flows for the nine months ended September 30, 2019 and 2018. The accompanying financial information as of December 31, 2018 is derived from audited financial statements. Interim results are not necessarily indicative of results for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2018, both filed with the SEC on March 29, 2019. All amounts shown in these financial statements and accompanying notes are in thousands, except percentages and per share and share amounts.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. The significant estimates in the Company’s financial statements include the valuation of preferred stock, Common Stock and related warrants, and other stock-based awards. Actual results could differ from such estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no material impact on net earnings, financial position or cash flows.

Accounts Receivable

Accounts receivable consist primarily of trade receivables. The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer’s trade accounts receivable. The allowance for doubtful trade receivables was less than $1 at September 30, 2019 and at December 31, 2018.

Inventories

Inventories are stated at the lower of cost or market value, using the first-in, first-out convention. Inventories consist of raw materials, work in progress and finished goods.

Components of inventory are:

	September 30,	December 31,
	2019	2018
Raw materials	$1,063	$1,111
Work in progress	3	—
Finished goods	223	154
Total inventory	1,289	1,265
Less:
Reserve for obsolete	(4)	(4)
Total net inventory	$1,285	$1,261

Prepaid Expenses

Prepaid expenses consist primarily of payments made for director and officer insurance, director compensation, rent, legal and inventory purchase deposits and seminar fees to be expensed in the current year.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment held under capital leases are stated at the present value of minimum lease payments less accumulated amortization.

Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. The cost of leasehold improvements is amortized over the life of the improvement or the term of the lease, whichever is shorter. Equipment held under capital leases is amortized over the shorter of the lease term or estimated useful life of the asset. The Company incurs repair and maintenance costs on its major equipment, which are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require long-lived assets or asset groups to be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated from the use of the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, such as discounted cash flow models and the use of third-party independent appraisals. The Company has not recorded an impairment of long-lived assets since its inception.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of the fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. The performance obligations identified by the Company under Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts With Customers, are straightforward and similar to the unit of account and performance obligation determination under ASC Topic 605, Revenue Recognition. There was no impact on the Company’s financial statements as a result of adopting ASC 606 for the three months or nine months ended September 30, 2019 and 2018, respectively.

The Company recognizes revenue when product leaves its dock at a fixed selling price on payment terms of 30 to 120 days from invoicing. The Company recognizes other revenue earned from pilot studies upon the performance of specific services under the respective service contract.

The Company derives revenue primarily from commercial sales of products.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses primarily consist of salaries and benefits for research and development employees, stock-based compensation, consulting fees, lab supplies, costs incurred related to conducting scientific trials and field studies, and regulatory compliance costs. Also, included in research and development expenses is an allocation of facilities related costs, including depreciation of research and development equipment.

Stock-based Compensation

Employee stock-based awards, consisting of restricted stock units and stock options expected to be settled in shares of the Company’s Common Stock, are recorded as equity awards. The grant date fair value of stock options is measured using the Black-Scholes option pricing model. The Company expenses the grant date fair value of its stock options on a straight-line basis over their respective vesting periods. Performance-based awards are expensed over the performance period when the related performance goals are probable of being achieved.

For equity instruments issued to non-employees, the stock-based consideration is measured using a fair value method. The measurement of the stock-based compensation is subject to re-measurement as the underlying equity instruments vest.

The stock-based compensation expense recorded for the three and nine months ended September 30, 2019 and 2018, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Research and development	$1	$29	$11	$87
General and administrative	203	326	661	3,003
Total stock-based compensation expense	$204	$355	$675	$3,090

See Note 11 for additional discussion on stock-based compensation.

Income Taxes

Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities and net operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. These deferred tax assets are subject to periodic assessments as to recoverability and if it is determined that it is more likely than not that the benefits will not be realized, valuation allowances are recorded which would increase the provision for income taxes. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company currently maintains a full allowance against its deferred tax assets.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. Only those benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities are recognized. Based on its evaluation, the Company has concluded there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. There are no uncertain tax positions as of September 30, 2019 or December 31, 2018 and as such, no interest or penalties were recorded in income tax expense.

Comprehensive Loss

Net loss and comprehensive loss were the same for all periods presented; therefore, a separate statement of comprehensive loss is not included in the accompanying financial statements.

Loss Per Share Attributable to Common Stockholders

Basic loss per share attributable to Common Stock holders is calculated by dividing the net loss attributable to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share attributable to Common Stock holders is computed by dividing the loss attributable to Common Stock holders by the weighted average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury stock and if-converted methods. For purposes of the computation of diluted loss per share attributable to Common Stock holders, Common Stock purchase warrants, and Common Stock options are considered to be potentially dilutive securities but have been excluded from the calculation of diluted loss per share attributable to Common Stock holders because their effect would be anti-dilutive given the net loss reported for the three and nine months ended September 30, 2019 and 2018. Therefore, basic and diluted loss per share attributable to Common Stock holders are the same for each period presented.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted loss per share attributable to Common Stock holders (in Common Stock equivalent shares):

	September 30,
	2019	2018
Common stock purchase warrants	489,176	585,747
Restricted stock unit	5,877	8,646
Common stock options	137,389	86,289
Total	632,442	680,682

Adoption of New Accounting Standards:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Effective January 1, 2018, the Company adopted ASU 2014-09, “Revenue from Contracts with Customers” using the modified retrospective method to all contracts that were not completed as of the date of adoption. The results of operations for reported periods after January 1, 2018 are presented under this amended guidance, while prior period amounts are reported in accordance with ASC 605 — Revenue Recognition. There was no material impact on our financial position, results of operations, or cash flows.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This standard affects the accounting for equity instruments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective the first quarter of 2018. The Company has adopted the provisions of ASU 2016-01 on its financial statements. There was no material impact on our financial position, results of operations, or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). This standard amends various aspects of existing accounting guidance for leases, including the recognition of a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This standard also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Early adoption was permitted, and the new standard had been adopted using a modified retrospective approach and provides for certain practical expedients.

On January 1, 2019, the Company adopted the new leasing standard and all related amendments. The Company elected the optional transition method provided by the FASB in ASU 2018-11, Leases (Topic 842): Targeted Improvements, and as a result, has not restated its condensed consolidated financial statements for prior periods presented. The Company has elected the practical expedients upon transition to retain the lease classification and initial direct costs for any leases that existed prior to adoption. The Company has also not reassessed whether any contracts entered into prior to adoption are leases.

ASU 2016-02 did not have a material impact on the Company’s Condensed Consolidated Statements of Comprehensive Income. The cumulative effect of the changes made to the Company’s Consolidated Balance Sheet as of January 1, 2019 for the adoption of the new leasing standard was as follows:

	Balance at December 31, 2018	Adjustment Due to ASC 842	Balance at January 1, 2019
Right to Use Asset - Long Term	—	$87	$87

Lease Liability – Long Term	—	$(87)	$(87)

At September 30, 2019, the balance remaining in Right to Use Asset-Long Term and Lease Liability-Long Term was $29,000 and ($29,000) respectively.

The Company determines if an arrangement is a lease at lease inception. Operating lease right-of-use (ROU) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s lease contracts do not include an implicit rate, the Company uses its incremental borrowing rate based on information available at commencement date in determining the present value of future payments. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The operating lease ROU asset also includes any initial direct costs and lease payments made prior to lease commencement and excludes lease incentives incurred.

The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company has certain lease agreements that contain both lease and non-lease components, which it has elected to account for as a single lease component for all asset classes.

See Note 12, Commitments and Contingencies, for future minimum lease payments and maturities.

Accounting Standards Issued but Not Yet Adopted

In August 2018, the FASB issued authoritative guidance intended to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. This guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance also requires presentation of the capitalized implementation costs in the statement of financial position and in the statement of cash flows in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented, and the expense related to the capitalized implementation costs to be presented in the same line item in the statement of operations as the fees associated with the hosting element (service) of the arrangement. This guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods, with early adoption permitted. We are currently evaluating the potential impact on our financial position, results of operations and statement of cash flows upon adoption of this guidance. We do not expect this guidance to have a significant impact, or potential significant impact, to our unaudited condensed consolidated interim financial statements.

Other than the items noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that we believe have a significant impact, or potential significant impact, to our unaudited condensed consolidated interim financial statements.

Note 3 - Fair Value Measurements

The Company issued Common Stock warrants to purchase shares of Common Stock in June of 2015 (see Note 9 — Stock-based Compensation for more details) that contain a cash settlement provision resulting in a Common Stock warrant liability that is revalued at the end of each reporting period.

We value these warrant derivatives at fair value. The accounting guidance for fair value, among other things, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The framework for measuring fair value consists of a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity. The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations, including present value techniques, option-pricing and excess earnings models.

The Company’s Common Stock warrant liabilities are classified as Level 3 because there is limited activity or less transparency around the inputs to valuation.

Items Measured at Fair Value on a Recurring Basis

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

September 30, 2019
	Level 1	Level 2	Level 3		Total
Financial Liabilities:
Common stock warrant liability (1)	$—	$—	$	<1	$	<1
Total	$—	$—	$	<1	$	<1

December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$—	$—	$—	$—
Corporate fixed income debt securities	—	—	—	—

Total	$—	$—	$—	$—
Financial Liabilities:
Common stock warrant liability (1)	$—	$—	$—	$—
Total	$—	$—	$—	$—

(1)	There was no change (net) in the fair value of the Common Stock warrant for the three and nine months ended September 30, 2019. If there had been, it would have been recorded to other income (expense) and interest expense in the statements of operations and comprehensive loss.

Financial Instruments Not Carried at Fair Value

The carrying amounts of the Company’s financial instruments, including accounts payable and accrued liabilities, approximate fair value due to their short maturities. The estimated fair value of the convertible notes and other notes, not recorded at fair value, are recorded at cost or amortized cost which was deemed to estimate fair value.

Note 4 - Credit Risk

The Company is potentially subject to concentrations of credit risk in its accounts receivable. Credit risk with respect to receivables is limited due to the number of companies comprising the Company’s customer base. Although the Company is directly affected by the financial condition of its customers, management does not believe significant credit risks exist at September 30, 2019 or December 31, 2018. The Company does not require collateral or other securities to support its accounts receivable.

Note 5 - Prepaid Expenses

Prepaid expenses consist of the following:

	September 30,	December 31,
	2019	2018
Director compensation	$-	$100
Director and officer insurance	161	121
NASDAQ fees	14
Legal retainer	25	25
Marketing programs and conferences	54	53
Professional services retainer	15	8
Rent	-	19
Equipment service deposits	2	3
Foreign patent registration	22	-
Engineering, software licenses and other	11	13
Total prepaid expenses	$304	$342

Note 6 - Property and Equipment

Property and equipment, net consist of the following:

			September 30,	December 31,
		Useful Life	2019	2018
Research and development equipment		5 years	$1,582	$1,552
Office and computer equipment	(1)	3 years	753	742
Autos		5 years	54	54
Furniture and fixtures		7 years	37	37
Leasehold improvements		*	283	283
			2,709	2,668
Less accumulated depreciation and amortization			(1,879)	(1,585)
Total			$830	$1,083

* Shorter of lease term or estimated useful life

(1)	In August 2019, the Company disposed of computer equipment with a net book value of $2 resulting in a loss on the disposal of fixed assets of less than $1. In April and May 2019, the Company disposed of obsolete computer equipment with a net book value of $2 resulting in a loss on disposal of fixed assets of $2.

Depreciation and amortization expense was approximately $101 and $108 for the three months ended September 30, 2019 and 2018, respectively, and $314 and $332 for the nine months ended September 30, 2019 and 2018, respectively.

Note 7 - Accrued Expenses

Accrued expenses consist of the following:

	September 30,	December 31,
	2019	2018
Compensation and related benefits	$264	$479
Accrued Litigation	507	269
Board Compensation	9	23
Other	5	—
Total accrued expenses	$785	$771

Note 8 - Borrowings

A summary of the Company’s borrowings, including capital lease obligations, is as follows:

	September 30,	December 31,
	2019	2018
Short-term debt:
Current portion of long-term debt	129	219
Total short-term debt	$129	$219
Long-term debt:
Capital lease obligations	$175	$232
Other promissory notes	121	248
Total	296	480
Less: current portion of long-term debt	(129)	(219)
Total long-term debt	$167	$261

Capital Lease Obligations

Capital lease obligations are for computer and lab equipment leased through GreatAmerica Financial Services, Thermo Fisher Scientific, Navitas Credit Corp. and ENGS Commercial Finance Co. These capital leases expire at various dates through July 2023 and carry interest rates ranging from 6.4% to 11.6%.

Other Promissory Notes

Also included in the table above are three notes payable to Direct Capital, one note to M2 Financing and one note to Fidelity Capital, all for the financing of fixed assets. These notes expire at various dates through June 2022 and carry interest rates ranging from 10.88% to 13.28%.

Note 9 - Common Stock Warrants and Common Stock Warrant Liability

The table summarizes the common stock warrant activity as of September 30, 2019 as follows:

Common Stock Warrants	Number of Warrants	Date Issued	Term	Exercise Price

Outstanding at December 31, 2017	321,590

Warrants issued	56,696	June 2018	5 Years	$36.40
Common Stock Offering Warrants Issued	267,853	August 2018	5 Years	$23.00	(1)
Common Stock Offering - Dealer Manager Warrants	13,393	August 2018	5 Years	$34.50
Warrants exercised	(73,783)
Expired Warrants	(24,406)
Outstanding at December 31, 2018	561,343
Warrants issued	8,334	July 2019	5 Years	$33.75
Warrants Exercised	(64,901)	August 2018		$23.00
Warrants Exercised	(15,600)	August 2018		$19.00
Outstanding at September 30, 2019	489,176

(1)	The common stock warrants issued in November 2017 with an initial exercise price of $30.00 per share adjusted downward to $19.00 per share effective July 24, 2018 in connection with our Rights Offering, and may be subject to further downward adjustments, pursuant to antidilution price adjustment protection contained within those warrants.

On November 21, 2017, the Company issued a total of 232,875 detachable Common Stock warrants issued with the second public offering of 293,000 shares of its Common Stock at $20.00 per share. The Common Stock warrant is exercisable until five years from the date of grant. The common shares of the Company’s stock and detachable warrants exist independently as separate securities. As such, the Company estimated the fair value of the Common Stock warrants, exercisable at $30.00 per share, to be $661 using a lattice model based on the following significant inputs: Common stock price of $20.00; comparable company volatility of 73.8%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 1.87. The initial exercise price of these warrants was $30.00 per share, which adjusted downward to $29.40 on July 24, 2018, the record date of the Right’s Offering and downward to $19.00 per share on August 13, 2018, the date of the Rights Offering, pursuant to antidilution price adjustment protection contained within these warrants. Per guidance of ASC 260, the Company recorded a deemed dividend of $333 on the 159,093 unexercised warrants that contained this antidilution price adjustment protection provision and was calculated as the difference between the fair value of the warrants immediately prior to downward exercise price adjustment and immediately after the adjustment using a Black Scholes model based on the following significant inputs: On July 24, 2018: Common stock price of $26.60; comparable company volatility of 72.4%; remaining term 4.33 years; dividend yield of 0% and risk-free interest rate of 2.83. On August 13, 2018: Common stock price of $20.40; comparable company volatility of 74.0%; remaining term 4.25 years; dividend yield of 0% and risk-free interest rate of 2.75.

On June 20, 2018, the Company entered into an agreement with a holder of 56,696 of the November 2017 warrants to exercise its original warrant representing 56,696 shares of Common Stock for cash at the $30.00 exercise price for gross proceeds of $1.7 million and the Company issued to holder a new warrant to purchase 56,696 shares of Common Stock at an exercise price of $36.40 per share. The new warrant did not contain the antidilution price adjustment protection that was contained within the exercised warrants. In June 2018, the Company recorded stock compensation expense of $1.7 million representing the fair value of the of 56,696 inducement warrants issued. The Company estimated the fair value of the Common Stock warrants, exercisable at $36.40 per share, to be $1.7 million using a Black Scholes model based on the following significant inputs: Common stock price of $42.20; comparable company volatility of 72.6%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.8%. Also, in June 2018, an additional 17,088 of the November 8, 2017 warrants that were in the money at the time of exercise, were exercised for gross proceeds of $513.

On August 13, 2018, in connection with a Rights Offering of 267,853 shares of its Common Stock, the Company issued 267,853 warrants to purchase shares of its Common Stock at an exercise price of $23.00 per share. The Company estimated the fair value of the Common Stock warrants, exercisable at $23.00 per share, to be $3.6 million using a Monte Carlo model based on the following significant inputs: Common Stock price of $18.80; comparable company volatility of 159.0%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.77%.

In connection with the closing of the Rights Offering, the Company issued a warrant to purchase 13,393 shares of Common Stock to Maxim Partners LLC, an affiliate of the dealer-manager of the Rights Offering. The Company estimated the fair value of the Common Stock warrants, exercisable at $34.50 per share, to be $169 using a using a Monte Carlo model based on the following significant inputs: Common Stock price of $18.80; comparable company volatility of 159.0%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.77%.

Common Stock Warrant Issued to Underwriter of Common Stock Offering

In July 2019, the Company issued to H.C. Wainwright & Co., as placement agent, a warrant to purchase 8,334 shares of Common Stock at an exercise price of $33.75 per share as consideration for providing services in connection with a Common Stock offering in July 2019. The warrant was fully vested and exercisable on the date of issuance. The Common Stock warrant is exercisable until five years from the date of grant. The Company estimated the fair value of the Common Stock warrants, exercisable at $33.75 per share, to be $127 using a lattice model based on the following significant inputs: Common stock price of $26.80; comparable company volatility of 133.3%; remaining term 5 years; dividend yield of 0% and risk-free interest rate of 2.07%.

University of Arizona Common Stock Warrant

In connection with the June 2015 amended and restated exclusive license agreement with the University of Arizona (“University”), the Company issued to the University a Common Stock warrant to purchase 750 shares of Common Stock at an exercise price of $150.00 per share. The warrant was fully vested and exercisable on the date of grant, and expires, if not exercised, five years from the date of grant. In the event of a “terminating change” of the Company, as defined in the warrant agreement, the warrant holder would be paid in cash the aggregate fair market value of the underlying shares immediately prior to the consummation of the terminating change event. Due to the cash settlement provision, the derivative warrant liability was recorded at fair value and is revalued at the end of each reporting period. The changes in fair value are reported in other income (expense) in the statements of operations and comprehensive loss. The estimated fair value of the derivative warrant liability was $53 at the date of grant.

The estimated fair value of the derivative warrant liability was $0 at September 30, 2019. As this derivative warrant liability is revalued at the end of each reporting period, the fair values as determined at the date of grant and subsequent periods was based on the following significant inputs using a Monte Carlo option pricing model: Common Stock price of $158.20; comparable company volatility of 77.7% of the underlying Common Stock; risk-free rates of 1.93%; and dividend yield of 0%; including the probability assessment of a terminating change event occurring. The change in fair value of the derivative warrant liability was ($0) and $0 for the three and nine months ended September 30, 2019. As such, no entry was recorded in other income (expense) in the accompanying statements of operations and comprehensive loss.

Note 10 - Stockholders’ Deficit

Capital Stock

The Company was organized under the laws of the state of Nevada on July 27, 2004 and was subsequently reincorporated under the laws of the state of Delaware on November 10, 2015. In connection with the reincorporation, as approved by the stockholders, the Company changed its authorized capital stock to consist of (i) 100 million shares of Common Stock, $.001 par value, and (ii) 2 million shares of preferred stock, $0.001 par value, designated as Series A convertible preferred stock. In December 2015, the Company amended its Certificate of Incorporation to change its authorized capital stock to provide for 15 million authorized shares of preferred stock of which 7,515,000 was designated as Series B convertible preferred stock, par value $.001 per share.

Common Stock

The Company had 1,414,658 and 1,173,854 shares of Common Stock issued and outstanding as of September 30, 2019 and December 31, 2018, respectively.

During the nine months ended September 30, 2019, the Company issued an aggregate of 240,817 shares of Common Stock as follows:

●	an aggregate of 151,852 shares in connection with a public offering generating net proceeds to the Company of approximately $3.6 million, as further described below

●	an aggregate of 80,511 shares for the exercise of outstanding warrants for gross proceeds of $1.8 million (see Note 9 — Common Stock Warrants and Common Stock Warrant Liability for further details)

●	An aggregate of 5,274 shares for service as a result of the vesting of restricted stock units

●	152 shares for the exercise of stock options

●	1,099 shares for the cashless exercise of stock options and

●	an aggregate of 1,929 shares to certain employees in net settlement of bonus compensation totaling $32.

Public Offering

On July 16, 2019, the Company issued 151,852 shares of Common Stock, including 34,815 shares to the Company’s chief executive officer and 371 shares to an employee of the Company, in a public offering of shares of the Company’s Common Stock at $27.00 per share, resulting in net proceeds of approximately $3.6 million after deducting certain fees due to the placement agent and other transaction expenses. In addition, the Company issued a warrant to purchase 8,334 shares of the Company’s Common Stock to the placement agent at an exercise price of $33.75 per share.

Note 11 - Stock-based Compensation

On June 12, 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”) to replace the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). The 2018 Plan authorizes the issuance of 1,000,000 shares of our Common Stock. In addition, up to 2,874,280 shares of our Common Stock reserved for issuance under the 2015 Plan became available for issuance under the 2018 Plan to the extent such shares were available for issuance under the 2015 Plan as of June 12, 2018 or cease to be subject to awards outstanding under the 2015 Plan, such as by expiration, cancellation, or forfeiture of such awards.

Stock options are generally issued with an exercise price equal to no less than fair value at the date of grant. Options granted under the 2018 Plan generally vest immediately, or ratably over a two- to 36-month period coinciding with their respective service periods; however, participants may exercise their options prior to vesting as provided by the 2018 Plan. Unvested shares issued for options exercised early may be subject to a repurchase by the Company if the participant terminates, at the original exercise price. Options under the 2018 Plan generally have a contractual term of five years. Certain stock option awards provide for accelerated vesting upon a change in control.

As of September 30, 2019, the Company had 632,936 shares of Common Stock available for issuance under the 2018 Plan.

The Company measures the fair value of stock options with service-based and performance-based vesting criteria to employees, directors and consultants on the date of grant using the Black-Scholes option pricing model. The fair value of equity instruments issued to non-employees is re-measured as the award vests. The Black-Scholes valuation model requires the Company to make certain estimates and assumptions, including assumptions related to the expected price volatility of the Company’s stock, the period under which the options will be outstanding, the rate of return on risk-free investments, and the expected dividend yield for the Company’s stock.

The weighted-average assumptions used in the Black-Scholes option-pricing model used to calculate the fair value of options granted during the nine months ended September 30, 2019 were as follows:

	Employee	Non-Employee
Expected volatility	76.4%-80.6%	N/A
Expected dividend yield	—	N/A
Expected term (in years)	3.0-6.0	N/A
Risk-free interest rate	1.63% -2.48%	N/A

The weighted average grant date fair value of options granted during the nine months ended September 30, 2019 was $25.80 per share, as per the table below.

Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption was determined based on historical volatilities from traded options of biotech companies of comparable in size and stability, whose share prices are publicly available. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends. The expected term of options granted to employees is calculated based on the mid-point between the vesting date and the end of the contractual term according to the simplified method as described in SEC Staff Accounting Bulletin 110 because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its awards have been outstanding. For non-employee options, the expected term of options granted is the contractual term of the options. The risk-free interest rate is determined by reference to the implied yields of U.S. Treasury securities with a remaining term equal to the expected term assumed at the time of grant.

The following table summarizes the stock option activity, for both equity plans, for the periods indicated as follows:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2018	86,089	$31.40	4.0	$—
Granted	58,396	$25.80	4.9	$—
Exercised	(3,200)	$13.00	—	$—
Forfeited	(2,970)	$—	—	$—
Expired	(926)	$—	—	$—
Outstanding at September 30, 2019	137,389	$28.00	3.9	$—
Exercisable at September 30, 2019	83,354	$31.00	2.8	$—

(1)	The aggregate intrinsic value in the table was calculated based on the difference between the estimated fair market value of the Company’s stock and the exercise price of the underlying options. The estimated stock values used in the calculation was $20.20 and $11.80 per share for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

Restricted Stock Units

The following table summarizes restricted stock unit activity for the nine months ended September 30, 2019:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Outstanding as of December 31, 2018	6,813	$19.60
Granted	6,187	$30.20
Vested	(7,123)	$22.00
Forfeited	—	$—
Outstanding as of September 30, 2019	5,877	$28.40

The stock-based compensation expense was recorded as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Research and development	$1	$29	$11	$87
General and administrative	203	326	664	3,003
Total stock-based compensation expense	$204	$355	$675	$3,090

The allocation between research and development and selling, general and administrative expense was based on the department and services performed by the employee or non-employee.

At September 30, 2019, the total compensation cost related to restricted stock units and unvested options not yet recognized was $1,205, which will be recognized over a weighted average period of 36 months, assuming the employees and non-employees complete their service period required for vesting.

Note 12 - Commitments and Contingencies

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

On February 20, 2018, New Enterprises, Ltd. (“New Enterprises”), filed a lawsuit against the Company and Roth Capital Partners, LLC (“Roth”) in the U.S. District Court for the District of Arizona (the “Court”). The complaint alleges nine counts against the Company, including that the Company: engaged in common law fraud and securities fraud to induce the chairman of New Enterprises into investing in the Company; failed to register New Enterprises’ requested transfer; breached stock certificates and the lock-up contract; tortuously interfered with prospective business advantage; and was liable for conversion. New Enterprises is seeking monetary damages, including compensatory damages, punitive damages, and attorney’s fees. On December 3, 2018, the Court issued its order granting the Company’s and Roth’s motions to dismiss all of New Enterprises’ claims but gave them leave to file a motion to amend the complaint. On January 25, 2019, New Enterprises moved for leave to file an amended complaint, alleging similar claims against the Company and Roth, and the court granted that motion. On April 5, 2019, New Enterprises filed an amended complaint, alleging similar claims against the Company and Roth. The Company and Roth moved to dismiss the amended complaint, and on August 16, 2019, the Court issued its order denying the Company’s and Roth’s motions to dismiss. Roth has made a claim for indemnification to the Company based on contractual indemnification agreements, but to date the Company has not accepted Roth’s indemnification demand.

On April 20, 2018, the Company’s former Executive Vice President and Chief Operating Officer Andrew Altman filed a charge of employment discrimination with the Equal Employment Opportunity Commission (EEOC) against the Company. Mr. Altman claimed that he was terminated after he expressed opposition to an email that Cheryl Dyer, Chief Research Officer, had sent out to the management team, in which she criticized a Mormon newspaper. The Company filed a position statement on May 21, 2018. No substantive action has been taken since then, and the Company has not heard anything further either from the EEOC or Mr. Altman’s attorneys.

Lease Commitments

The Company is obligated under capital leases for certain research and computer equipment that expire on various dates through July 2023. At September 30, 2019, the gross amount of office and computer equipment, and research equipment and the related accumulated amortization recorded under the capital leases was $498 and $252, respectively.

In February 2012, the Company entered into an operating lease for its corporate headquarters. The lease was due to expire in January 2015. In December 2013, the Company amended its lease to expand into the remaining area in the building and extended the term to December 31, 2019. In February 2014, the Company further amended the lease to expand into an adjacent building. The lease requires escalating rental payments over the lease term. Minimum rental payments under the operating lease are recognized on a straight-line basis over the term of the lease and accordingly, the Company records the difference between the cash rent payments and the recognition of rent expense as a deferred rent liability. The lease is guaranteed by the President of the Company. We are currently in discussions to extend the current lease.

On November 16, 2016, we leased an additional 1,954 square feet of research and development space, also in Flagstaff. This lease expired on November 15, 2018 but was extended for an additional 24 months, through November 2020. A subsequent amendment to the lease allows for the Company to cancel the lease at any time through the lease term with 30-day notice. In June 2019, the Company cancelled approximately 1,000 square feet of this leased space, and the fixed rental payment was reduced for the remaining term of the lease. The lease extension requires fixed rental payments over the lease term. Minimum rental payments under the operating lease are recognized on a straight-line basis over the term of the lease as expense, and accordingly, the Company recorded no deferred rent liability under this lease.

Total rent expense was $187 and $183 for the nine months ended September 30, 2019 and September 30, 2018, respectively. The future minimum lease payments under our non-cancellable operating lease and our capital lease as of September 30, 2019 are as follows:

	Capital Leases	Operating Lease
Years Ending December 31,
2019	24	62
2020	78	24
2021	63	—
2022	33	—
2023	3
Total minimum lease payments	$201	$86

Capital Leases

Less: amounts representing interest (6.39%, ranging from 10.48% to 11.56%)	$26

Present value of minimum lease payments	175

Less: current installments under capital lease obligations	70

Total long-term portion	$105

Note 13 - Subsequent Events

On November 1, 2019, the Company net issued 16 shares of Common Stock in satisfaction of a cashless exercise of vested Common Stock options.

The Company has evaluated subsequent events from the balance sheet date through November 14, 2019, the date at which the financial statements were issued, and determined that there were no other items that require adjustment to or disclosure in the financial statements.

SenesTech, Inc.

Up to                            Class A Units consisting of Common Stock and Warrants or

Up to                            Class B Units consisting of Pre-funded Warrants and Warrants

(or some combination of Class A Units and Class B Units)

Up to                            Shares of Common Stock Underlying the Pre-funded Warrants and

Up to                            shares of Common Stock Underlying the Warrants

PROSPECTUS

H.C. Wainwright & Co.

                            , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the anticipated costs and expenses payable by SenesTech, Inc. (other than commissions and fees) in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and FINRA filing fee.

SEC registration fee		$1,088
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Placement agent’s expenses		*
Printing and miscellaneous expenses		*
Total	$	*

*	to be filed by amendment.

ITEM 14.	Indemnification of Directors and Officers

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	Breach of director’s duty of loyalty to the corporation or its stockholders.

●	Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	Unlawful payment of dividends or unlawful purchase or redemption of shares; or

●	Transaction from which the director derives an improper personal benefit;

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	Indemnification for expenses or losses with respect to proceedings initiated by the director or officer, including any proceedings against the Registrant or its directors, officers, employees or other indemnitees and not by way of defense, with certain exceptions;

●	Indemnification for any proceeding if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

●	Indemnification for the disgorgement of profits arising from the purchase or sale by the director or officer of securities of the Registrant in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

●	Indemnification for the director or officer’s reimbursement to the Registrant of any bonus or other incentive-based or equity-based compensation previously received by the director or officer or payment of any profits realized by the director or officer from the sale of securities of the Registrant, as required in each case under the Exchange Act.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Except as otherwise disclosed under the heading “Legal Proceedings” elsewhere in this prospectus, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place, with limits of $20.0 million in the aggregate, that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities

Except as disclosed elsewhere in this prospectus, since January 1, 2017, there have been no unregistered sales of equity securities under the Securities Act.

ITEM 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on October 20, 2016 (File no. 333-213736))
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 4, 2020 (File no. 001-37941))
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S- 1, filed with the SEC on September 21, 2016 (File no. 333-213736))
4.1	Form of the Registrant’s Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 7, 2016 (File no. 333-213736))
4.2+	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2016 (File no. 001-37941)
4.3	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on November 16, 2017 (File no. 333-221433))
4.4	Form of Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on November 16, 2017 (File no. 333-221433))
4.5	Form of New Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 20, 2018 (File no. 001-37941))
4.6	Form of Warrant issued to investors in Rights Offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.7	Form of Form of Warrant issued to dealer-manager in Rights Offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.8	Warrant Agency Agreement, dated August 13, 2018, between the Registrant and Transfer Online, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 17, 2019 (File no. 001-37941))
4.10	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))
4.12**	Form of Warrant Certificate
4.13**	Form of Pre-Funded Warrant Certificate
4.14**	Form of Placement Agent Warrant Certificate
5.1**	Legal Opinion of Perkins Coie LLP
10.1+	SenesTech, Inc. 2008 – 2009 Non-Qualified Stock Option Plan and form of agreement thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333- 213736))
10.2+	SenesTech, Inc. 2015 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.3+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))

Exhibit Number	Description
10.4+	Employment Letter Agreement by and between the Registrant and Loretta P. Mayer, Ph.D. dated June 30, 2016 (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.5+	Employment Letter Agreement by and between the Registrant and Cheryl A. Dyer, Ph.D. dated June 30, 2016 (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no 333-213736))
10.6+	Employment Offer Letter by and between the Registrant and Thomas Chesterman dated November 20, 2015 (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.7+**	Employment Letter Agreement by and between the Registrant and Kim Wolin dated January 28, 2019
10.8	Agency Agreement by and between the Registrant, Inmet S.A. and Bioceres, Inc., dated January 21, 2016 (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.9	Services Agreement by and between the Registrant, Inmet S.A. and Bioceres, Inc., dated January 21, 2016 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.10	Settlement Agreement and Release, dated January 23, 2017 by and between Neogen Corporation and the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 23, 2017 (File No. 001-37941))
10.11+	SenesTech, Inc. 2018 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Annex A to the Registrant’s definitive proxy statement on Schedule 14A with respect to the 2018 annual meeting of stockholders filed with the SEC on April 30, 2018 (File no. 001-37941))
10.12+	Employment Letter Agreement by and between the Registrant and Kenneth Siegel dated May 15, 2019 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 20, 2019 (File no. 001-37941))
10.13	Letter Agreement, dated June 20, 2018, between the Company and a warrant holder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 20, 2018 (File no. 001-37941))
10.14	Lease by and between the Registrant and Caden Court, LLC, dated as of December 20, 2011 and amendments thereto dated December 6, 2013 and February 27, 2014 (collectively, the “Caden Court Lease”) (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.15**	Lease Addendum #3 to the Caden Court Lease by and between the Registrant and Caden Court, LLC, dated as of December 20, 2019
10.16**	Lease by and between the Registrant and Pinnacle Campus Office-Retail, LLC, dated as of November 18, 2019
10.17	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 17, 2019 (File no. 001-37941))
10.18	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))
10.19**	Form of Securities Purchase Agreement
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of M&K CPAS, PLLC, independent registered public accounting firm
23.2**	Consent of Perkins Coie LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereof)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

**	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

+	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(6) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 6th day of February, 2020.

SENESTECH, INC.

By:	/s/ Kenneth Siegel
Kenneth Siegel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Siegel, Jamie Bechtel and Thomas C. Chesterman, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth Siegel	Chief Executive Officer	February 6, 2020
Kenneth Siegel	(Principal Executive Officer)

/s/ Thomas C. Chesterman	Executive Vice President, Chief Financial Officer,	February 6, 2020
Thomas C. Chesterman	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ Jamie Bechtel	Chair of the Board	February 6, 2020
Jamie Bechtel

/s/ Delphine François Chiavarini	Director	February 6, 2020
Delphine François Chiavarini

/s/ Marc Dumont	Director	February 6, 2020
Marc Dumont

/s/ Matthew K. Szot	Director	February 6, 2020
Matthew K. Szot

/s/ Julia Williams, M.D.	Director	February 6, 2020
Julia Williams, M.D.